UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

CT COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock of CT Communications, Inc.

2)	Aggregate number of securities to which transaction applies:

20,832,123 shares of CT Communications, Inc. common stock, which consists of (i) 20,030,368 shares of CT Communications, Inc. common stock issued and outstanding as of April 30, 2007, (ii) 242,583 shares of restricted CT Communications, Inc. common stock outstanding as of April 30, 2007, and (iii) 559,172 shares of CT Communications, Inc. common stock underlying outstanding options as of April 30, 2007 with an exercise price below $31.50 per share.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) $630,956,592 (20,030,368 shares of CT Communications, Inc. common stock, multiplied by $31.50 per share), (b) $7,641,364 (242,583 restricted shares of CT Communications, Inc. common stock, multiplied by $31.50 per share) and (c) $8,868,468 (options to purchase 559,172 shares of CT Communications, Inc. common stock with an exercise price below $31.50, multiplied by $15.86 (which is the difference between $31.50 per share and the weighted average exercise price per share of in the money options). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the preceding sentence.

4)	Proposed maximum aggregate value of transaction: $647,466,424

5)	Total fee paid: $19,878

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PRELIMINARY COPY, SUBJECT TO COMPLETION

CT Communications, Inc.
1000 Progress Place, NE
Concord, NC 28025
(704) 722-2500

          , 2007

DEAR SHAREHOLDER:

You are cordially invited to attend a special meeting of the shareholders of CT Communications, Inc., which will be held at our principal executive offices located at 1000 Progress Place, NE, Concord, North Carolina 28025, on           , 2007, beginning at      , local time.

At the special meeting, we will ask you to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 25, 2007, by and among CT Communications, Inc., Windstream Corporation and Windstream Marlin, Inc. a wholly-owned subsidiary of Windstream Corporation, providing for the acquisition of CT Communications, Inc. by Windstream Corporation. If the merger is completed, CT Communications, Inc. will become a subsidiary of Windstream Corporation, and you will receive $31.50 in cash, without interest, for each share of our common stock that you own and you will cease to have an ownership interest in the continuing business of CT Communications, Inc. Following completion of the merger, shares of CT Communications, Inc. stock will no longer be publicly traded. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and you are encouraged to read it in its entirety.

After careful consideration, our board of directors has unanimously adopted the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of CT Communications, Inc. and its shareholders. Our board of directors unanimously recommends that you vote “for” the proposal to approve the merger agreement.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. Please read the entire proxy statement carefully. You may also obtain additional information on CT Communications, Inc. from documents filed with the Securities and Exchange Commission.

Your vote is very important.  The merger cannot be completed unless shareholders holding a majority of the votes eligible to be cast at the special meeting vote to approve the merger agreement. If you fail to vote, or fail to instruct your broker how to vote, on the proposal to approve the merger agreement, it will have the same effect as voting against the approval of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

On behalf of the board of directors of CT Communications, Inc., I thank you in advance for your cooperation and continued support.

On behalf of the Board of Directors,

Michael R. Coltrane
Chairman of the Board of Directors
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

CT COMMUNICATIONS, INC.
1000 Progress Place, NE
Concord, North Carolina 28025

Notice of Special Meeting of Shareholders
To be held on          , 2007

To the Shareholders:

Notice is hereby given that the special meeting of shareholders of CT Communications, Inc. will be held at our principal executive offices located at 1000 Progress Place, NE, Concord, North Carolina 28025, on                     , 2007, beginning at      , local time, for the following purposes:

1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 25, 2007, by and among CT Communications, Inc., Windstream Corporation and Windstream Marlin, Inc.

2. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record of our common stock as of the close of business on           , 2007 will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

Your vote is important, regardless of the number of shares of our common stock you own. The approval of the merger agreement requires the affirmative vote of the shareholders holding a majority of the votes entitled to be cast on the proposal at the special meeting. The approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies requires the affirmative vote of a majority of the votes cast at the special meeting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval of the merger agreement, in favor of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendation of the board on any other matters properly brought before the meeting for a vote.

If you fail to vote by proxy or in person or fail to instruct your broker how to vote on the proposal to approve the merger agreement, it will have the same effect as a vote against approval of the merger agreement, but will not affect the adjournment or postponement, if necessary or appropriate, to permit further solicitation of proxies. If you are a shareholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person. Shareholders of CT Communications, Inc. have no dissenters’ rights under North Carolina law with respect to the merger.

Please carefully read the proxy statement and other material concerning CT Communications, Inc., the merger and the other proposals enclosed with this notice for a more complete statement regarding the matters to be acted upon at the special meeting.

By Order of the Board of Directors

David H. Armistead
Secretary

This notice and the accompanying proxy statement are dated          , 2007 and are first being mailed to shareholders on or about such date.

i

ANNEX A	Agreement and Plan of Merger
ANNEX B	Opinion of Raymond James & Associates, Inc.

ii

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you with respect to the merger. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents to which we refer. The Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of May 25, 2007, by and among CT Communications, Inc., Windstream Corporation and Windstream Marlin, Inc. is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. The term “the Company” as well as the words “we,” “us” and “our” refer to CT Communications, Inc. References to “you” or “your” refer to our shareholders and the term “common stock” means shares of our outstanding common stock.

•	The Parties to the Merger Agreement (Page 10). CT Communications, Inc. is a provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. We offer a comprehensive package of telecommunications services, including broadband high-speed internet services, local and long-distance telephone services, and digital wireless voice and data services. Our address is 1000 Progress Place, NE, Concord, North Carolina 28025 and our telephone number is 704-722-2500.

Windstream Corporation provides voice, broadband and entertainment services to customers in 16 states. As of March 31, 2007, Windstream Corporation had approximately 3.2 million access lines and approximately $3.2 billion in annual revenues.

Windstream Marlin, Inc. is a wholly-owned subsidiary of Windstream Corporation formed solely for the purpose of merging with and into the Company. Windstream Marlin, Inc. has not engaged in prior activities other than incidental to its incorporation and in connection with and as contemplated by the merger agreement.

The address of Windstream Corporation and Windstream Marlin, Inc. is 4001 Rodney Parham Road, Little Rock, Arkansas 72212 and their telephone number is 501-748-7000.

•	The Merger (Page 11). You are being asked to vote to approve a merger agreement providing for the acquisition of CT Communications, Inc. by Windstream Corporation. Upon the terms and subject to the conditions contained in the merger agreement, Windstream Marlin, Inc., a wholly-owned subsidiary of Windstream Corporation, will be merged with and into CT Communications, Inc. As a result of the merger, we will cease to be a publicly traded company and will become a wholly-owned subsidiary of Windstream Corporation.

•	Merger Consideration (Page 32). If the merger is completed, each holder of shares of our common stock will be entitled to receive $31.50 in cash per share of our common stock held immediately prior to the merger.

•	Effect on Stock Options and Restricted Common Stock (Page 33). In connection with the merger, each option to purchase a share of our common stock will be cancelled and converted into the right to receive an amount of cash equal to the difference between the $31.50 per share merger consideration and the exercise price per share of the option, without interest and less any applicable withholding tax. In addition, all outstanding unvested shares of our restricted common stock will accelerate and become fully vested and be converted into the right to receive $31.50 per share in cash, without interest and less any applicable withholding tax.

•	Conditions to the Merger (Page 34). We and Windstream Corporation will not complete the merger unless a number of conditions are satisfied or waived, as applicable, including the approval by our shareholders of the merger agreement. Completion of the transactions contemplated by the merger agreement is also subject to various regulatory approvals, consents and filings, including those required by (1) the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or HSR Act, (2) the Federal Communications Commission (the “FCC”), and (3) the public service or public utilities commissions of the states in which we operate our telecommunications business. CT Communications, Inc. and Windstream Corporation filed the required notifications and forms under the HSR Act with the Federal Trade Commission and the Department of Justice on June 8, 2007. In addition, CT Communications, Inc. and Windstream Corporation have made the requisite filings and notifications with the FCC and the appropriate state public service or public utilities commissions. Neither party is aware of any reason why any of the required approvals cannot be obtained in a timely manner, but there can be no assurance when or if they will be obtained.

•	Effective Time of The Merger (Page 32). If our shareholders approve the merger agreement, we expect that the merger will become effective no later than the fifth business day after the special meeting of our shareholders, assuming that the other conditions set forth in the merger agreement have been satisfied or waived.

•	Termination of the Merger Agreement (Page 36). Either we or Windstream Corporation can terminate the merger agreement under certain circumstances, including if the other party breaches any of its representations, warranties, covenants or agreements in a manner that would result in the failure of closing conditions set forth in the merger agreement. In addition to certain other circumstances, we or Windstream Corporation can also terminate the merger agreement if, after complying with certain procedures contained in the merger agreement, our board of directors elects to withdraw or adversely modify its recommendation of the merger or we enter into a definitive acquisition agreement which our board of directors has determined represents a superior proposal.

•	Termination Fee (Page 37). We could be obligated to pay Windstream Corporation a fee of $19 million under certain circumstances if the merger agreement is terminated, including if we terminate the merger agreement because we have concurrently entered into a definitive acquisition agreement providing for a superior proposal, or if Windstream Corporation terminates the merger agreement because our board of directors withdraws or adversely modifies its approval of the merger agreement or its recommendation that our shareholders approve the merger agreement.

•	No Solicitation of Competing Proposals (Page 43). The merger agreement contains non-solicitation provisions which prohibit us from soliciting or engaging in discussions or negotiations regarding a competing proposal to the merger. There are exceptions to these prohibitions if we receive a superior proposal for a competing transaction from a third party under certain circumstances set forth in the merger agreement.

•	Recommendation of the Board of Directors (Page 18). After due discussion and due consideration, our board of directors has unanimously determined that the merger agreement and the merger are advisable and in the best interests of CT Communications, Inc. and its shareholders. Accordingly, our board of directors unanimously recommends that you vote “for” the approval of the merger agreement.

•	Reason for Recommendation by the Board of Directors (Page 16). In making its recommendation that you vote “for” the approval of the merger agreement, our board considered a number of factors, including the cash consideration to be received by our shareholders in the merger and the current and historical market prices of our common stock, the financial analyses and written opinion of its financial advisor, Raymond James & Associates, Inc., our board’s assessment of a number of strategic, financial and operational considerations, and the terms of the merger agreement, including our ability to furnish information to, and conduct negotiations with, a third party should we receive a superior proposal.

•	Shareholders Entitled to Vote; Vote Required to Approve the Merger Agreement (Page 8). You may vote at the special meeting if you owned our common stock at the close of business on , 2007, the record date for the special meeting. You may cast one vote for each share of our common stock that you owned on that date. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the votes eligible to be cast at the special meeting.

•	Opinion of Raymond James (Page 18, Annex B). On May 25, 2007, Raymond James & Associates, Inc. delivered a written opinion to our board of directors to the effect that, as of the date of that opinion and based upon and subject to the matters stated in the opinion, the merger consideration of $31.50 per share to be received by holders of our common stock in the merger was fair, from a financial point of view, to such holders. The full text of the written opinion of Raymond James & Associates, Inc. setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with their opinion, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement. You should read the opinion of Raymond James & Associates, Inc. carefully and in its entirety. The opinion of Raymond James & Associates, Inc. is addressed to our board of directors in connection with its evaluation of the merger and it does not address any other aspect of the proposed merger and does not constitute a recommendation to any shareholder with respect to any matter relating to the merger (including how any shareholder should vote with respect to the approval of the merger agreement).

•	Material United States Federal Income Tax Consequences of the Merger (Page 29). The exchange of shares of our common stock for cash in the merger will be a taxable transaction to our shareholders for U.S. federal income tax purposes. As a result, each shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received and such shareholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the shareholder, and will be long-term capital gain or loss if the shares of common stock have been held for more than one year at the time of such surrender. Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

•	Interests of Directors and Executive Officers in the Merger (Page 25). Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors and executive officers will receive in connection with the merger cash consideration for their outstanding stock options to the extent the exercise price of such options is less than $31.50 per share and will receive $31.50 per share for their vested and unvested shares of restricted stock;

•	six executive officers have a severance agreement that provides certain severance payments and benefits in the case of his termination of employment for good reason or without cause, each as defined in such agreements, within 24 months following the completion of the merger;

•	we maintain certain non-qualified deferred compensation plans under which participants will become entitled to accelerated vesting of their accounts and may receive accelerated payments of some or all of their account balances in connection with the merger;

•	for a period of 12 months following the completion of the merger, Windstream Corporation, Windstream Marlin, Inc. and CT Communications, Inc. will provide all employees and officers of CT Communications, Inc. and its subsidiaries, who continue in employment with the surviving corporation or its subsidiaries after the effective time of the merger, with the same level of salary and bonus opportunity in effect prior to the merger and benefits that are not materially less favorable in the aggregate than the benefits provided prior to the merger; and

•	the merger agreement provides for indemnification arrangements for each of our current and former directors and officers.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of CT Communications, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of shareholders of CT Communications, Inc. will be held at our principal executive offices located at 1000 Progress Place, NE, Concord, North Carolina 28025 on , 2007 at , local time.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by CT Communications, Inc.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following two proposals:

•	to approve the merger agreement; and

•	to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Q:	As a shareholder, what will I receive in the merger?

A:	You will be entitled to receive $31.50 in cash, without interest and less any applicable withholding taxes, for each share of CT Communications, Inc. common stock that you own immediately prior to the effective time of the merger.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote:

•	“for” the proposal to approve the merger agreement; and

•	“for” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Q:	What vote of our shareholders is required to approve the proposals?

A:	The vote requirements to approve the proposals are as follows:

•	the proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the votes eligible to be cast at the special meeting; and

•	the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on , 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the record date, shares of our common stock, held by approximately holders of record, were outstanding and entitled to be voted at the special meeting.

Q:	How many shares must be present or represented at the special meeting in order to conduct business?

A:	A quorum of shareholders is necessary to hold a valid special meeting. A quorum is present at the special meeting if a majority of the outstanding shares of our common stock entitled to vote on the record date are present in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	What do I need to do now? How do I vote?

A:	We urge you to read this proxy statement, including its annexes, carefully, and to consider how the merger affects you. If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by submitting your proxy by completing, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

Please do NOT send in your share certificates at this time.

If your shares of our common stock are held in “street name” by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote on the merger proposal without instructions from you. See the question below “If my broker holds my shares in “street name,” will my broker vote my shares for me?”

Q:	How are votes counted?

A:	For the proposal relating to the approval of the merger agreement, you may vote “for,” “against” or “abstain.” Abstention will not count as votes cast on the proposal relating to approval of the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you “abstain,” it has the same effect as if you vote “against” the approval of the merger agreement.

For the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, you may vote “for,” “against‘ or “abstain.” Abstentions will not count as votes cast on the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. If you “abstain,” it will have no effect on this proposal.

If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “for” the proposal to approve the merger agreement, “for” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the recommendation of our board on any other matters properly brought before the meeting for a vote.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Yes, but only if you provide specific instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without these instructions, your shares will not be voted.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person. If your shares are held in “street name,” you must get a proxy card from your broker or bank in order to attend the special meeting and vote in person.

We urge you to sign, date and return the enclosed proxy card as soon as possible, even if you plan to attend the special meeting, as it is important that your shares be represented and voted at the special meeting. If you attend the special meeting, you may vote in person as you wish, even though you have previously returned your proxy card. See question below “May I change my vote after I have mailed my signed proxy card?”

Q:	When should I send in my proxy card?

A:	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares of our common stock reflected on your proxy card are voted at the special meeting. If your shares are registered in your name, you can do this in one of three ways:

•	first, you can deliver to our Corporate Secretary a written notice stating that you would like to revoke your proxy; the written notice should bear a date later than the proxy card;

•	second, you can complete, execute and deliver to our Corporate Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the polls close at the special meeting; or

•	third, you can attend the meeting and vote in person.

Any written notice of revocation should be delivered to our Corporate Secretary at or before the taking of the vote at the special meeting. Your attendance alone will not revoke your proxy.

If you have instructed your broker to vote your shares you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to CT Communications, Inc. or by voting in person at the special meeting, unless you obtain a proxy card from your bank or broker.

Q:	Should I send in my stock certificate(s) now?

A:	No. After the merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of our common stock for the merger consideration of $31.50 per share in cash, without interest.

Q:	Who will bear the cost of the solicitation?

A:	The expense of soliciting proxies in the enclosed form will be borne by CT Communications, Inc. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Q:	What does it mean if I receive more than one proxy card?

A:	If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for submitting a proxy on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	What happens if I sell my shares of CT Communications, Inc. common stock before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $31.50 per share in cash to be received by our shareholders in the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the merger no later than five business days after obtaining shareholder approval, assuming that all other closing conditions contained in the merger agreement have been satisfied or waived at that time. We currently expect the merger to be completed in the second half of 2007. See “Proposal 1 — The Merger Agreement — Conditions to the Merger” on page 34.

Q:	When will I receive the cash consideration for my shares of CT Communications, Inc. common stock?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that will explain how to exchange your shares for the cash consideration paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will promptly receive from the disbursing agent a payment of the cash consideration for your shares.

Q:	Am I entitled to exercise dissenters’ rights instead of receiving the merger consideration for my shares of CT Communications, Inc. common stock?

A:	Under North Carolina law, you do not have dissenters’ rights because CT Communications, Inc. is listed on The Nasdaq Global Market and you will be entitled to receive cash consideration in the merger.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the special meeting or the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact , at 1- - - (toll-free) or at 1- - - (collect). If your broker holds your shares, you may also call your broker for additional information.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “will,” “should,” “plan,” “intend,” “project” or phrases such as “will be well-positioned to,” “will benefit,” “will gain” and similar expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummate the merger, including the approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement and the payment of a termination fee by the Company;

•	the failure of the merger to close for any other reason;

•	the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our customer and vendor relationships, operating results and business generally, including the ability to retain key employees;

•	risks related to diverting management’s attention from ongoing business operations; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-K and Form 10-Q. See “Where You Can Find More Information” on page 48 of this proxy statement.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on the business or operations of the company. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies in connection with a special meeting of our shareholders.

Date, Time and Place

We will hold the special meeting at our principal executive offices located at 1000 Progress Place, NE, Concord, North Carolina 28025 on           , 2007, at      , local time.

Purpose of the Special Meeting

At the special meeting, we will ask you to (1) approve the merger agreement, (2) approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement, and (3) transact any other business that is properly brought before the special meeting.

Recommendation of the Board of Directors

Our board of directors, by unanimous vote, (1) adopted the merger agreement and (2) determined that the merger and the merger agreement are advisable and in the best interests of the Company and its shareholders. Accordingly, our board of directors unanimously recommends that you vote “for” the proposal to approve the merger agreement and “for” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Record Date; Stock Entitled To Vote; Quorum

Only holders of record of our common stock at the close of business on           , 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date,           shares of our common stock were issued and outstanding and held by approximately           holders of record. Each holder of record of common stock will be entitled to one vote per share at the special meeting on the proposal to approve the merger agreement and the other matters to be voted on at the meeting.

The holders of a majority of the outstanding shares of common stock entitled to vote must be present, either in person or by proxy, to constitute a quorum at the special meeting. We will count abstentions, either in person or by proxy, and broker non-votes (shares held by a broker or other nominee that does not have the authority to vote on a matter) for the purpose of establishing a quorum. If a quorum is not present at the special meeting, the holders of a majority of the common stock represented at the special meeting may adjourn the meeting to solicit additional proxies. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

The approval of the merger agreement requires the affirmative vote of shareholders holding a majority of the votes eligible to be cast on the merger agreement at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will effectively count as a vote against the approval of the merger agreement. The affirmative vote of a majority of the votes cast is required for approval of the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Voting of Proxies

To vote your shares, you should mark, sign, date and return the enclosed proxy in the enclosed postage-paid envelope. Voting your proxy does not limit your right to vote in person should you decide to attend the special meeting. If your shares are held in the name of a bank, broker or other nominee, you will be provided voting instructions from the nominee and, in order to vote at the special meeting, you must obtain a legal proxy, executed in your name, from the nominee.

If the returned proxy card is completed, signed and dated, your shares will be voted at the special meeting in accordance with your instructions. If your proxy card is returned unsigned, then your vote cannot be counted. If the returned proxy card is signed and dated, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “for” the approval of the merger agreement, and the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Shareholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, should follow the directions provided by your bank, broker or other nominee regarding how to instruct your broker to vote your shares.

We do not expect that any matter other than the ones discussed in this proxy statement will be brought before the special meeting. If, however, any other matters are properly presented, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our shareholders.

Do not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of your common stock certificates will be mailed to you as soon as practicable after completion of the merger.

Revocability of Proxies

If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following methods:

•	delivering a written notice of revocation to the secretary of CT Communications, Inc. at our principal executive offices located at 1000 Progress Place, NE, Concord, North Carolina 28025;

•	signing and delivering a later-dated proxy at a date after the date of the previously submitted proxy; or

•	voting in person at the special meeting.

The revocation of your proxy by written notice or your later-dated proxy will be effective only if the secretary of CT Communications, Inc. receives the written notice or later-dated proxy prior to the day of the special meeting or if the judge of elections receives the written notice or later-dated proxy at the special meeting. Your attendance at the special meeting without further action will not automatically revoke your proxy.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions received from such nominee to revoke a previously submitted proxy.

Solicitation of Proxies

CT Communications, Inc. is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, officers and other employees of CT Communications, Inc. may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing and mailing the Notice of Special Meeting of Shareholders, this proxy statement, the enclosed proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

Assistance

Shareholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement or proxy card, should contact or call:          .

Shareholders Sharing the Same Address

As stated in previous notices to affected shareholders, we have adopted a procedure called “householding” that is designed to reduce duplicate mailings and reduce our printing and mailing costs. Under this procedure, we are delivering a single copy of this proxy statement to multiple shareholders who share the same address and have the same last name, unless we receive contrary instructions from an affected shareholder by writing or calling our transfer agent as described below.

We will deliver promptly, upon written or oral request, a separate copy of this proxy statement to any shareholder at a shared address to which only one copy was delivered. To make such a request, shareholders may write or call our transfer agent at: American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038; telephone 1-866-668-6550. Shareholders may also access the proxy statement through the “Investor Relations” section of our website at www.ctc.net. Shareholders sharing an address who are otherwise eligible for householding and are receiving multiple copies of the proxy statement may also write or call our transfer agent as described above to request that only a single copy of the proxy statement be mailed in the future.

Share Certificates

Please do not send any certificates representing shares of our common stock with your proxy card. The procedure for the exchange of certificates representing shares of our common stock will be as described in this proxy statement. For a description of procedures for exchanging certifications representing shares of our common stock, see “Proposal 1 — The Merger Agreement — Payment Procedures” on page 33.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under the North Carolina Business Corporation Act, business transacted at the special meeting is limited to matters specifically designated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting. Any adjournment or postponement may be made without notice by an announcement made at the special meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement, they will only have the authority to vote on such matter as instructed by you or your proxy or, if no instructions are provided, in favor of such adjournment or postponement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already granted their proxies to revoke them at any time prior to their use.

THE PARTIES TO THE MERGER AGREEMENT

CT Communications, Inc.

CT Communications, Inc., headquartered in Concord, North Carolina, is a provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. The Company offers a comprehensive package of telecommunications services, including broadband high-speed internet services, local and long-distance telephone services, and digital wireless voice and data services. Our common stock is traded on The Nasdaq Global Market under the symbol “CTCI”. Our principal executive offices are located at 1000 Progress Place NE, Concord, North Carolina 28025 and our telephone number is 704-722-2500.

Windstream Corporation

Windstream Corporation provides voice, broadband and entertainment services to customers in 16 states. As of March 31, 2007, Windstream had approximately 3.2 million access lines and approximately $3.2 billion in annual revenues. Windstream Corporation’s common stock is traded on The New York Stock Exchange under the symbol “WIN.” Windstream Corporation’s principal executive offices are located at 4001 Rodney Parham Road, Little Rock Arkansas 72212 and its telephone number is 501-748-7000.

Windstream Marlin, Inc.

Windstream Marlin, Inc. is a wholly-owned subsidiary of Windstream Corporation formed solely for the purpose of merging with and into the Company. Windstream Marlin, Inc. has not engaged in prior activities other than incidental to its incorporation and in connection with and as contemplated by the merger agreement. It has the same address and telephone number as Windstream Corporation.

THE MERGER

Background of the Merger

Over the past several years, the Company’s board of directors has regularly reviewed the state of the wireline telecommunications industry and considered whether a business combination or other strategic alternative would be in the best interests of the Company and its shareholders.

At the regular meeting of the board of directors of the Company on December 21, 2006, senior management presented the results of its annual long-term planning analysis along with a proposed annual budget for the upcoming fiscal year. The presentation by senior management covered an overview of general industry financial performance and trends, including the competitive landscape, the current operating strategies being pursued by the Company, six-year financial and operational projections for the Company under its operating plan and the significant risks and opportunities associated with the operating plan. In its presentation, senior management presented a projected shareholder return based on an estimated business valuation at the end of the six-year planning period and compared that estimated business valuation to the Company’s current valuations under a number of different metrics. Specifically, senior management and the board discussed the projected, long-term shareholder return generated by the operating plan relative to the projected valuations for the Company using metrics from business combination transactions involving comparable telecommunications companies. It was noted that business combination valuations for telecommunications companies had increased significantly in the months preceding the board of directors meeting, and that these increases were consistent with the significant increase in the trading price of the Company’s common stock. Senior management also described informal, oral communications from other companies, which did not include Windstream Corporation, over the preceding few months that had expressed an interest in a business combination transaction with the Company.

At the conclusion of the presentation, the board requested that senior management evaluate several different strategic alternatives to the Company’s current long-term operating plan. To assist in the evaluation, the board formed an Ad Hoc Strategic Review Committee (the “Ad Hoc Committee”) to interface with management, report results back to the board and recommend a course of action. However, the Ad Hoc Committee’s responsibilities did not include recommending a particular business combination transaction to the board of directors or shareholders. The Ad Hoc Committee was comprised of Barry W. Eveland, Raymond C. Groth and James L. Moore, each of which meet the definition of an “independent director” as defined by the listing standards of The Nasdaq Global Market. Mr. Groth served as the committee’s chairman.

On January 5, 2007 the Ad Hoc Committee met with senior management to review in detail a number of potential, strategic initiatives that had previously been evaluated by senior management including, but not limited to, various cost reduction and revenue enhancement measures, acquisitions and dispositions. The Ad Hoc Committee requested that management perform additional work regarding acquisition and cost reduction strategies for the Ad Hoc Committee’s review at the next meeting.

On January 22, 2007, at a meeting of the Ad Hoc Committee, senior management presented several acquisition and cost reduction models and provided projected shareholder return calculations under each potential scenario. The Ad Hoc Committee also reviewed with senior management a list of incumbent local exchange carriers in the United States by number of access lines, and assessed the viability of each of those companies as a potential acquisition target of the Company. Michael R. Coltrane, the Company’s President and Chief Executive Officer, further described oral communications he received from other telecommunications companies that had indicated an interest in evaluating a transaction with the Company. At the meeting, the Ad Hoc Committee determined to recommend to the board of directors of the Company that it initiate further analysis of a strategic business combination, including receiving presentations from investment bankers that could represent the Company in such an effort.

On January 25, 2007, the board of directors of the Company held a meeting during which the Ad Hoc Committee reviewed with the board of directors the scope of its work with management, including the industry trend evaluation, the review of previously performed management analyses and the further evaluation of potential acquisition and cost reduction scenarios. The Ad Hoc Committee presented its recommendation that the board of directors engage a financial advisor to assist the Company in exploring potential third party business transactions. The board of directors then met with representatives of two investment banking firms, including Raymond James & Associates, Inc. (“Raymond James”), to discuss various strategic options for the Company and to review projected valuations of the Company in a business combination transaction. The board of directors also received a presentation from David H. Armistead, General Counsel and Secretary of the Company, on the fiduciary duties of directors in a business combination transaction. At the conclusion of the meeting, the board of directors instructed management and the Ad Hoc Committee to further assess strategic alternatives available to the business and report the final results of its analysis at a February 22, 2007 meeting of the board of directors. The board of directors authorized the Ad Hoc Committee to proceed with engaging special counsel and a financial advisor to assist the Company in pursuing a business combination transaction, but instructed that no potential participants in such process should be contacted prior to the February 22, 2007 meeting.

On February 9, 2007, senior management met with the Ad Hoc Committee to review additional strategic options that had been analyzed by senior management with the assistance of two financial advisory firms. At this meeting, senior management recommended that the Company engage Raymond James as financial advisor for the Company based upon its proposed terms of engagement and experience with similar business combination transactions in the telecommunications industry. Senior management also recommended that Moore & Van Allen, PLLC be retained to serve as special counsel for a business combination transaction. After reviewing with senior management the proposed terms of Raymond James’ engagement, the Ad Hoc Committee unanimously agreed with senior management’s recommendations and authorized senior management to execute the engagement letter and formally engage Raymond James and Moore & Van Allen, PLLC as company advisors.

On February 9, 2007, James E. Hausman, the Company’s Chief Financial Officer, contacted representatives of Raymond James to inform them that the Company intended to engage the firm as the Company’s financial advisor in connection with the evaluation of a potential business combination transaction. The Company entered into a letter of engagement with Raymond James on February 12, 2007.

On February 15, 2007, the compensation committee of the board of directors of the Company (the “Compensation Committee”) met and, in addition to its customary committee activities, addressed a number of matters related to a potential business combination transaction process, including (A) developing a recommendation for compensation for the Ad Hoc Committee at the Company’s standard board committee compensation rates, (B) reviewing with external counsel market analyses regarding executive change in control arrangements; (C) reviewing potential severance arrangements for other Company personnel, and (D) reviewing with special counsel an alternative long-term incentive compensation structure for certain executive officers of the Company.

On February 22, 2007, the Ad Hoc Committee met with senior management and reviewed an updated long-term operating plan that incorporated additional operations data generated since senior management’s December long-term planning presentation to the board of directors and additional cost cutting measures identified in senior management’s strategic planning efforts with the Ad Hoc Committee. Senior management provided the Ad Hoc Committee with an updated business valuation analysis comparing the various strategic alternatives assessed by the Ad Hoc Committee with the projected valuations generated from the revised long-term operating plan and a business combination transaction. After receiving recommendations from senior management, the Ad Hoc Committee determined to recommend to the board of directors of the Company that it pursue a business combination transaction process.

Immediately following the Ad Hoc Committee meeting on February 22, 2007, the board of directors held a regular meeting during which it received recommendations from the Ad Hoc Committee and senior management to pursue a business combination process utilizing Raymond James as the Company’s financial advisor. In accordance with those recommendations, the board of directors ratified the Ad Hoc Committee’s appointments of financial advisor and special counsel and authorized the Ad Hoc Committee to coordinate and administer a solicitation process intended to identify, evaluate and negotiate with parties determined to be appropriate partners with the Company in a business combination transaction. Following those actions, the Company’s board of directors received a presentation from Raymond James during which the firm discussed its recommended approach to the process. Mr. Armistead discussed with the board of directors their duties and obligations relating to confidentiality and stock transactions. The board of directors also approved compensating the Ad Hoc Committee at standard board committee compensation rates, as recommended by the Compensation Committee. In executive session with non-management directors, the board of directors reviewed with the Compensation Committee the proposed compensation actions being considered by the Compensation Committee in light of the Company’s strategic direction.

Immediately following the February 22, 2007 meeting of the board of directors, a meeting of the Compensation Committee was held. At that meeting, the Compensation Committee approved certain amendments to the Company’s executive change in control and other severance arrangements. These amendments increased the severance payment payable to the executive party thereto (other than Mr. Coltrane), required the executive to provide a general release of employment-related claims against the Company as a condition to receiving the severance benefit and adjusted the length of the period following termination that the executive would be restricted from competing with the Company. The Compensation Committee also approved an alternative long-term incentive plan pursuant to which certain executive officers of the Company were awarded performance accelerated restricted stock. A discussion of the details of these compensatory arrangements are set forth on page 25 under the section titled “Interests of Directors and Executive Officers in the Merger.”

Between February 26, 2007 and March 19, 2007, senior management and Raymond James met on several occasions and held several telephone conferences to develop a potential bidder list and develop a confidential information memorandum to be submitted to interested parties under a confidentiality agreement. From March 19, 2007 until March 23, 2007, representatives of Raymond James provided to or discussed with 31 potentially interested parties an initial letter that described the Company in brief, general terms without identifying the Company. Each of the contacted companies expressing interest in additional information was provided a confidentiality agreement for execution.

Between March 30, 2007 and April 20, 2007, Windstream Corporation and 20 other potential bidders (each of which is referred to as a bidder or a potential bidder) entered into confidentiality agreements with Raymond James, acting on behalf of the Company, and thereafter received the confidential information memorandum on the Company prepared by Raymond James and senior management. In a letter accompanying the confidential information memorandum, potential bidders were invited to submit no later than April 24, 2007, indications of interest setting forth acquisition proposals that would result in a complete sale of the Company’s operations. The letter set forth the Company’s preference for merger consideration with a significant cash component and the administrative guidelines for the bid submission.

Between March 26, 2007 and April 24, 2007, representatives of Raymond James engaged in telephone conferences with representatives of several potential bidders at their request to address questions regarding the confidentiality agreement and confidential information memorandum.

On April 24, 2007, three of the potential bidders (referred to hereinafter as Windstream, Party X and Party Y, and collectively as the participating parties) presented preliminary indications of interest that projected valuations at which the submitting parties believed they would be willing to purchase all of the Company’s operations. A fourth participant in the process (“Party Z”) indicated a willingness to submit a proposal for the Company’s wireless operations only, but stated that it was not prepared to do so by the April 24, 2007 deadline due to its late involvement in the process.

On April 24, 2007, senior management of the Company met with the Ad Hoc Committee to discuss the indications of interest, the next stage of the process and an expected timeline for the remainder of the process.

On April 26, 2007, the board of directors held a meeting at which it reviewed with Raymond James and senior management the process to date and the indications of interest submitted by Windstream, Party X and Party Y. Raymond James also discussed the possibility of an indication of interest for the wireless operations from Party Z. Representatives of Moore & Van Allen, PLLC advised the board of directors on their duties and other matters related to a business combination transaction. The board of directors of the Company engaged in an extensive discussion with representatives of senior management, Moore & Van Allen, PLLC and Raymond James regarding the advisability of conducting separate sales of the wireless and wireline operations, including the adverse tax consequences and closing complications associated with a separate sale of wireless assets. The board of directors then discussed the next phase of the process with Raymond James and senior management, including the opening of the electronic data room to permit more detailed due diligence by the participating parties, management presentations to the participating parties and the timeline for receiving final offers from the participating parties. After receiving recommendations from the Ad Hoc Committee and senior management, the Company’s board of directors unanimously agreed to proceed to the next phase of the process with the participating parties.

As part of the process, senior management of the Company held management presentations for representatives of Windstream, Party X and Party Y during the weeks of May 7 and May 14, 2007. The Company also made available to each participating party due diligence information and materials through an electronic data room and other means.

On May 10, 2007, two members of senior management met with representatives of Party Z to discuss Party Z’s interest in the Company’s wireless assets. During this meeting, representatives of Party Z committed to provide an indication of interest for the wireless assets no later than May 16, 2007.

On May 11, 2007, representatives of Raymond James provided to Party X, Windstream and Party Y a form of merger agreement that provided for an all cash transaction.

Between May 14, 2007 and May 22, 2007, representatives of senior management and Raymond James had numerous telephone conferences and other correspondence with representatives of Party X, Windstream and Party Y and their respective advisors to address questions of the participating parties regarding the Company and the process.

On May 16, 2007, Party Z submitted an indication of interest to purchase the Company’s wireless assets. Party Z’s indication of interest was accompanied by a number of conditions, including a requirement to complete extensive due diligence that Party Z indicated would take approximately four weeks.

On May 17, 2007, representatives of Raymond James sent a letter to each of Windstream, Party X and Party Y inviting those parties to submit a revised offer by May 22, 2007. The letter instructed each party to submit, together with its bid, a revised draft of the merger agreement in a form that such party would be prepared to execute. The letter also set forth administrative guidelines for the revised offer submission.

On May 18, 2007, Company Y contacted representatives of Raymond James and informed them that Company Y would not be submitting an offer and was withdrawing from the process.

On May 22, 2007, Windstream submitted an offer to acquire the Company for $31.00 per share of common stock. Windstream’s offer stated that it would fund the purchase price from cash on hand and borrowings available under an existing credit facility. On the same day, Party X submitted an offer to acquire the Company in an all cash transaction. Both Party X and Windstream submitted revised drafts of the merger agreement with their revised offers.

On May 23, 2007, at a meeting of the Ad Hoc Committee, Raymond James and senior management reviewed with the Ad Hoc Committee the terms of the two revised offers submitted by Party X and Windstream, as well as the initial indication of interest submitted by Party Z. The Ad Hoc Committee discussed the financing arrangements of the participating parties as well as the valuations indicated by each participating party’s proposed purchase price and comparison of those valuations to other measurements of the Company’s valuation. The Ad Hoc Committee discussed with Raymond James and senior management the difficulties associated with conducting a separate process with Party Z for the wireless assets. Representatives from Moore & Van Allen, PLLC reviewed with the Ad Hoc Committee the substantive revisions to the merger agreement proposed by Party X and Windstream. At the conclusion of the meeting, the Ad Hoc Committee requested that Raymond James contact Party X and Windstream and inform them that the board of directors, at its May 24, 2007 meeting, would be choosing one bidder with which to negotiate, and any remaining information or additional consideration the participating parties wished the board of directors to consider should be provided prior to that meeting.

Over the course of the evening of May 23, 2007 and morning of May 24, 2007, representatives from Raymond James held several telephone conferences with representatives of Party X and Windstream during which the participating parties each discussed with Raymond James the possibility of raising its proposed purchase price. In connection with these discussions, Party X suggested that it was willing to provide additional consideration in the form of Party X common stock, and Raymond James informed Party X that although the board of directors had stated a preference for an all cash transaction, any revised offer made by Party X would be carefully considered by the board of directors.

On May 24, 2007, immediately prior to the meeting of the board of directors, Windstream orally increased their offer to $31.50 per share of Company common stock. The board of directors of the Company then met to receive presentations from Raymond James and senior management regarding the revised offers submitted by Party X and Windstream. Representatives of Moore & Van Allen, PLLC advised the directors on their duties and provided the board with a review of the substantive merger agreement issues raised by the participating parties’ markups of the form of merger agreement. The board then discussed in detail with senior management and representatives of Raymond James and Moore & Van Allen, PLLC the terms and conditions of each offer and proposed merger agreement. Among other things, the board considered the amount of consideration being offered by each bidder and the sources of financing proposed by the bidders. In particular, the board of directors discussed with its advisors and senior management the fact that Party X’s price was below that offered by Windstream and would present the added closing risk associated with Party X’s financing commitment coupled with the fact that its leverage was greater than Windstream Corporation’s and was viewed by the board of directors to be significant. At the conclusion of the meeting, and consistent with recommendations provided by the Company’s senior management, the board unanimously agreed to proceed with negotiations of a definitive merger agreement and related documentation exclusively with Windstream, and directed senior management to do so.

On May 24, 2007, the Company and Windstream entered into a letter agreement whereby the Company agreed to negotiate exclusively with Windstream until 11:59 p.m. on May 25, 2007. Over the remainder of May 24, 2007 and on May 25, 2007, senior management of the Company and Windstream and their respective advisors negotiated provisions of the merger agreement relating to the circumstances under which a termination fee would be payable by the Company, restrictions on the Company’s operations between signing and closing, qualifications of certain representations and warranties made by the Company and other relevant matters.

Following the close of business on May 25, 2007, a meeting of the board of directors of the Company was held to consider the proposed transaction with Windstream. Representatives of Moore & Van Allen, PLLC reported to the board the status of negotiation of a definitive merger agreement between the Company and Windstream, and reviewed with the board the substantive changes to the merger agreement as a result of those negotiations. Representatives of Raymond James reviewed for the board its financial analysis of the proposed transaction and orally reviewed its opinion that based upon and subject to the assumptions made, matters considered and limits of Raymond James’ review (which were described to the board and are described in the section titled “Opinion of Financial Advisor” beginning on page 18 of this proxy statement), the merger consideration to be received by holders of common stock of the Company pursuant to the merger agreement with Windstream is fair, from a financial point of view, to such shareholders. The board considered and discussed the proposed terms and conditions of the transaction and various factors relevant to whether the Company should engage in that transaction, including those set forth under “— Reasons for the Merger” and “Recommendation of the Board of Directors” on pages 16 and 18, respectively. Thereafter, the board of directors unanimously adopted the merger agreement and an amendment to the shareholders’ rights plan of the Company to exclude Windstream from the plan’s triggering provisions and resolved to recommend to the shareholders that the merger agreement be approved.

Later that day, the Company and its rights agent executed and delivered the rights plan amendment and the Company and Windstream executed and delivered the merger agreement and the related schedules.

On the morning of May 29, 2007, the Company and Windstream each issued a press release announcing the signing of the merger agreement.

Reasons for the Merger

The board of directors of the Company consulted with senior management, its financial advisor and its special counsel in reaching its decision to adopt the merger agreement and to recommend that Company shareholders vote “for” the proposal to approve the merger agreement.

In reaching its decision to adopt the merger agreement and the merger, and to recommend that the Company shareholders vote to approve the merger agreement, the board of directors of the Company considered a number of factors, including the following:

•	presentations by the Company’s senior management, and the board of directors independent understanding, regarding the business, operations, financial condition, competitive position, long-term operating plan and strategy and growth opportunities of the Company (as well as the risks involved in achieving those opportunities);

•	long-term risks of the Company remaining independent, including:

•	increasing competition facing the Company and the limited scale of the Company’s operations;

•	the amount of capital investment required of the Company under its long-term operating plan;

•	the need for the Company to acquire scale in its business operations; and

•	the limited number of viable acquisition targets reasonably available to the Company as well as the execution risks associated with an acquisition strategy;

•	the financial value of Windstream Corporation’s offer, including the fact that the per share merger consideration consisting of a cash payment of $31.50, without interest, represented:

•	a premium of approximately 46% over the closing price of the Company’s common stock on May 25, 2007;

•	a premium of approximately 46% over the closing price of the Company’s common stock five trading days prior to May 25, 2007; and

•	a premium of approximately 21% over the closing price of the Company’s common stock 30 trading days prior to May 25, 2007;

•	the financial presentation of Raymond James, including the oral and written opinion of Raymond James that, as of May 25, 2007, and based on and subject to various assumptions made, matters considered and limitations set forth in the opinion, the merger consideration to be received by the Company shareholders pursuant to the merger agreement is fair, from a financial point of view, to such shareholders;

•	the Company’s senior management and Raymond James had conducted a strategic review process where:

•	discussions were held with 31 companies to gauge their interest in pursuing a business combination transaction with a company matching the Company’s profile;

•	20 companies were provided a confidential information memorandum and invited to submit expressions of interests to purchase the Company;

•	three companies submitted indications of interest to purchase all of the Company’s operations and one company submitted an indication of interest to purchase the Company’s wireless operations;

•	the Company received revised offers from two participating parties; and

•	the Company believed that it had obtained the highest consideration the participating parties, including Windstream Corporation, were prepared to offer;

•	the financial and other terms of the final offer of each of the two participating parties that submitted final bids, and the fact that Windstream Corporation’s offer provided for the highest per share value of the two;

•	the fact that the source of Windstream Corporation’s financing from the transaction was proposed from cash on hand and an existing credit facility and the fact that Windstream Corporation’s obligation to close is not conditioned upon the receipt of financing by Windstream;

•	although the Company received an indication of interest to purchase the wireless operations of the Company:

•	the pursuit of separate wireline and wireless transactions would likely result in significant delays to allow the party interested only in the wireless business to conduct due diligence and negotiate a purchase agreement, and this delay could potentially jeopardize the Company’s ability to enter into an agreement to sell the entire operations of the Company; and

•	the valuation range presented in the wireless only indication of interest and the tax implications of conducting a separate wireless transaction indicated that pursuing separate transactions would not lead to a greater value for the Company’s shareholders than that offered by Windstream in its offer to purchase the entire operations of the Company;

•	the terms of the merger agreement regarding the Company’s ability, under certain circumstances and subject to certain conditions more fully described under “Proposal 1 — The Merger Agreement” to furnish information to and conduct negotiations with third parties regarding other proposals, including:

•	the Company is permitted to furnish nonpublic information to and enter into discussions or negotiations with a third party in connection with an unsolicited proposal for an acquisition of the Company if, in either case, the board determines in good faith, after consultation with its outside legal counsel and financial advisors, that to disclose such information or engage in such discussions or negotiations is reasonably likely to result in a superior proposal and is required in order for the board of directors to comply with its fiduciary duties;

•	the board of directors of the Company may, after consultation with its outside legal counsel and financial advisors, withdraw or modify in a manner adverse to Windstream its recommendation in favor of the merger, terminate the merger agreement or recommend another acquisition proposal if a superior proposal is pending and (A) the board of directors continues to determine in good faith that such proposal is superior after the fifth business day following delivery of written notice to Windstream advising Windstream of the board’s intent to make such withdrawal or modification; and (B) in the event the Company terminates the merger agreement, the Company pays to Windstream the termination fee ($19 million) and enters into an acquisition agreement to effect the superior proposal concurrent with such termination; and

•	except as set forth in the preceding sub-bullet points, the board of directors of the Company is not permitted to withdraw or modify in a manner adverse to Windstream its recommendation in favor of the merger;

•	the terms of the merger agreement regarding the circumstances under which a termination fee is payable by the Company to Windstream and the amount of the termination fee ($19 million);

•	the other terms of the merger agreement, including the conditions to closing and the circumstances under which each party has the right to terminate the merger agreement;

•	the likelihood and anticipated timing of the receipt of required regulatory approvals for the merger and the completion of the merger;

•	certain interests of the Company’s directors and executive officers that may be different from their interests as the Company’s shareholders, as more fully described in “— Interests of Directors and Executive Officers in the Merger” on page 25;

•	the impact the merger may have on other constituents of the Company, including employees and customers of the Company and the communities in which the Company and its subsidiaries operate;

•	the proposed financial and other terms of the merger and the merger agreement, and the other terms and conditions of the merger agreement;

•	the fact that the consideration to be paid to the Company’s shareholders would be all cash, that following the completion of the merger the Company’s shareholders will no longer have an ownership interest in the Company and thus an opportunity to participate in the financial risks and rewards of the Company or Windstream Corporation’s business performance; and

•	the fact that receipt of the merger consideration will be taxable to U.S. shareholders of the Company for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered by the board of directors of the Company is not exhaustive, and in view of the wide variety of positive and negative factors considered by the board of directors, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise seek to assign relative weights to the specific factors that it considered in reaching its determination that the merger agreement and the merger are advisable and in the best interests of Company shareholders. Instead, the board of directors viewed its determinations as being based upon the judgment of its directors made in light of the totality of the information presented and considered, including the knowledge of such directors of the Company’s business, financial condition and prospects and the advice of its financial advisor and legal counsel. In considering the factors described above, individual members of the board of directors of the Company may have given different weights to different factors and may have applied different analyses to each of the material factors considered by the Company’s board of directors.

Recommendation of the Board of Directors

On May 25, 2007, after evaluating a variety of business, financial and market factors and consulting with its legal and financial advisors, and after due discussion and due consideration (as more fully described in “Background of the Merger” beginning on page 11), the board of directors unanimously determined that the merger and the merger agreement with Windstream Corporation are advisable and in the best interests of the Company and its shareholders and unanimously adopted the merger agreement. Accordingly, the board of directors unanimously recommends that the shareholders of CT Communications, Inc. vote “for” the proposal to approve the merger agreement.

Opinion of Financial Advisor

CT Communications, Inc. retained Raymond James as financial advisor on February 12, 2007. In connection with that engagement, the board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of the Company’s outstanding common stock of the merger consideration to be received by such holders under the terms of the draft merger agreement provided to Raymond James on the afternoon of May 25, 2007.

At the May 25, 2007 meeting of the board of directors, Raymond James gave its opinion that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the merger consideration to be received by the shareholders of CT Communications, Inc. pursuant to the draft merger agreement was fair, from a financial point of view, to the holders of CT Communications, Inc.’s outstanding common stock.

The full text of the written opinion of Raymond James, dated as of May 25, 2007, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Annex B to this document. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such opinion.

Holders of CT Communications, Inc. common stock are urged to read this opinion in its entirety. Raymond James’ opinion, which is addressed to the CT Communications, Inc. board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of CT Communications, Inc. common stock in connection with the proposed merger. Raymond James’ opinion does not constitute a recommendation to any holder of CT Communications, Inc. common stock as to how such shareholder should vote at the special meeting of CT Communications, Inc. stockholders and does not address any other aspect of the proposed merger or any related transaction.

In connection with rendering its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the Agreement;

•	reviewed the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2006 and the Company’s Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2007;

•	reviewed other Company financial and operating information requested from and/or provided by the Company;

•	reviewed certain other publicly available information on the Company;

•	reviewed and discussed with senior management of the Company the historical and anticipated future financial performance of the Company, including the review of forecasts prepared by senior management of the Company;

•	reviewed the reported price and trading activity for the shares of the Company Common Stock;

•	compared financial and stock market information for the Company with similar information for other companies with publicly traded securities;

•	reviewed the financial terms of certain recent business combinations in the telecommunications industry; and

•	performed other such analyses and studies, and considered such other factors, as Raymond James considered appropriate.

With the Company’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by the Company or any other party, and Raymond James undertook no duty or responsibility to verify independently any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, it assumed, with the Company’s consent, that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and Raymond James relied upon each party to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

In rendering its opinion, Raymond James assumed that the merger would be consummated on the terms described in the draft merger agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which CT Communications, Inc. is a party, as contemplated by the merger agreement, no restrictions would be imposed or amendments, modifications or waivers made that would have any material adverse effect on CT Communications, Inc. In its financial analyses, Raymond James assumed the merger consideration had a value of $31.50 in cash per CT Communications, Inc. common share. Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger agreement, or the availability or advisability of any alternatives to the merger. In the capacity of rendering the opinion, Raymond James reviewed the terms of the merger agreement and offered no judgment as to the negotiations resulting in such terms.

In conducting its investigation and analyses and in arriving at its opinion expressed herein, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of (i) historical and projected revenue, earnings before interest, taxes, depreciation and amortization, or EBITDA, levered free cash flow (EBITDA less capital expenditures less net cash interest paid less cash taxes paid), and capitalization of the Company and certain other publicly held companies in businesses Raymond James believed to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the common stock of the Company; (iv) financial and operating information concerning selected business combinations which it deemed comparable in whole or in part; and (v) the general condition of the securities markets.

The following summarizes the material financial analyses presented by Raymond James to the CT Communications, Inc. board of directors at its meeting on May 25, 2007, which material was considered by Raymond James in rendering the opinion described below. No company or transaction used in the analyses described below is directly comparable to CT Communications, Inc., Windstream Communications or the contemplated merger.

Trading Analysis.  Raymond James analyzed historical closing prices of CT Communications, Inc. and compared them to the value of the proposed merger consideration. The results of this analysis are summarized below:

	Price per	Implied
	Share	Premium

Merger consideration value	$31.50	—
CT Communications, Inc. closing stock price as of May 25, 2007	21.58	46.0%
52-week high CT Communications, Inc. stock price (July 19, 2006)	26.85	17.3%
52-week low CT Communications, Inc. stock price (May 26, 2006)	15.70	100.6%

Selected Public Companies Analysis.  Raymond James analyzed the relative valuation multiples of 13 publicly-traded incumbent wireline telecommunications services companies, including:

•	Alaska Communications Systems Group, Inc.

•	CenturyTel, Inc.

•	Cincinnati Bell Inc.

•	Citizens Communications Company

•	Consolidated Communications Holdings, Inc.

•	D&E Communications, Inc.

•	Embarq Corporation

•	FairPoint Communications, Inc.

•	Iowa Telecommunications Services, Inc.

•	North Pittsburgh Systems, Inc.

•	Otelco Inc.

•	SureWest Communications

•	Windstream Corporation

Raymond James calculated various valuation multiples for each company, including (i) enterprise value (equity market value plus debt, less cash) compared to both revenue and EBITDA for the most recent actual twelve months results, referred to as TTM, as well as to Wall Street estimates of revenue and EBITDA for calendar years ending December 31, 2007 and 2008, referred to hereinafter as CY07E and CY08E, and (ii) equity value compared to levered free cash flow, or LFCF, using the TTM results as well as Wall Street estimates for the selected companies for CY07E and CY08E. The estimates published by Wall Street research analysts, which in certain instances were Raymond James’ research analyst, were not prepared in connection with the merger or at Raymond James’ request in connection with the preparation of its opinion and may or may not prove to be accurate. Raymond James reviewed the minimum, mean, median and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for CT Communications, Inc. generated when the value of the merger consideration was substituted for the equity market value in the calculation of the valuation multiples. The results of the selected public companies analysis are summarized below:

	Enterprise Value/Revenue						Enterprise Value/EBITDA						Equity Value/LFCF
	TTM		CY07E		CY08E		TTM		CY07E		CY08E		TTM		CY07E		CY08E

Minimum	1.7	x	1.8	x	1.8	x	4.9	x	5.5	x	5.2	x	9.3	x	9.8	x	8.4	x
Mean	3.5	x	3.4	x	3.4	x	7.8	x	7.7	x	7.4	x	13.4	x	11.7	x	10.9	x
Median	3.3	x	3.2	x	3.2	x	7.9	x	7.7	x	7.5	x	11.3	x	11.0	x	10.7	x
Maximum	5.3	x	5.0	x	5.0	x	10.1	x	10.0	x	9.5	x	27.3	x	14.9	x	13.7	x
Merger consideration	3.3	x	3.3	x	3.2	x	10.3	x	10.3	x	10.2	x	N/M		45.1	x	27.6	x

Furthermore, Raymond James applied the minimum, mean, median and maximum relative valuation multiples for each of the metrics to CT Communications, Inc.’s actual and projected financial results and determined the implied equity price per share of CT Communications, Inc. common stock and then compared those implied equity values per share to the merger consideration of $31.50 per share. The results of this are summarized below:

	Enterprise Value/Revenue			Enterprise Value/EBITDA			Equity Value/LFCF
	TTM	CY07E	CY08E	TTM	CY07E	CY08E	TTM	CY07E	CY08E

Minimum	$17.57	$18.60	$18.42	$16.68	$18.27	$17.72	N/M	$6.81	$9.63
Mean	33.37	32.69	32.67	24.76	24.35	23.89	N/M	8.19	12.44
Median	32.23	30.62	30.93	24.95	24.30	24.05	N/M	7.64	12.21
Maximum	49.12	46.69	46.96	31.06	30.70	29.78	N/M	10.41	15.66
Merger consideration	$31.50	$31.50	$31.50	$31.50	$31.50	$31.50	$31.50	$31.50	$31.50

Selected Transaction Analysis.  Raymond James analyzed publicly available information relating to selected acquisitions of incumbent wireline telecommunications services companies and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

Acquiror	Target

• Hanson Communications, Inc.	Telephone Service Company
• CenturyTel, Inc.	Madison River Communications Corp.
• Citizens Communications Company	Commonwealth Telephone Enterprises, Inc.
• Hector Acquisition Corp.	Hector Communications Corporation
• Valor Communications Group Inc.	Alltel Holding Corp.
• Quadrangle Capital Partners L.P.	NTELOS Inc.
• The Carlyle Group	GTE and Verizon HoldCo L.L.C.
• Consolidated Communications Holdings, Inc.	TXUCV

Raymond James examined valuation multiples of transaction enterprise value (merger consideration paid plus debt assumed, less cash acquired) compared to the target companies’ EBITDA for twelve months ended prior to announcement of the transaction, where such information was publicly available. Raymond James reviewed the minimum, mean, median and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for CT Communications, Inc. implied by the merger consideration. Furthermore, Raymond James applied the minimum, mean, median and maximum relative valuation multiples to CT Communications, Inc.’s actual last twelve months EBITDA to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $31.50 per share. The results of the selected transactions analysis are summarized below:

	Enterprise
	Value/TTM		Implied Equity
	EBITDA		Price per Share

Minimum	5.7	x	$18.97
Mean	7.7	x	24.47
Median	8.0	x	25.29
Maximum	8.6	x	26.88
Merger consideration	10.3	x	$31.50

Transaction Premium Analysis.  Raymond James analyzed the stock price premiums paid in 96 merger and acquisition transactions announced since May 23, 2006 involving target companies that were publicly traded on U.S. stock exchanges and who had equity market values of $250 million to $750 million. Raymond James measured each transaction price per share relative to each target’s closing price per share one trading day, five trading days, and 30 trading days prior to announcement of the transaction, or, where more than one offer to acquire the target had been announced, Raymond James measured the transaction price relative to the target’s closing price per share one trading day, five trading days and 30 trading days prior to the initial offer. Raymond James compared the minimum, mean, median and maximum premiums paid from this set of transactions (excluding premiums or discounts paid that were outside of two standard deviations of the calculated mean premium for each date range) to the CT Communications, Inc. merger consideration expressed as a premium relative to the closing stock price of CT Communications, Inc. on May 25, May 21, and April 16, 2007. The results of the transaction premium analysis are summarized below:

	Implied Premium
	1 Day	5 Days	30 Days

Minimum	(4.0)%	(3.0)%	(2.0)%
Mean	24.8%	25.2%	29.8%
Median	22.0%	22.0%	29.0%
Maximum	75.0%	61.0%	71.0%
Merger consideration	$31.50	$31.50	$31.50
CT Communications, Inc. closing stock price per share	$21.58	$21.61	$26.12
Implied Transaction premium	46.0%	45.8%	20.6%

Furthermore, Raymond James applied the minimum, mean, median and maximum premiums for each of the metrics to CT Communications, Inc.’s actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $31.50 per share. The results of this are summarized below:

	Implied Equity Price per Share
	1 Day	5 Days	30 Days

Minimum	$20.72	$20.96	$25.60
Mean	26.94	27.05	33.89
Median	26.33	26.36	33.69
Maximum	37.77	34.79	44.67
Merger consideration	$31.50	$31.50	$31.50

Discounted Cash Flow Analysis.  Raymond James analyzed the discounted present value of CT Communications, Inc.’s projected free cash flows for the six months ending December 31, 2007 and the years ending December 31, 2008 and December 31, 2009 on a standalone basis. Raymond James used projected LFCF additionally adjusted by forecast change in working capital.

The discounted cash flow analysis was based on projections of the financial performance of CT Communications, Inc. that represented the best available estimates and judgment of management. Consistent with the periods included in the financial projections, Raymond James used calendar year 2009 as the final year for the analysis and applied multiples, ranging from 7.0x to 9.0x, to calendar 2009 EBITDA in order to derive a range of terminal values for CT Communications, Inc. in 2009. Raymond James selected the terminal value multiple range based upon its review of trading data for comparable public companies and its overall experience in valuing communications companies

The projected levered free cash flows and terminal values were adjusted for CT Communications, Inc.’s forecast capitalization at the end of calendar 2009 and discounted using rates ranging from 11.2% to 13.2%, which reflected the cost of equity capital associated with executing CT Communications, Inc.’s business plan, as calculated by Raymond James. The resulting range of present equity values was divided by the number of diluted shares outstanding in order to arrive at a range of present values per CT Communications, Inc. share. Raymond

James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for CT Communications, Inc. implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:

Equity Value/
per Share

Minimum	$20.38
Maximum	$25.64
Merger consideration	$31.50

Additional Considerations.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’ view of the actual value of CT Communications, Inc.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of CT Communications, Inc. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the CT Communications, Inc. board of directors and were prepared solely as part of Raymond James’ analysis of the fairness, from a financial point of view, to the holders of CT Communications, Inc. common stock of the consideration to be received by such holders in connection with the proposed merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into consideration by the CT Communications, Inc. board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the CT Communications, Inc. board of directors’ or CT Communications, Inc. management’s opinion with respect to the value of CT Communications, Inc. CT Communications, Inc. placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

Raymond James’ opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on May 25, 2007, and any material change in such circumstances and conditions may affect Raymond James’ opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion.

For services rendered in connection with the delivery of its opinion, CT Communications, Inc. paid Raymond James a fee of $250,000 upon delivery of its opinion. CT Communications, Inc. will also pay Raymond James a transaction fee of approximately $5.75 million for advisory services in connection with the merger, which is contingent upon the closing of the merger. CT Communications, Inc. also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of CT Communications, Inc. and Windstream Communications for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Effects of the Merger

If the merger agreement is approved by our shareholders and certain other conditions to the closing of the merger are either satisfied or waived, a wholly-owned subsidiary of Windstream Corporation created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly-owned subsidiary of Windstream Corporation.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by us, Windstream Corporation or any of their respective direct or indirect wholly-owned subsidiaries) will be converted into the right to receive $31.50 in cash, without interest.

The merger agreement provides that immediately prior to the effective time of the merger, all outstanding options to purchase shares of our common stock will be cancelled and the former holder will be entitled to the merger consideration less the exercise price of such options and outstanding unvested shares of our restricted common stock will accelerate and become fully vested and will be treated the same as shares of our common stock in the merger. Each outstanding and unexercised option to purchase shares of our common stock with an exercise price below $31.50 per share will be converted into the right to receive an amount of cash equal to the difference between the $31.50 per share in cash to be paid by Windstream in the merger and the exercise price per share of the option, multiplied by the number of shares subject to the option. Each outstanding and unexercised option to purchase shares of our common stock with an exercise price equal to or greater than $31.50 per share will be cancelled and no consideration will be paid for such options. All shares of restricted common stock will become fully vested and converted into the right to receive $31.50 per share in cash. All payments made to former holders of options or restricted stock will be made less any applicable withholding taxes.

At the effective time of the merger, our shareholders will have the right to receive the merger consideration but will cease to have ownership interests in CT Communications, Inc. or rights as CT Communications, Inc. shareholders. Therefore, our shareholders will not participate in any future earnings or growth of CT Communications, Inc. and will not benefit from any appreciation in value of CT Communications, Inc.

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is quoted on The Nasdaq Global Market under the symbol “CTCI”. As a result of the merger, CT Communications, Inc. will be a wholly-owned subsidiary of Windstream Corporation, the common stock will cease to be quoted on The Nasdaq Global Market and there will be no public market for our common stock. In addition, registration of the common stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the SEC on account of our common stock.

When the merger becomes effective, the directors of the wholly-owned subsidiary of Windstream Corporation that will be merged with and into us and our officers in office immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation. The surviving corporation’s articles of incorporation and bylaws will be amended and restated as of the effective time of the merger to conform to the articles of incorporation and bylaws of Windstream Marlin, Inc., except that the name of the surviving corporation will be CT Communications, Inc.

The benefit of the merger to our shareholders is the right to receive $31.50 in cash, without interest, for each share of our common stock. The detriments are that our shareholders will cease to participate in our future earnings and growth, if any, and that their receipt of payment for their shares generally will be a taxable transaction for United States federal income tax purposes. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” on page 29.

Under the terms of the merger agreement, the surviving corporation and Windstream Corporation will jointly and severally indemnify the present and former directors, officers, employees and agents of CT Communications, Inc. and its subsidiaries for any acts or omissions in their capacity as a director, officer, fiduciary, employee or agent of CT Communications, Inc. or one of its subsidiaries occurring on or before the effective time of the merger, and the surviving corporation will provide for directors’ and officers’ liability insurance for a period of six years from and after the effective time of the merger, in each case subject to certain conditions.

Effects on the Company if the Merger is Not Completed

In the event that the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed on The Nasdaq Global Market. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the telecommunications industry and economic and market conditions.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the merger is not completed, our board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operation will not be adversely impacted.

If the merger agreement is terminated, under certain circumstances, we will be obligated to pay a termination fee in the amount of $19,000,000 to Windstream Corporation. For a description of the circumstances triggering payment of the termination fee see “Proposal 1 — The Merger Agreement — Expenses and Termination Fee” beginning on page 37 of this proxy statement.

Interests of Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, our executive officers and directors have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our board of directors to vote “for” the approval of the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. All interests are described below, to the extent material, and except as described below such persons have, to our knowledge, no material interest in the merger that differ from your interests generally.

Stock Options.  The merger agreement provides that all unexpired and unexercised options to purchase our common stock granted under any stock option plans or other equity-related compensation plans of the Company that are outstanding at the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the product of the number of shares of our common stock subject to the option and the amount, if any, by which $31.50, the per share merger consideration, exceeds the per share exercise price of the option, without interest and less applicable withholding taxes.

Based on the number and exercise prices of the options held on          , 2007 by our executive officers, our executives will receive the following amounts (before any applicable withholding taxes) in exchange for the cancellation of their options if the merger is completed:

Number of Shares
Name	Subject to Options(1)	Payment

Michael R. Coltrane		$
Matthew J. Dowd		$
Michael R. Nash		$
James E. Hausman	—		—
David H. Armistead	—		—
Ronald A. Marino		$

(1)	In connection with the elimination of stock option grants, on August 10, 2005 the Compensation Committee of the Company’s Board of Directors approved the immediate and full acceleration of the vesting of each otherwise unvested stock option granted under the Company’s Amended and Restated 2001 Stock Incentive

Plan. As a result, all outstanding stock options held by the named executive officers were fully vested on that date.

Restricted Stock.  Any restricted shares, including performance accelerated restricted shares, granted to our executive officers under the Company’s Amended and Restated 2001 Stock Incentive Plan will become fully vested in connection with the merger and will be converted into the right to receive $31.50, the per share merger consideration, without interest and less applicable withholding taxes. As of          , 2007, the following executive officers held the following number of shares of restricted common stock, whose vesting will accelerate in connection with the merger, and will receive the following amounts (before any applicable withholding taxes) in settlement of their respective shares of restricted common stock if the merger is completed:

	Number of Restricted	Payment for Restricted
	Shares Subject to	Shares Subject to
Name	Accelerated Vesting	Accelerated Vesting(1)

Michael R. Coltrane
Matthew J. Dowd
Michael R. Nash
James E. Hausman
David H. Armistead
Ronald A. Marino

(1)	Assumes the effective time of the merger will be , 2007.

Severance Agreements.  The Company has entered into change in control agreements with each of its six executive officers. These agreements provide that if there is a “change in control” of the Company and the employment of the executive is terminated by the Company other than for “cause” or by the executive for “good reason,” within two years following the change in control, the executive would be entitled to receive the severance payments and benefits described below. A “change of control” under these agreements will occur if the merger is completed. Under the change in control agreements, “good reason” is defined generally as (i) a material reduction in the executive’s position, duties, responsibilities or status, (ii) a reduction in the rate of the executive’s base salary or bonus opportunity, or (iii) the relocation of the executive, without his consent, to a location outside a 30-mile radius of Concord, North Carolina

Under his change in control agreement, if Mr. Coltrane’s employment is terminated within two years after the completion of the merger either by the Company other than for cause or by Mr. Coltrane for good reason, Mr. Coltrane would receive, within 30 days of termination of employment, the value of 35 months of compensation, calculated as follows: (1) his base salary, in effect immediately preceding the change in control, for 35 months plus (2) a bonus equal to the average annual incentive award (calculated as a percentage of base salary, without regard to vesting schedules or restrictions on the bonus compensation and converting all post-employment payments in stock and stock options to a cash present value) paid by us for each one-year performance period for the three most recent fiscal years ending prior to the merger, divided by 12 and then multiplied by 35. Mr. Coltrane also would be entitled upon such event to maintain for the 35-month period following termination employee medical insurance, participation in all qualified retirements plans, including our pension plan and 401(k) plan, employee life insurance and short and long-term disability insurance.

Under their change in control agreements, if their employment is terminated within two years after the completion of the merger either by the Company other than for cause or by them for good reason Messrs. Dowd, Nash, Hausman, Armistead and Marino would receive compensation in a lump sum within 30 days of termination of employment that consists of (1) the executive’s annual base salary, in effect immediately preceding the change in control, for 24 months (in the case of Messrs. Dowd, Nash, Hausman, and Armistead) or 18 months (in the case of Mr. Marino), plus (2) two times (in the case of Messrs. Dowd, Nash, Hausman, and Armistead) or 1.5 times (in the case of Mr. Marino) an annual bonus equal to the average annual incentive award paid by the Company for each one-year performance period to the executive for the three most recent fiscal years ending prior to the merger. These executives would also be entitled upon such event to maintain for the 24-month period (in the case of Messrs. Dowd, Nash, Hausman, and Armistead) or 18-month period (in the case of Mr. Marino) following termination medical insurance, participation in all qualified retirement plans, including the Company’s pension plan and 401(k) plan, life insurance and short and long-term disability insurance.

Under the change in control agreements, each executive would be also be entitled to receive outplacement assistance for a period of six months at the Company’s expense.

No payment made under a change in control agreement is intended to be deemed an excess parachute payment as defined in the Internal Revenue Code Section 280G. Therefore, under the change in control agreements, amounts that are considered payable in connection with the completion of the merger and to which Code Section 280G applies would be capped at an amount equal to one dollar less than the maximum amount that the executive may receive without becoming subject to the tax imposed by Internal Revenue Service Code Section 4999 or which the Company may pay without loss of deduction under Section 280G.

In order to receive the benefits described above, the executive must execute a general release of employment-related claims against the Company. Each of the change in control agreements contains confidentiality provisions and two-year post-employment non-competition and non-solicitation covenants.

The following table sets forth the estimated compensation and benefits that would have been payable to each of the executive officers under their change in control agreements assuming a triggering event occurs on           2007.

Severance Benefit
Reduction in Value
	Gross Severance	of Severance		Estimated Value
	Benefit Payable	Benefit to Comply		of Continued
	Under the Severance	with Code Section		Participation
	Benefit Agreement	280G Limitation(1)		Benefit Plans	Total

Michael R. Coltrane	$	($	)	$	$
Matthew J. Dowd	$	($	)	$	$
Michael R. Nash	$	($	)	$	$
James E. Hausman	$	($	)	$	$
David H. Armistead	$	($	)	$	$
Ronald A. Marino	$	($	)	$	$

(1)	The agreements prohibit the payment of any benefits that would exceed the limit on parachute payments under Section 280G of the Internal Revenue Code. The agreements further provide that the severance benefit otherwise payable under the agreements will be reduced to the extent necessary to comply with the Code Section 280G limitation. Therefore, none of the benefits under the agreements will be subject to the excise tax on excess parachute payments.

Non-Qualified Deferred Compensation Plans.  Under the Executive Nonqualified Excess Plan of The Concord Telephone Company (the “Deferred Compensation Plan”), executive officers may choose to defer receipt of a portion of their annual salary, cash incentive payments and/or restricted stock awards received under the incentive award programs. Executive cash deferrals to the Deferred Compensation Plan are always fully vested. Restricted stock award deferrals vest in accordance with the award vesting schedules, with vesting accelerated in the case of retirement or a change in control event, as discussed below. The Company has, from time to time, made contributions on behalf of such participants in the Deferred Compensation Plan. Fifty percent of Company contributions to the Deferred Compensation Plan vest after five years of service, and the remaining 50% vest upon the executive’s reaching the age of 65, if still employed by the Company at that time or, if earlier, upon change in control.

A “change of control” under the Deferred Compensation Plan will occur if the merger is completed, and as a result, any unvested restricted stock award deferrals or Company matching contributions under the Deferred Compensation Plan will be accelerated upon the completion of the merger. In addition, restricted stock award deferrals will be paid out in a lump sum payment as soon as practicable after the completion of the merger. The following table sets forth the value of unvested restricted stock award deferrals (based on the $31.50 per share merger consideration) and the estimated value of Company matching contributions that will become vested upon the completion of the merger.

	Value of Restricted Stock	Estimated Value of
	Award Deferrals Shares	Company Matching
	Subject to	Contributions Subject to
Name	Accelerated Vesting	Accelerated Vesting

Michael R. Coltrane	$	$
Matthew J. Dowd	—	$
Michael R. Nash	—	$
James E. Hausman	—	$
David H. Armistead	—	$
Ronald A. Marino	—	$

Indemnification and Insurance.  The merger agreement provides that for a period of six years following the effective time of the merger, Windstream Corporation and the surviving corporation will jointly and severally indemnify our current and former directors and officers against all reasonable losses they incur as a result of actions or omissions taken by them in their roles as directors and officers of the Company prior to the effective time of the merger. The merger agreement also provides that Windstream Corporation will maintain, for a period of six years following the effective time of the merger, for the benefit of our current directors and officers, liability insurance policies covering acts or omissions occurring prior to the effective time of the merger with respect to the indemnified parties. For a description of the indemnification and insurance of the officers, directors, employees and agents of the Company, see “The Merger Agreement — Indemnification and Insurance” on page 35.

Merger Agreement Employee Benefit Related Provisions.  The merger agreement provides that Windstream Corporation will, for a period of 12 months immediately following the effective time of the merger cause the surviving corporation and its subsidiaries to provide Company employees with (i) the salary or wage level and bonus opportunity, to the extent applicable, not materially less favorable in the aggregate than that in effect on the date of the merger agreement and (ii) benefits, perquisites and other terms and conditions of employment that are not materially less favorable in the aggregate than the benefits, perquisites and other terms and conditions that they were entitled to receive on the date of the merger agreement.

The merger agreement also requires Windstream Corporation or one of its affiliates (i) to recognize the service of Company employees prior to the effective time of the merger as service with Windstream and its affiliates in connection with any 401(k) savings plan and welfare benefit plan and policy (including vacations and severance policies) maintained by Windstream or one of its affiliates which is made available following the completion of the merger by Windstream or one of its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals) and (ii) to use commercially reasonable efforts (a) to waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company employees under any group health plan which is made available to them following the effective date of the merger, and (b) to provide credit to Company employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under any group health plan of the Company during the portion of the relevant plan year including the effective time of the merger for purposes of any applicable co-payments, deductibles and out-of-pocket expense requirements under any such group health plan of Windstream or any of its subsidiaries.

The merger agreement provides that if the effective time of the merger occurs during the performance measurement period for the 2006-2007 long-term or 2007 annual incentive compensation program maintained by the Company, or after the expiration of any such performance measurement period but prior to the payment of the incentive award for such period, Windstream and the Company will pay incentive awards under such programs in accordance with the following terms:

(i) The incentive award will be paid solely in cash within two and one-half months after the originally scheduled expiration date for the performance measurement period.

(ii) The incentive award shall be equal to the greater of (A) the amount determined under the program based on the Company’s actual performance for the performance measurement period or (B) the amount of the target incentive award. For purposes of determining actual performance attainment level for the performance measurement period, the performance measurement date will be the calendar month end closest to the effective time of the merger; provided, however that (x) the performance measurement date for the calculation of performance metrics based upon shareholder return will be May 25, 2007 and (y) the calculation of performance metrics based upon the Company’s earnings before interest, taxes and amortization, and operating cash flow will be normalized to exclude direct, incremental expenses associated with the transactions contemplated by the merger agreement and, provided, further, that the actual performance through such performance measurement date shall be compared to the budget or long-term objective through such date. Notwithstanding the foregoing, the performance measurement date for the calculation of performance metrics based upon video customer statistics shall be May 25, 2007.

(iii) If an employee is terminated without “cause” or resigns with “good reason” (as such terms are defined in the severance agreement or program applicable to the employee), the employee will receive an incentive award (at the same time as other active employees are paid) prorated for the portion of the performance measurement period that such employee was in active service with the Company.

Delisting and Deregistration of Common Stock

If the merger is completed, our common stock will be delisted from The Nasdaq Global Market and deregistered under the Exchange Act and we will no longer file periodic reports with the Securities and Exchange Commission.

Accounting Treatment

We expect that the merger will be accounted for by Windstream Corporation using the purchase method of accounting, in accordance with generally accepted accounting principles. This means that Windstream Corporation will record as goodwill the excess, if any, of the purchase price over the fair value of our identifiable assets, including intangible assets, and liabilities.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash under the merger. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not purport to consider all aspects of federal income taxation that might be relevant to our shareholders. This discussion applies only to shareholders who, on the date on which the merger is completed, hold shares of our common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under federal income tax laws, such as insurance companies, financial institutions, dealers or brokers in securities or foreign currencies, tax-exempt organizations, mutual funds, real estate investment trusts, partnerships or entities treated as partnerships for U.S. federal income tax purposes, investors in pass-through entities, S corporations, non-U.S. shareholders, expatriots and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership or other pass-through entity, the federal income tax treatment of a partner or owner in the partnership or other pass-through entity will generally depend upon the status of the partner or owner and the activities of the partnership or other pass-through entity. Partnerships or pass-through entities that are holders of our common stock and partners or owners in such partnerships or pass-through entities are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion does not address potential foreign, state, local and other tax consequences of the merger. All shareholders are urged to consult their own tax advisors regarding the federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

For purposes of this summary, a “U.S. holder” is a holder of shares of our common stock, who is, for federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any shareholder who, for federal income tax purposes, is not a U.S. holder.

For federal income tax purposes, the merger will be treated as a taxable sale or exchange of our common stock for cash by each of our shareholders. Accordingly, the federal income tax consequences to a shareholder receiving cash in the merger will generally be as follows:

•	The shareholder will recognize a capital gain or loss for federal income tax purposes upon the disposition of the shareholder’s shares of our common stock pursuant to the merger.

•	The amount of capital gain or loss recognized by each shareholder will be measured by the difference, if any, between the amount of cash received by the shareholder in the merger and the shareholder’s adjusted tax basis in the shares of our common stock surrendered at the effective time of the merger. If different blocks of common stock were acquired at different times and different prices, gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•	The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the time such common stock is surrendered. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger will be reported to our shareholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. These amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at applicable rates will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder (i) fails to supply the disbursing agent selected by Windstream Corporation with the shareholder’s taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other shareholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (ii) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the shareholder’s federal income tax returns, or (iii) is subject to backup withholding in certain other cases. Accordingly, each U.S. holder will be asked to complete and sign a Substitute Form W-9, which is to be included in the appropriate letter of transmittal for the shares of our common stock, in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the disbursing agent. Shareholders who are not U.S. holders should complete and sign a Form W-8BEN and return it to the disbursing agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain of our shareholders will be asked to provide additional tax information in the appropriate letter of transmittal for the shares of our common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The foregoing discussion of certain material United States federal income tax consequences is included for general informational purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Regulatory Approvals

Antitrust.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the merger cannot be consummated until we and Windstream Corporation have notified the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (the “FTC”) of the merger, furnished them with certain information and materials relating to the merger and the applicable waiting periods have terminated or expired. The termination or expiration of the waiting periods means the parties have satisfied the regulatory requirements under the HSR Act. We and Windstream Corporation filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on June 8, 2007. The waiting period under the HSR Act will expire at 11:59 p.m. on July 9, 2007, unless the Antitrust Division or the FTC requests additional information before that time. We and Windstream Corporation requested early termination of the waiting period, but there can be no assurance that this request will be granted. We may, under certain circumstances, withdraw and re-file the notification.

Federal Communications Commission.  Under the Federal Communications Act of 1934, we must obtain approval from the Federal Communications Commission (the “FCC”) in order to transfer control of certain licenses and authorizations issued by the FCC. We and Windstream Corporation filed applications for approval of the transfer of control of our FCC-licensed subsidiaries on June 12, 2007, which will be considered by the appropriate FCC Bureaus. We know of no reason why the Bureaus would not grant these applications in due course, however, there can be no assurance that such applications will be granted. Interested third parties have 30 days from the date(s) of the public notice(s) announcing the grant of the approvals of the applications to seek reconsideration or full FCC review of the respective Bureaus’ grants. Further, the full FCC, upon its own authority, has up to 40 days from the date of each public notice to reconsider the grants of transfer of control authority.

State Regulatory Approvals.  We hold certificates, licenses and service authorizations issued by the state public utility commissions of various states in which we operate our telecommunications business. As a result of the proposed merger, we filed notices with the public utilities commission of the States of Georgia, North Carolina and South Carolina, seeking confirmation that no formal approval of the acquisition transaction is required by those regulatory entities. We received a confirmatory letter from the North Carolina Utilities Commission to this effect. We have not, as yet, received any reply to our letters to the Public Service Commission of South Carolina or the Georgia Public Service Commission. Neither the Company nor Windstream Corporation believe that formal approval of the acquisition transaction is required by the Public Service Commission of South Carolina or the Georgia Public Service Commission, however, there can be no assurance that either regulatory Commission will agree with that evaluation.

Rights Plan Amendment

In connection with the negotiation of the merger agreement, the Company and American Stock Transfer & Trust Company entered into Amendment No. 1 to the Company’s Amended and Restated Rights Agreement (the “Rights Plan”) immediately prior to the execution of the merger agreement. The amendment provides that neither Windstream Corporation nor any of its subsidiaries or affiliates will be an acquiring person under the Rights Plan as a result of the execution or announcement of the merger agreement or consummation of the merger. Accordingly, no rights distribution or other operative provisions of the Rights Plan will be triggered by these events. The amendment further provides that the Rights Plan will be terminated upon completion of the merger.

Past Contacts, Transactions or Negotiations

Other than as described in the section captioned “Background of the Merger,” CT Communications, Inc. and Windstream Corporation have not had any contacts, transactions or negotiations during the past two years.

PROPOSAL 1 — THE MERGER AGREEMENT

The merger agreement is the legal document that governs the merger. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with North Carolina law, at the effective time of the merger, Windstream Marlin, Inc., a wholly-owned subsidiary of Windstream Corporation created solely for the purpose of engaging in the transactions contemplated by the merger agreement (referred to hereinafter as the merger subsidiary), will merge with and into us. The separate corporate existence of the merger subsidiary will cease, and we will continue as the surviving corporation and will become a wholly-owned subsidiary of Windstream Corporation.

Effective Time of the Merger

The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of North Carolina or at such later time as is agreed upon by Windstream Corporation and us and specified in the articles of merger. The closing of the merger will occur on a date specified by us and Windstream Corporation, which shall be no later than the second business day after the conditions to effect the merger set forth in the merger agreement have been satisfied or waived. Although we expect to complete the merger no later than the second business day after the special meeting of our shareholders, we cannot specify when, or assure you that, we and Windstream Corporation will satisfy or waive all conditions to the merger.

Directors and Officers of the Surviving Corporation

The directors of the merger subsidiary immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. Our officers immediately prior to the effective time of the merger will be the initial officers of the surviving corporation. The directors and officers will serve in accordance with the bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified.

Articles of Incorporation and Bylaws of CT Communications, Inc.

At the effective time of the merger, our articles of incorporation and bylaws will be amended and restated to conform to the articles of incorporation and bylaws of the merger subsidiary, except that the name of the surviving corporation will be “CT Communications, Inc.” until changed in accordance with applicable law.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than (i) shares owned by Windstream Corporation or any of its direct or indirect subsidiaries (including the merger subsidiary) and (ii) shares owned by us or any of our subsidiaries, will be converted into the right to receive $31.50 per share in cash, without interest. Any shares owned by Windstream Corporation will be cancelled immediately prior to the merger without any payment. Our shareholders will receive the merger consideration after exchanging their CT Communications, Inc. stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our shareholders shortly after completion of the merger.

Windstream Corporation and the surviving corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock such amounts that it is required to deduct and withhold with respect to making such payment under the Internal Revenue Code, or any other applicable state, local or foreign tax law.

Effect on Stock Options and Restricted Common Stock

The merger agreement provides that all unexpired and unexercised options to purchase our common stock granted under any stock option plans or other equity-related compensation plans of the Company that are outstanding at the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to the product of the number of shares of our common stock subject to the option and the amount, if any, by which $31.50, the per share merger consideration, exceeds the per share exercise price of the option, without interest and less applicable withholding taxes. Each unexercised option to purchase shares of our common stock with an exercise price equal to or greater than $31.50 per share will be cancelled and no consideration will be paid for such options. All shares of restricted common stock will become fully vested and convert into the right to receive $31.50 per share in cash, less any applicable withholding tax. For more information as it relates to the cancellation and conversion of stock options and shares of restricted common stock held by our directors and executive officers, please see “— Interests of Directors and Executive Officers in the Merger” on page 25.

Payment Procedures

At the effective time of the merger, Windstream Corporation or the merger subsidiary will designate a bank or trust company reasonably acceptable to us to act as the disbursing agent under the merger agreement and Windstream Corporation or Windstream Marlin, Inc. will deposit with the disbursing agent cash in an amount equal to the aggregate cash consideration payable in the merger. Promptly after the effective time of the merger, but in no event later than three business days following the effective time, the disbursing agent will mail to each holder of record of a certificate or certificates that immediately prior to the effective time of the merger represented outstanding shares of our common stock a letter of transmittal and instructions for use in effecting the surrender of the stock certificate or stock certificates representing shares of our common stock in exchange for the merger consideration. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates representing shares of our common stock will pass, only upon actual delivery of the certificates to the disbursing agent. You should not return your stock certificates with the enclosed proxy. Upon surrender to the disbursing agent of a stock certificate representing shares of our common stock, together with a duly executed letter of transmittal and any other documents that may be reasonably required by the disbursing agent, you will be entitled to receive from the disbursing agent $31.50 in cash, without interest and less any applicable withholding taxes, for each share represented by the stock certificate, and the certificate surrendered will be cancelled.

From and after the effective time of the merger, until it is surrendered, each certificate that previously evidenced shares of our common stock will be deemed to represent only the right to receive $31.50 in cash per share represented by such certificate less any applicable withholding taxes and any declared but unpaid dividends to which the holder is entitled. No interest will be paid or accrue on any merger consideration payable upon the surrender of the stock certificates representing shares of our common stock.

In the event of a transfer of ownership of our common stock that is not registered in our records, the cash consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment either:

•	pays any transfer and other taxes required by reason of the payment in a name other than that of the registered holder of the surrendered certificate; or

•	establishes to the satisfaction of the surviving corporation or the disbursing agent that the tax has been paid or is not payable.

Any cash deposited with the disbursing agent for purposes of payment in exchange for shares of our common stock that remains unclaimed following the expiration of six months after the effective time of the merger, shall be delivered to the surviving corporation by the disbursing agent. Any holders of CT Communications, Inc. share certificates who have not surrendered such certificates in compliance with the above-described procedures may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled.

If any CT Communications, Inc. share certificate has been lost or destroyed, upon receipt of appropriate indemnification and satisfactory evidence of ownership of the shares of CT Communications, Inc. common stock represented thereby, the surviving corporation or the disbursing agent shall be authorized to pay the merger consideration, without interest and less any applicable withholding taxes, with respect to the shares formerly represented by such lost or destroyed certificate.

Share certificates should not be surrendered by our shareholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letters of transmittal to be mailed to our shareholders promptly following the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

The merger consideration paid to you upon exchange of your shares of our common stock will be paid in full satisfaction of all rights and obligations of the Company, Windstream Corporation, or the surviving corporation relating to the shares of our common stock.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to the following conditions:

•	our shareholders must have approved the merger agreement;

•	the waiting period applicable to the consummation of the merger under the HSR Act must have expired or been terminated;

•	the absence of any injunction, writ or preliminary restraining order or any order of any nature issued by any governmental authority prohibiting the consummation of the merger; and

•	the material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, governmental entities required by the merger agreement have been obtained or made.

Our obligation to complete the merger is also subject to the following conditions:

•	the representations and warranties of Windstream Corporation and the merger subsidiary set forth in the merger agreement and in any certificate delivered by Windstream Corporation or the merger subsidiary pursuant to the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time as if made at and as of that time, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties must be true and correct as of such date, and (ii) where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Windstream Corporation;

•	Windstream Corporation and the merger subsidiary must have performed in all material respects their covenants and agreements contained in the merger agreement required to be performed at or prior to the effective time of the merger; and

•	our receipt at the effective time of a certificate from each of Windstream Corporation and the merger subsidiary signed by its respective President, in his capacity as an officer of Windstream Corporation or the merger subsidiary, as applicable, as to the matters discussed in the previous two paragraphs.

Windstream Corporation’s and the merger subsidiary’s obligations to complete the merger are also subject to the following conditions:

•	our representations and warranties set forth in the merger agreement or any certificate delivered by us pursuant to the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time as if made at and as of that time, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties must be true and correct as of such date, and (ii) where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on us, with certain exceptions;

•	we must have performed in all material respects all of our obligations and complied in all material respects with all of our covenants contained in the merger agreement required to be performed at or prior to the effective time of the merger;

•	our delivery to Windstream Corporation of a certificate, dated as of the effective time of the merger, signed by an executive officer of CT Communications, Inc., in his or her capacity as an officer of the Company, as to the matters discussed in the previous two paragraphs;

•	the absence of any law adopted, promulgated or issued prohibiting the consummation of the transactions contemplated by the merger agreement as provided therein; and

•	each of the approvals and consents of government entities and third parties required by the merger agreement must have been obtained and become final and non-appealable, with certain exceptions, or any applicable waiting period must have expired, in each case without the imposition of any condition that Windstream Corporation would not be required to agree to pursuant to the merger agreement.

Material Adverse Effect

The merger agreement defines “material adverse effect” (or “material adverse change”) as, with respect to any person, any change or effect that either individually or in the aggregate is materially adverse to the business, assets, operations, properties, condition (financial or otherwise) or results of operations of such person and its subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a material adverse change or material adverse effect: (a) any failure of such person to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending prior to, on or after the date of the merger agreement (it being understood that the underlying cause or causes of any such failure may be deemed to constitute, in and of itself and themselves, a material adverse effect and may be taken into consideration when determining whether there has occurred a material adverse effect); (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the merger including the absence of consents, waivers or approvals relating to the merger from any governmental entity or other person; (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting: (i) the telecommunications industry as a whole that are not specifically related to such person and do not have a disproportionate adverse effect on such person, or (ii) the United States economy as a whole, including changes in economic and financial markets and regulatory or political conditions, whether resulting from acts of terrorism, war or otherwise, that do not have a disproportionate adverse effect on such person; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in generally accepted accounting principles or any change in applicable laws or the interpretation or enforcement thereof that, in each case, do not have a disproportionate adverse effect on such person.

Indemnification and Insurance

The merger agreement provides that for a period of six years after the effective time of the merger, the surviving corporation and Windstream Corporation will jointly and severally indemnify, defend and hold harmless the present and former directors, officers, employees and agents of CT Communications, Inc. and its subsidiaries, whom we refer to as an indemnified party, against all reasonable costs and expenses (including reasonable attorney’s fees in accordance with the terms of the merger agreement), judgments, fines, losses, claims, damages, liabilities, and settlement amounts relating to actions or omissions arising out of the indemnified party’s being a director, officer, fiduciary, employee or agent of CT Communications, Inc. or one of its subsidiaries at or prior to the effective time to the fullest extent permitted under applicable law, whether or not the surviving corporation is insured against any such matter. The surviving corporation and Windstream Corporation agree that the articles of incorporation of the surviving corporation will contain a provision to the effect that, to the fullest extent provided by North Carolina law, no former director of CT Communications, Inc. will be personally liable to us, our shareholders or otherwise for monetary damages for breaches of his or her duty as a director.

The merger agreement further provides that Windstream Corporation will cause the surviving corporation to maintain and the surviving corporation will maintain for a period of six years after the effective time of the merger, directors’ and officers’ liability insurance with respect to matters occurring prior to the effective time of the merger covering the indemnified parties which insurance shall contain terms and conditions no less advantageous in any material respect to such individuals than are contained in our directors’ and officers’ liability insurance policy in effect on the date of the merger agreement; provided, however, that in no event shall the surviving corporation or Windstream Corporation be required to expend an amount in excess of $600,000 for such insurance, and, if the premiums of such insurance coverage exceed such amount, the surviving corporation will use its reasonable best efforts to obtain a policy that in the reasonable opinion of Windstream Corporation is the best available for such amount.

Termination of the Merger Agreement

The merger agreement provides that, at any time prior to the effective time, the merger agreement may be terminated:

•	by mutual written consent of us, Windstream Corporation and the merger subsidiary;

•	by Windstream Corporation, if:

•	the closing has not occurred on or before December 31, 2007, which we refer to as the termination date, by reason of the failure of any condition precedent under the merger agreement (unless the failure results primarily from Windstream Corporation breaching any of its representations, warranties or covenants contained in the merger agreement);

•	we breach any of our representations, warranties, covenants or agreements, which breach would cause any of the closing conditions set forth in the merger agreement not to be satisfied, and such condition would be incapable of being satisfied by the termination date, provided that Windstream Corporation has given us written notice, delivered at least 30 days prior to such termination, stating the its intention to terminate the merger agreement and the basis for such termination;

•	our board of directors (i) withdraws, amends or modifies, in a manner adverse to Windstream Corporation or the merger subsidiary the approval or adoption of the merger agreement or the recommendation of our board of directors that our shareholders approve the merger agreement, the merger or the other transactions contemplated by the merger agreement, (ii) adopts or recommends to our shareholders, or enters into a preliminary or definitive takeover proposal of CT Communications, Inc. by any party other than Windstream Corporation or (iii) publicly proposes to take any of the foregoing actions;

•	we fail to file a preliminary proxy statement within 75 days after May 25, 2007;

•	we fail to call and hold a special meeting within 60 days after the preliminary proxy statement is cleared by the Securities and Exchange Commission;

•	any applicable law is adopted, promulgated or issued prohibiting the consummation of the transactions contemplated by the merger agreement as provided therein; or

•	any court of competent jurisdiction or other governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement as provided therein and such order, decree, ruling or other action has become final and non-appealable.

•	by us, if:

•	the closing has not occurred on or before the termination date, by reason of the failure of any condition precedent under the merger agreement (unless the failure results primarily from us breaching any of our representations, warranties or covenants contained in the merger agreement);

•	Windstream Corporation breaches any of its representations, warranties, covenants or agreements, which breach would cause any of the closing conditions set forth in the merger agreement not to be satisfied, and such condition would be incapable of being satisfied by the termination date, provided that we have given Windstream Corporation written notice, delivered at least 30 days prior to such termination, stating our intention to terminate the merger agreement and the basis for such termination; or

•	we concurrently enter into a definitive acquisition agreement for a superior proposal and have paid a $19 million termination fee to Windstream Corporation, provided that we must have materially complied with our obligations set forth in the non-solicitation covenants of the merger agreement and, provided, further, that we may only so terminate the merger agreement if at least five business days have passed since providing notice of our intention to enter into such agreement for such superior proposal to Windstream Corporation.

•	by either us or Windstream Corporation, if our shareholders fail to approve the merger agreement at the special meeting (including any postponement or adjournment thereof).

Expenses and Termination Fee

•	At closing, all reasonable expenses of counsel to and the accountants for CT Communications, Inc. shall be paid by the surviving corporation subject to receipt by Windstream Corporation of invoices setting forth such expenses in reasonable detail.

•	The merger agreement obligates us to pay Windstream Corporation a termination fee in the amount of $19 million if:

•	we terminate the merger agreement because we have concurrently entered into a definitive acquisition agreement providing for a superior proposal;

•	Windstream Corporation terminates the merger agreement because:

•	our board of directors (i) withdraws, amends or modifies, in a manner adverse to Windstream Corporation or the merger subsidiary, the approval or adoption of the merger agreement or the recommendation of our board of directors that our shareholders approve the merger agreement, the merger or the other transactions contemplated by the merger agreement, (ii) adopts or recommends to our shareholders, or enters into a preliminary or definitive takeover proposal of CT Communications, Inc. by any party other than Windstream Corporation or (iii) publicly proposes to take any of the foregoing actions;

•	we fail to file a preliminary proxy statement within 75 days after May 25, 2007; or

•	we fail to call and hold a special meeting within 60 days after the preliminary proxy statement is cleared by the Securities and Exchange Commission;

•	there is a proposal from a third party to acquire the Company outstanding and:

•	the merger agreement is terminated by (1) Windstream Corporation because we breach any of our representations, warranties, covenants or agreements, which breach would cause any of the closing conditions set forth in the merger agreement not to be satisfied, and such condition would be incapable of being satisfied by the termination date, provided that Windstream Corporation has given us written notice, delivered at least 30 days prior to such termination, stating its intention to terminate the merger agreement and the basis for such termination; or (2) Windstream Corporation or us because our shareholders fail to approve the merger agreement at the special meeting (including any postponement or adjournment thereof); and

•	within 12 months of such termination, we enter into an agreement or transaction with respect to the acquisition of at least 35% of our stock or assets.

Representations and Warranties

The merger agreement contains representations and warranties that we, Windstream Corporation and the merger subsidiary made to, and solely for the benefit of, each other. The representations and warranties expire at the effective time of the merger. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties exchanged in connection with signing the merger agreement. While the Company does not believe that the disclosure schedules contain non-public information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (i) they were only made as of the date of the merger agreement or a prior specified date, (ii) in some cases they are subject to a material adverse effect standard or other materiality and knowledge qualifiers and, (iii) they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the Company’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Our representations and warranties relate to, among other things:

•	due organization, valid existence and good standing;

•	approval of the merger agreement and power and authorization to enter into the transactions contemplated by the merger agreement;

•	the binding effect of the merger agreement;

•	our capitalization;

•	the absence of any undisclosed material liabilities;

•	the absence of certain changes since March 31, 2007, including the absence of a material adverse effect;

•	our Securities and Exchange Commission filings since January 1, 2004;

•	governmental consents and approvals;

•	the absence of any violation or conflict resulting from the execution and delivery of the merger agreement and consummation of the transactions contemplated therein;

•	the absence of litigation or outstanding court orders against us;

•	compliance with laws and our possession of all licenses, franchises, permits, certificates, approvals and authorizations from governmental authorities to conduct business;

•	the absence of undisclosed broker’s fees;

•	approval of the merger agreement by our board of directors;

•	our receipt of an opinion in connection with this merger from Raymond James & Associates, Inc., our financial advisor;

•	taxes, environmental matters and certain specified types of contracts;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	the required vote of our shareholders to approve the merger agreement and transactions contemplated by the merger agreement;

•	the absence of dissenters’ rights;

•	the inapplicability of certain state statutes;

•	the accuracy and completeness of information supplied by us in this proxy statement and other documents filed with the Securities and Exchange Commission;

•	real property owned and leased by us and our subsidiaries and title to assets;

•	amendment of our rights agreement;

•	our intellectual property;

•	our compliance with communications regulatory matters;

•	disclosure of transactions with related parties;

•	the absence of swap agreements (other than our stock plans); and

•	the net book value of one of our subsidiaries.

In addition, the merger agreement contains representations and warranties made by Windstream Corporation and the merger subsidiary to us as to, among other things, their organization and standing, corporate power and authority, the capitalization of the merger subsidiary, the absence of any violation or conflict resulting from the execution and delivery of the merger agreement and consummation of the transactions contemplated therein, governmental consents and approvals, information supplied to us for inclusion in this proxy statement, the availability of capital resources to consummate the merger, the absence of undisclosed broker’s or similar fees, the absence of any prior business activities, and the absence of any material legal proceedings.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Merger Sub and the Parent” in Annex A attached to this proxy statement.

Covenants Under the Merger Agreement

The merger agreement contains certain covenants that CT Communications, Inc. and Windstream Corporation made to, and solely for the benefit of, each other. Certain of the covenants embodied in the merger agreement are qualified by information in confidential disclosure schedules that the parties exchanged in connection with the execution of the merger agreement. The disclosure schedules contain information that has been included in our general prior public disclosures, as well as additional non-public information.

Conduct of Our Business.  We have agreed in the merger agreement that, until the effective time of the merger or earlier termination of the merger agreement as provided therein, unless Windstream Corporation otherwise consents in writing, we will, and we will cause our subsidiaries to:

•	act and carry on their respective businesses in the ordinary course of business consistent in all material respects with past practice and in compliance with applicable law;

•	use commercially reasonable efforts to preserve intact in all material respects their current business organizations, goodwill, rights and franchises;

•	keep available the services of their current officers and employees (except for terminations of employees in the ordinary course of business); and

•	preserve their relationships with others having significant business dealings with them.

In addition, we have agreed that, subject to certain exceptions, neither we nor any of our subsidiaries may, without Windstream Corporation’s prior written consent:

•	amend or otherwise change our or our subsidiaries’ articles of incorporation or bylaws, or other organizational documents, as applicable;

•	amend the terms of any of our or our subsidiaries’ securities;

•	declare, set aside or pay any dividend or other distribution other than regular quarterly dividends in an amount not greater than $0.12 per share;

•	issue, grant, sell, pledge or transfer or agree or propose to issue, grant, sell, pledge or transfer any shares of capital stock, stock options, warrants, securities or rights of any kind or rights to acquire any shares, securities or rights of the Company or any of its subsidiaries; or enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

•	incur, assume or guarantee or otherwise become liable for any indebtedness, or issue or sell any debt securities or warrants or rights to acquire any of our or our subsidiaries’ debt securities or guarantee any debt securities of any other person or enter into any material lease (whether such lease is an operating or capital lease), except for (i) intercompany loans and advances, and (ii) indebtedness incurred pursuant to any customer contract or vendor contract entered into in the ordinary course of business consistent with past practice;

•	use commercially reasonable best efforts to keep in place our current insurance policies which are material to the conduct of the business;

•	make any material tax election, change any material tax election already made, file any amended tax returns or settle or compromise any material federal, state, local or foreign income tax liability;

•	make any change in our or our subsidiaries’ accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles or change in independent public accountants;

•	split, combine or reclassify any of our or our subsidiaries’ capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or substitution for shares of our or our subsidiaries’ capital stock;

•	repurchase, redeem or otherwise acquire any of our or our subsidiaries’ shares of capital stock, or any securities convertible into or exercisable for any shares of our or our subsidiaries’ capital stock;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

•	make any loans, advances or capital contributions to, or investments in, any other person, except for (i) intercompany loans, advances, contributions to us or our wholly owned subsidiaries, (ii) investments of less than specified dollar amounts and (iii) short-term investments, in each case made in the ordinary course of business consistent with past practice;

•	sell, lease, license, mortgage, pledge, assign, swap, grant a right to use, transfer or otherwise encumber or subject to any lien or otherwise dispose of any of our or our subsidiaries’ properties or assets, other than any such properties or assets the fair market value of which do not exceed specified dollar amounts on terms no less favorable to us or any of our subsidiaries, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis, except sales of inventory and receivables in the ordinary course of business consistent with past practice;

•	pay, discharge or satisfy any material claims, liabilities or obligations, except for the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice, or claims settled or compromised to the extent expressly permitted the terms of the merger agreement;

•	waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

•	enter into any collective bargaining agreement or other agreement with any labor organization, union or association;

•	settle or compromise any litigation other than settlements or compromises of litigation where the settlement is limited solely to monetary payment and the release of claims and the amount paid in settlement or compromise does not exceed specified dollar amounts;

•	adopt or amend any existing employee benefit plans for the benefit or welfare of any employee, director or former director or employee or increase the compensation or benefits payable to any director, employee or former director or employee, other than increases in compensation for our or our subsidiaries’ employees and arrangements for new employees as expressly permitted by the terms of the merger agreement;

•	grant or commit to grant to any of our or our subsidiaries’ employees, officers, shareholders, directors, consultants or agents any new or modified severance, change of control, termination, retention or similar arrangement or increase or accelerate any benefits payable under our existing severance, retention or termination pay policies, (2) increase or commit to increase the compensation of any our or our subsidiaries’ officers or directors, or pay or commit to or pay any bonus, profit sharing or other similar payment to such officers or directors, (3) increase or commit to increase the compensation of any of our or our subsidiaries’ employees (other than officers and directors), or pay or commit to or pay any bonus, profit sharing or other similar payment to such persons, in each case other than (i) merit increases consistent with past practice (in terms of frequency, timing and amount) or (ii) with respect to employees other than officers and directors, isolated merit salary increases or bonuses not in the context of any broad-based plan or program, or (4) take any action reasonably within our control to materially increase or decrease the total number of employees in any of our or our subsidiaries’ functioning departments;

•	make any capital expenditures, other than (i) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), (ii) substantially in accordance with our capital expenditures plan made available to Windstream Corporation in writing prior to the date of the merger agreement, and (iii) additional expenditures up to specified dollar amounts in our wireless business;

•	terminate, renew, amend or modify in any material respect, or fail to enforce any material provision of, any material contract, other than in the ordinary course of business consistent with past practice or as expressly permitted by the merger agreement, or enter into any material contract not in the ordinary course of business consistent with past practice and not terminable by us or any of our subsidiaries that is a party thereto without penalty on notice of ninety (90) days or less;

•	take any action that will create a requirement to make a filing, registration or application with, or seek the waiver, consent or approval of, the FCC, any State public service or public utilities commission or any other governmental entity other than in the ordinary course of business consistent with past practice, or discontinue or withdraw any authorized service or voluntarily relinquish any license or institute any proceeding with respect to, or otherwise materially change, amend, or supplement any of its tariffs on file with the FCC or any state public service or public utilities commission, except as required by applicable law;

•	approve or authorize any action to be submitted to our shareholders for approval that is intended or would reasonably be expected to, prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement;

•	permit any act, event or change which would reasonably be expected to have a material adverse effect;

•	enter into any new line of business, except for continuing to develop our video services business;

•	make any material change in the present operation, function or components of the network or our or our subsidiaries’ operations, except for continuing to develop our video services business;

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), affecting in whole or in part any of our or our subsidiaries’ sites of employment, facilities, operating units or employees, without notifying Windstream Corporation or its affiliates in advance and without complying with the notice requirements and other provisions of WARN;

•	take any action or authorize the taking of any action that would directly or indirectly increase in any material respects the value of the assets of certain of our subsidiaries other than in the ordinary course of business consistent with past practice or otherwise as permitted by the merger agreement;

•	enter into or amend any related party transaction that would be required to be disclosed in a future Securities and Exchange Commission report; or

•	authorize any, or commit or agree to do any of the foregoing things which (i) would make any our representations or warranties in the merger agreement untrue or incorrect in any material respect as of the effective time of the merger, as if made on such date, except to the extent such representations and warranties expressly relate to a specific date (in which case such representations and warranties shall be true and correct as of such date) or (ii) except as expressly permitted in the merger agreement, would otherwise be reasonably likely to result in any of the conditions precedent in the merger agreement not being satisfied.

Other Covenants.  The merger agreement contains a number of mutual covenants, which subject to certain exceptions, obligate us and Windstream Corporation to:

•	use reasonable best efforts to take or cause to be taken any action to cause the conditions to the consummation of the merger to be satisfied and to cause the merger to occur as soon as reasonably practicable;

•	make the appropriate filings, and to supplement such filings as needed, pursuant to the HSR Act;

•	use our reasonable best efforts to obtaining governmental approvals including those relating to antitrust matters;

•	use reasonable best efforts to cooperate with one another in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by the merger agreement;

•	keep the other party informed of any material communication received by the party from, or given by such party to, any governmental authority;

•	use reasonable best efforts to ensure that all necessary applications in connection with transfer of control of our licenses as set forth in the merger agreement, are filed within 15 days of the date of the merger agreement and to respond as promptly as practicable to any additional requests for information received from any governmental entity;

•	prepare and file this proxy statement and to supplement this proxy statement, if required;

•	obtain the consent of the other party prior to issuing press releases and public announcements with respect to the transactions contemplated by the merger agreement.

The merger agreement also contains covenants requiring us, subject to certain exceptions, to:

•	duly call, give notice of, convene and hold a meeting of shareholders as soon as reasonably practicable to obtain shareholder approval of the merger agreement;

•	recommend, through our board of directors, approval of the merger agreement except as otherwise permitted by the merger agreement;

•	use our reasonable best efforts, except as expressly permitted in the merger agreement, to obtain our shareholders’ approval;

•	respond (after notification and consultation with Windstream Corporation) as promptly as practicable to any comments of the Securities and Exchange Commission with respect to this proxy statement;

•	mail this proxy statement to our shareholders as soon as reasonably practicable after the date of the merger agreement provided, that, prior to the filing of this proxy statement, we shall consult with Windstream Corporation with respect to the filing and afford Windstream Corporation reasonable opportunity to comment thereon;

•	provide Windstream Corporation with reasonable access to our officers, employees, accountants consultants, representatives, plants, properties, contracts, commitments, books, and records and any report, schedule or other document filed or received by us pursuant to the requirements of the federal or state securities laws;

•	use reasonable best efforts to furnish promptly to Windstream Corporation and its representatives such additional financial and operating data and other information, including environmental information, as to our and our subsidiaries’ respective businesses and properties as Windstream Corporation may reasonably request; and

•	use reasonable best efforts to cooperate and assist Windstream Corporation with respect to the financing of the merger;

Windstream Corporation agreed, subject to certain exceptions, in the merger agreement to, and to cause the surviving corporation of the merger to:

•	cause our securities to be de-listed from The Nasdaq Global Market and de-registered under the Exchange Act as soon as reasonably practicable following the effective time of the merger.

For a discussion of the additional covenants relating to our directors, officers and employees, directors’ and officers’ indemnification and insurance arrangements and our solicitation of other acquisition proposals, see “— Interests of Directors and Executive Officers in the Merger,” “— Indemnification and Insurance,” and “— No Solicitation of Competing Proposals” on pages 25, 35 and 43, respectively.

The covenants in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Additional Covenants and Agreements” in Annex A attached to this proxy statement.

No Solicitation of Competing Proposals

Under the merger agreement, we have agreed not to, and we will cause our subsidiaries and our and their directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other advisors and representatives, which we refer to collectively as our representatives, directly or indirectly, not to:

•	take any action to solicit, initiate, induce or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, lead to or facilitate any acquisition proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or afford access to our or our subsidiaries’ properties, books or records, or otherwise cooperate in any way with, any person relating to or in connection with an acquisition proposal or otherwise knowingly facilitate any effort or attempt by any person to make or implement an acquisition proposal;

•	approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any acquisition proposal;

•	enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar document, agreement or commitment relating to, any acquisition proposal;

•	waive, amend, modify or grant any release under any standstill or similar agreement or confidentiality agreement relating to an acquisition proposal (other than the confidentiality agreement executed between the Company and Windstream) to which we or any of our subsidiaries is a party; or

•	take any action to render the rights issued pursuant to the term of our rights plan inapplicable to an acquisition proposal or the transactions contemplated thereby.

Notwithstanding the foregoing, at any time prior to obtaining the approval of our shareholders to the merger agreement, in response to a bona fide written acquisition proposal that our board of directors determines in good faith (after consultation with its outside counsel and its financial advisor) constitutes or is reasonably likely to lead to a superior proposal, and which acquisition proposal was not solicited after the date the merger agreement and was made after such date and did not otherwise result from a breach of the merger agreement, we may:

•	furnish information with respect to CT Communications, Inc. and its subsidiaries to the person making such acquisition proposal, pursuant to a confidentiality agreement containing terms not more favorable to such person than the terms of the confidentiality agreement entered into between CT Communications, Inc. and Windstream Corporation (provided that all information so provided has been provided to Windstream Corporation and the merger subsidiary); and

•	participate in discussions or negotiations with such person regarding the acquisition proposal, if and only to the extent that (1) prior to taking such actions, our board of directors determines in good faith that it is required to do so in order to comply with its fiduciary obligations to our shareholders under applicable law, and (2) prior to providing any information to any person or entering into discussions or negotiations with any person, our board of directors notifies Windstream Corporation promptly of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, CT Communications, Inc., or any of its subsidiaries or any of their respective representatives indicating, in connection with such notice, the material terms and conditions of the acquisition proposal and the identity of the person making such acquisition proposal.

We also agreed that we will keep Windstream Corporation reasonably informed, on a current basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Windstream Corporation promptly of any determination by our board of directors that a superior proposal has been made.

Except as provided in the next sentence, our board of directors may not take or publicly propose to take any of the following actions, each of which we refer to as a company adverse recommendation change:

•	withdraw, amend or modify, or publicly propose or resolve to withdraw in a manner adverse to Windstream Corporation or the merger subsidiary, the adoption or recommendation by our board of directors of the merger agreement, the merger or the other transactions contemplated by the merger agreement, or adopt, amend or recommend or publicly propose to adopt or recommend any acquisition proposal; or

•	adopt or recommend, or publicly propose to adopt or recommend, or allow CT Communications, Inc. or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal.

Notwithstanding the foregoing, at any time prior to obtaining the approval of our shareholders to the merger agreement, and subject to our compliance with other provisions of the merger agreement, our board of directors may (i) make a company adverse recommendation change or (ii) cause us to terminate the merger agreement if:

•	an unsolicited acquisition proposal that our board of directors reasonably determines (after consultation with outside counsel and its financial advisors) constitutes a superior proposal was made after the date the merger agreement and not withdrawn;

•	our board of directors determines in good faith (after taking into account advice of outside counsel) that, in light of such superior proposal, the making of a company adverse recommendation change or termination of the merger agreement is required in order for it to comply with its obligations to our shareholders under applicable law;

•	neither we, our subsidiaries nor any of their respective representatives shall have violated any of the non-solicitation restrictions set forth in the merger agreement in any material respect;

•	we deliver written notice to Windstream Corporation (a notice of superior proposal) advising it that our board of directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of any superior proposal that is the basis of the proposed action by the board of directors (it being understood and agreed that any amendment to the financial terms or any other material term of such superior proposal shall require a new notice of superior proposal and a new five business day period), and after the fifth business day following delivery of the notice of superior proposal to Windstream Corporation our board of directors continues to determine in good faith that the acquisition proposal constitutes a superior proposal; and

•	in the event of termination of the merger agreement (A) we pay to Windstream Corporation the termination fee in the amount of $19 million and (B) we enter into an acquisition agreement to effect the superior proposal concurrent with such termination.

Under the merger agreement:

•	the term “acquisition proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to: (A) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of either the revenues, net income or assets of CT Communications, Inc. and our subsidiaries, taken as a whole, or 15% or more of any class of equity or voting securities of CT Communications, Inc. or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of CT Communications, Inc., (B) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity or voting securities of CT Communications, Inc. or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of CT Communications, Inc., (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, reorganization or similar transaction involving CT Communications, Inc. or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity or voting securities of CT Communications, Inc. or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of and our subsidiaries, in each case other than the transactions contemplated by the merger agreement, or (D) any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement; and

•	the term “superior proposal” means any bona fide written acquisition proposal made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of common stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of CT Communications, Inc., which the board of directors determines in its good faith judgment by resolution duly adopted (after consultation with its outside counsel and its financial advisor) to be more favorable to the shareholders of CT Communications, Inc. from a financial point of view than the terms set forth in the merger agreement (as the same may be amended or supplemented by Windstream Corporation from time to time) and which the board of directors determines is reasonably capable of being consummated on the terms so proposed (taking into account all the terms and conditions of such proposal, all financial, legal, regulatory and other aspects of such proposal and the merger agreement).

Amendment and Waiver

The parties may amend the merger agreement at any time before or after approval of the matters presented in connection with the merger agreement by our shareholders. However, after shareholder approval has been obtained, the parties may not amend the merger agreement without obtaining further approval by our shareholders if, by law, such amendment would require further approval of our shareholders. The merger agreement also provides that, at any time prior to the effective time of the merger, each party may extend the time for the performance of any obligations or other acts of any other party or waive compliance with any of the agreements or, except as otherwise provided in the merger agreement, the conditions contained in the merger agreement. Any agreement extending the time of performance of any obligation or act or waiving compliance with any agreement or any condition of the merger agreement must be in writing and signed by the party so extending or waiving.

DISSENTERS’ RIGHTS

Pursuant to Section 55-13-02(c) of the North Carolina Business Corporation Act, shareholders of CT Communications, Inc. do not have dissenters’ rights because the common stock of CT Communications, Inc. is listed on The Nasdaq Global Market, and the shareholders, upon consummation of the merger, will receive only cash consideration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management

The following table, except as otherwise noted, sets forth information about the beneficial ownership of our common stock as of the record date by:

•	each of our current directors;

•	our chief executive officer and our other executive officers named in the Summary Compensation Table in our proxy statement sent to shareholders in connection with our 2007 Annual Meeting of Shareholders; and

•	all of our current directors and executive officers as a group.

Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of shares if he or she has or shares the power to vote or direct the voting of the shares or the power to dispose of or direct the disposition of the shares. A person is also deemed to be a beneficial owner of shares if he or she has the right to acquire beneficial ownership of the shares within 60 days (other than in connection with an acceleration resulting from the merger). Accordingly, more than one person may be deemed to be a beneficial owner of the same shares. Unless otherwise indicated by footnote, the persons named in the table below have sole voting and investment power with respect to the shares beneficially owned by them. Unless otherwise noted, the address of each person listed in the table is: c/o CT Communications, Inc., 1000 Progress Place, NE, Concord, NC 28025. As of          , 2007, we had outstanding shares of our common stock.

	Common Stock Beneficially
	Owned
Name	Number		Percent of Class

Michael R. Coltrane	1,068,871	(1)	5.30%
Michael R. Nash	102,685	(2)	*
Matthew J. Dowd	95,070	(3)	*
James E. Hausman	56,476		*
David H. Armistead	24,133		*
O. Charlie Chewning, Jr.	20,382		*
William A. Coley	19,285	(4)	*
James L. Moore	14,175	(5)	*
Cynthia L. Mynatt	14,025	(6)	*
Tom E. Smith	11,735		*
Raymond C. Groth	7,378	(7)	*
Barry W. Eveland	6,497	(8)	*
Linda M. Farthing	1,466		*
All Directors and executive officers of the Company as a group (14 persons)	1,464,856	(9)	7.26%

*	Less than 1%.

(1)	Includes 175,717 shares represented by currently exercisable options.

(2)	Includes 45,553 shares represented by currently exercisable options.

(3)	Includes 54,244 shares represented by currently exercisable options.

(4)	Includes 6,429 shares represented by currently exercisable options.

(5)	Includes 5,730 shares represented by currently exercisable options.

(6)	Includes 1,926 shares held by Ben Mynatt Pontiac-Buick-GMC Truck, Inc. and 957 shares held by Ms. Mynatt’s child. Ms. Mynatt has shared voting and dispositive power over such shares. The amount shown also includes 3,012 shares represented by currently exercisable options.

(7)	Includes 1,576 shares represented by currently exercisable options.

(8)	Includes 3,152 shares represented by currently exercisable options. Includes 22,677 shares of common stock beneficially owned by Ronald A. Marino, Chief Accounting Officer.

(9)	Includes an aggregate of 295,413 shares represented by currently exercisable options.

Principal Shareholders

The following table sets forth information as of the record date with respect to the ownership of shares of our common stock by each person other than Mr. Coltrane believed by management to be the beneficial owner of more than five percent of the outstanding shares of common stock. The information is based on the most recent Schedule 13G filed with the SEC on behalf of such persons.

	Common Stock
	Beneficially Owned
Name and Address	Number	Percent of Class

Barclays Global Investors NA(1)	1,912,893	9.48%
45 Fremont Street
San Francisco, California 94105
Dimensional Fund Advisors Inc.(2)	1,643,616	8.15%
1299 Ocean Avenue
11th Floor
Santa Monica, California 90401
Goldman Sachs Asset Management LP(3)	1,531,615	7.59%
32 Old Slip
New York, New York 10005
Renaissance Technologies Corporation(4)	1,177,929	5.84%
800 Third Avenue
New York, New York 10022

(1)	The amount of beneficial ownership was disclosed on a Schedule 13G filed by Barclay Global Investors, NA. (“Barclay”) on January 23, 2007. The Schedule 13G discloses that Barclay, in its role as investment advisor or manager with respect to various trusts and accounts, possesses sole dispositive power over such shares and sole voting power over 1,860,830 shares.

(2)	The amount of beneficial ownership was disclosed on a Schedule 13G/A filed by Dimensional Fund Advisors Inc. (“Dimensional”) on February 9, 2007. The Schedule 13G/A discloses that Dimensional, in its role as investment advisor or manager with respect to various trusts and accounts, possesses sole voting and dispositive power over such shares.

(3)	The amount of beneficial ownership was disclosed on a Schedule 13G filed by Goldman Sachs Asset Management, L.P. (“Goldman”) on February 7, 2007. The Schedule 13G discloses that Goldman, in its role as investment advisor, possesses sole dispositive power over such shares and sole voting power over 1,330,685 shares.

(4)	The amount of beneficial ownership was disclosed on a Schedule 13G/A filed by Renaissance Technologies Corp. (“Renaissance”) on March 16, 2007. The Schedule 13G/A discloses that Renaissance, in its role as investment advisor, possesses sole dispositive power over such shares and sole voting power over 1,164,106 shares.

PROPOSAL 2 — ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to approve the merger agreement, we may propose to adjourn or postpone the special meeting, if a quorum is present, for a period of not more than 120 days for the purpose of soliciting additional proxies to approve the merger agreement. We currently do not intend to propose adjournment or postponement at our special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn or postpone our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of a majority of the votes cast at the special meeting by holders of shares of our common stock present or represented by proxy and entitled to vote thereon.

Our board of directors unanimously recommends that you vote “for” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

OTHER MATTERS

The board of directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the Notice of Special Meeting of Shareholders properly come before the special meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the special meeting. If any of these matters are presented at the special meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public shareholders of CT Communications, Inc. and no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings. We intend to hold an annual shareholders meeting in 2008 only if the merger is not completed, or if we are required to do so by law.

Any proposal or proposals by a shareholder intended to be included in the proxy statement and form of proxy relating to the 2008 annual meeting of shareholders must be received by us no later than November 23, 2007, pursuant to the proxy solicitation rules of the SEC. In addition, if we receive notice of a shareholder proposal after February 7, 2008, management will have discretionary authority to vote on such proposal at the 2008 annual meeting of shareholders. Shareholder proposals must be directed to CT Communications, Inc., 1000 Progress Place, NE, Post Office Box 227, Concord, North Carolina 28026-0227, Attention: David H. Armistead, Corporate Secretary. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2008 annual meeting of shareholders any shareholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

Our public filings are also available to the public from document retrieval services and at the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Annex A

AGREEMENT AND PLAN OF MERGER
Dated as of May 25, 2007
by and among
CT COMMUNICATIONS, INC.,
WINDSTREAM MARLIN, INC.
and
WINDSTREAM CORPORATION

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 25, 2007 by and among CT Communications, Inc., a North Carolina corporation (the “Company”), Windstream Marlin, Inc., a North Carolina corporation (“Merger Sub”), and Windstream Corporation, a Delaware corporation (the “Parent”), which is the sole shareholder of Merger Sub. The Company, Merger Sub and the Parent are referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in Article 1 hereof.

RECITALS

The board of directors of the Company (the “Board of Directors”), and the boards of directors of the Parent and Merger Sub deem it advisable for the mutual benefit of the Company, the Parent and Merger Sub and their respective shareholders, respectively, that Merger Sub be merged with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein and in the Articles of Merger (the “Articles of Merger”), in accordance with the North Carolina Business Corporation Act (the “NCBCA”).

The boards of directors of the Parent and Merger Sub have approved and adopted this Agreement. The Board of Directors has adopted this Agreement and has resolved, subject to the terms of this Agreement, to recommend to the shareholders of the Company to vote to approve this Agreement and the Merger.

Immediately prior to the execution of this Agreement, and as a condition to Parent and Merger Sub entering into this Agreement, the Company and American Stock Transfer and Trust Company (“AST”), in its capacity as attorney-in-fact for Wachovia Bank, National Association and in its capacity as successor Rights Agent, have executed an amendment (the “Rights Plan Amendment”) to that certain Amended and Restated Rights Agreement, dated as of January 28, 1999 and effective as of August 27, 1998, (the “Rights Plan”), so as to render the rights issued thereunder (the “Rights”) inapplicable to this Agreement and the transactions contemplated hereby.

In consideration of the mutual covenants, agreements, representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Merger and the manner of effecting the Merger, the Company, the Parent and Merger Sub hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1  Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Acquisition Agreement” is defined in Section 6.8(b).

“Acquisition Proposal” is defined in Section 6.8(a).

“Action” is defined in Section 6.9(a).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, a Subsidiary of a Person shall be deemed to be an Affiliate of such Person and the term “control,” “controlled by” or “under common control with” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting capital stock, by contract, as trustee or executor, or otherwise.

“Agreement” is defined in the preamble.

“Antitrust Division” is defined in Section 6.4(b).

“Articles of Merger” is defined in the Recitals.

“Board of Directors” is defined in the Recitals.

“Board Recommendation” is defined in Section 4.2(a).

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to be closed.

“Certificate” is defined in Section 3.1(a).

“Closing” is defined in Section 2.2.

“Code” is defined in Section 3.2(b).

“Company” is defined in the Preamble.

“Company Adverse Recommendation Change” is defined in Section 6.8(b).

“Company Benefit Plans” is defined in Section 4.14(a).

“Company Breakup Fee” is defined in Section 8.6(a).

“Company Common Stock” is defined in Section 3.1(a).

“Company Disclosure Schedule” is defined in the preamble to Article 4.

“Company ERISA Affiliate” is defined in Section 4.14(c).

“Company Licenses” is defined in Section 4.23(a).

“Company Registered IP” is defined in Section 4.22(a).

“Company SEC Documents” means all forms, schedules, statements and other documents filed or furnished, as the case may be, by the Company under the Securities Act or the Exchange Act since January 1, 2004, collectively, as the same may been amended or restated and including all exhibits and schedules thereto and documents incorporated by reference therein.

“Company Share Options” is defined in Section 6.3(a).

“Company Shareholder Approval” is defined in Section 4.16.

“Company Stock Plans” is defined in Section 6.3(a).

“Confidentiality Agreement” is defined in Section 6.7.

“Constituent Corporations” is defined in Section 2.1.

“CTC” means The Concord Telephone Company.

“Definitive Proxy Statement” is defined in Section 6.2.

“Disbursing Agent” is defined in Section 3.2(a).

“Effective Time” is defined in Section 2.2.

“Environmental Laws” is defined in Section 4.15(c).

“ERISA” is defined in Section 4.14(a).

“ESPP” means the Company’s 2001 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC” means the Federal Communications Commission.

“Financial Statements” is defined in Section 4.4(a).

“Financing” is defined in Section 5.7(a).

“FTC” means the United States Federal Trade Commission.

“GAAP” means accounting principles generally accepted in the United States of America.

“Government Approvals” is defined in Section 4.10(a).

“Governmental Entity” means:

(i) any national, state, provincial, local, municipal, foreign or other government;

(ii) any governmental or quasi-governmental entity of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental power);

(iii) any body exercising any public administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(iv) any official or political subdivision of the foregoing.

“GPSC” means the Georgia Public Service Commission.

“Hazardous Materials” is defined in Section 4.15(d).

“HSR Act” is defined in Section 6.4(b).

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all guaranties of such Person in connection with any of the foregoing or the following, (v) all capital lease obligations of such Person, (vi) all indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business), (vii) all of the foregoing to the extent secured by any property of such Person and (viii) non-trade intercompany receivables and payables of such Person.

“Indemnified Party” is defined in Section 6.9(a).

“Intellectual Property” is defined in Section 4.22(b).

“Knowledge” is defined in Section 1.2(j).

“Law” means any applicable federal, state, provincial, regional, local, municipal, foreign or other law, treaty, constitution, statute, regulation, code, ordinance, rule, order, injunction decree, ruling, arbitration award, agency requirement, license, permit or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity or principle of common law.

“Liens” is defined in Section 4.3(b).

“Material Adverse Change” or “Material Adverse Effect” means with respect to any Person, any change or effect that either individually or in the aggregate is materially adverse to the business, assets, operations, properties, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change or Material Adverse Effect: (a) any failure of such Person to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement (it being understood that the underlying cause or causes of any such failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect); (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger including the absence of consents, waivers or approvals relating to the Merger from any Governmental Entity or other Person; (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting: (i) the telecommunications industry as a whole that are not specifically related to such Person and do not have a disproportionate adverse effect on such Person, or

(ii) the United States economy as a whole, including changes in economic and financial markets and regulatory or political conditions, whether resulting from acts of terrorism, war or otherwise, that do not have a disproportionate adverse effect on such Person; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable Laws or the interpretation or enforcement thereof that, in each case, do not have a disproportionate adverse effect on such Person.

“Material Contracts” is defined in Section 4.18.

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 3.1(a).

“Merger Sub” is defined in the Preamble.

“Merger Sub Common Stock” is defined in Section 3.1(d).

“NASDAQ” is defined in Section 6.8(d).

“NCBCA” is defined in the Recitals.

“NCUC” means the North Carolina Utilities Commission.

“Notice of Superior Proposal” is defined in Section 6.8(b).

“Parent” is defined in the Preamble.

“Party” and “Parties” are defined in the preamble.

“Permitted Liens” means Liens specifically disclosed in the Financial Statements, Liens for taxes not yet due or being contested in good faith (and, with respect to those being contested, for which adequate accruals or reserves have been established in the Financial Statements) or Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets (other than Liens securing Indebtedness).

“Person” means a natural person, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Preferred Stock” is defined in Section 4.3(a).

“Preliminary Proxy Statement” is defined in Section 6.2.

“Proxy Statement” is defined in Section 6.2.

“Representatives” is defined in Section 6.8(a).

“Restricted Shares” is defined in Section 6.3(b).

“Returns” is defined in Section 4.13(a).

“Rights” is defined in the Recitals.

“Rights Plan” is defined in the Recitals.

“Rights Plan Amendment” is defined in the Recitals.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SCPSC” means the South Carolina Public Service Commission.

“SEC” means U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” is defined in Section 6.1.

“Subsidiary” means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other similar supervising body is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (including any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Superior Proposal” is defined in Section 6.8(a).

“Surviving Corporation” is defined in Section 2.1.

“Tax” or “Taxes” shall have the meanings given such terms in Section 4.13(a).

“Termination Date” is defined in Section 8.1(b).

“Title IV Plan” is defined in Section 4.14(d).

“WARN Act” is defined in Section 6.6(y).

Section 1.2  Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, recitals, paragraph, exhibit and schedule references are to the articles, sections, recitals, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any Party or to any party to any other contract or document shall include such party’s successors and permitted assigns. A reference to a contract shall include all amendments and modifications thereto.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) The words “ordinary course of business” shall be construed to mean consistent in nature, scope and magnitude with past practices.

(i) The words “currently,” “presently” and words of similar meaning shall mean as of the date hereof and as of the Effective Time.

(j) As used herein, “knowledge” (or words to such effect) of the Company shall mean actual knowledge of the executive officers of the Company and its Subsidiaries after reasonable inquiry, as the case may be, and “knowledge” (or words to such effect) of the Parent or Merger Sub shall mean the actual knowledge of their executive officers after reasonable inquiry.

(k) The phrases “transactions contemplated hereby,” “transactions contemplated by this Agreement,” or “on the terms set forth in this Agreement” and terms of similar import shall be deemed to include and refer to, without limitation, the financing arrangements of Parent.

ARTICLE 2

MERGER AND ORGANIZATION

Section 2.1  The Merger.

Merger Sub shall be merged with and into the Company at the Effective Time, upon the terms and subject to the conditions hereinafter set forth, as permitted by and in accordance with the NCBCA. Merger Sub and the Company are herein sometimes referred to as the “Constituent Corporations,” and the Company, which shall be the surviving corporation following the effectiveness of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

Section 2.2  Effective Time.

If this Agreement is not terminated pursuant to Article 8 hereof, the closing of the Merger (the “Closing”) shall take place at the offices of Moore & Van Allen, PLLC, 100 North Tryon Street, Charlotte, North Carolina 28202, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place or at such other date as the Parties may mutually agree. At the Closing, the Parties shall cause the Merger to be consummated by filing the Articles of Merger with the Secretary of State of the State of North Carolina, in such form as required by, and executed in accordance with, the relevant provisions of the NCBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of North Carolina, or such later time as is specified in the Articles of Merger and as is agreed to by the Parties hereto, being the “Effective Time”) and shall make all other filings or recordings required under the NCBCA in connection with the Merger.

Section 2.3  Effect of Merger.

The Parties agree to the following provisions with respect to the Merger:

(a) The name of the Surviving Corporation shall from and after the Effective Time be and continue to be “CT Communications, Inc.” until changed in accordance with applicable Law.

(b) The articles of incorporation of the Company shall be amended and restated to conform to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time.

(c) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Law, the articles of incorporation of the Surviving Corporation and such bylaws.

(d) At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company as the surviving corporation and successor shall succeed to Merger Sub as set forth in Section 55-11-06 of the NCBCA.

(e) Each of the Parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time to be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

ARTICLE 3

CONVERSION OF SECURITIES AT THE EFFECTIVE TIME

Section 3.1  Conversion of Securities of the Company and Merger Sub.

At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any of the following securities:

(a) Each share of common stock of the Company, together with any Rights associated therewith (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.1(b) and (c)) shall be cancelled and extinguished and shall be converted automatically into the right to receive an amount equal to $31.50 in cash, without interest (the “Merger Consideration”), payable to the holder thereof, as provided in Section 3.2, upon surrender of the certificate (or evidence of shares of Company Common Stock in book-entry form) formerly representing shares of Company Common Stock (each a “Certificate”) being converted into the right to receive the Merger Consideration, less any required withholding Taxes. As of the Effective Time, such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b) Each share of Company Common Stock owned by Merger Sub (including shares of Company Common Stock contributed to the Parent by agreement with the Parent which are in turn contributed by the Parent to Merger Sub), if any, immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Each share of Company Common Stock held by Company or any Subsidiary of Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or the payment of any consideration therefor.

(d) Each share of Merger Sub’s common stock (“Merger Sub Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(e) The Rights Plan shall be terminated.

(f) The Company Share Options and Restricted Shares will be converted in accordance with the terms of Section 6.3.

Section 3.2  Payment of Cash for Company’s Common Stock.

(a) At the Effective Time, the Parent or Merger Sub shall irrevocably deposit or cause to be deposited with a bank or trust company reasonably acceptable to the Company (the “Disbursing Agent”), as agent for the holders of shares of Company Common Stock, cash in the aggregate amount required to effect conversion of shares of Company Common Stock into the Merger Consideration at the Effective Time pursuant to Section 3.1(a) hereof. Pending distribution pursuant to Section 3.2(b) hereof of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Company Common Stock and the fund shall not be used for any other purposes, and the Parent may direct the Disbursing Agent to invest such cash provided that the Parent shall promptly replace any funds deposited with the Disbursing Agent lost through any investment made pursuant to this Section 3.2(a). Promptly after the Effective Time (but in no event more than three (3) Business Days thereafter), the Surviving Corporation shall cause the Disbursing Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon surrender of the Certificates to the Disbursing Agent and which shall be in such form and shall have such other customary provisions and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Each holder of a Certificate or Certificates cancelled on the Effective Time pursuant to Section 3.1(a) hereof may thereafter surrender such Certificate or Certificates to the Disbursing Agent, as agent for such holder of shares of Company Common Stock, which shall effect the exchange of such Certificate or Certificates on such holder’s behalf for a period ending six (6) months after the Effective Time. Any interest and other income resulting from such investments shall promptly be paid to the Parent.

(b) After surrender to the Disbursing Agent of any Certificate which prior to the Effective Time shall have represented any shares of Company Common Stock together with a letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Disbursing Agent), the Disbursing Agent shall promptly distribute to the Person in whose name such Certificate shall have been registered a check representing the Merger Consideration into which such shares of Company Common Stock shall have been converted at the Effective Time pursuant to Section 3.1(a) hereof. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and any declared but unpaid dividends to which the holder of such Certificate is entitled, and until such surrender and exchange, no cash (other than any such declared but unpaid dividends) shall be paid to the holder of such outstanding Certificate in respect thereof. Each of Parent, the Disbursing Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock, Company Share Options and Restricted Shares such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(c) If any cash deposited with the Disbursing Agent for purposes of payment in exchange for shares of Company Common Stock remains unclaimed following the expiration of six (6) months after the Effective Time, such cash shall be delivered to the Surviving Corporation by the Disbursing Agent, and thereafter the Disbursing Agent shall not be liable to any Persons claiming any amount of such cash, and the surrender and exchange shall be effected directly with the Surviving Corporation (subject to applicable abandoned property, escheat and similar Laws). No interest shall accrue or be payable with respect to any amounts which any such holder shall be so entitled to receive. The Surviving Corporation or the Disbursing Agent shall be authorized to pay the cash attributable to any Certificate theretofore issued which has been lost or destroyed, upon receipt of appropriate indemnification and satisfactory evidence of ownership of the shares of Company Common Stock represented thereby.

(d) None of Merger Sub, the Surviving Corporation or the Disbursing Agent shall be liable to any Person in respect of any shares of retained Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) If payment is to be made to a Person other than the Person in whose name a surrendered Certificate, which prior to the Effective Time shall have represented any shares of Company Common Stock, is registered, it shall be a condition to such payment that the Certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Disbursing Agent that such Tax either has been paid or is not payable.

(f) From and after the Effective Time, the holders of shares of Company Common Stock, Company Share Options and/or Restricted Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, Company Share Options and/or Restricted Shares except as otherwise provided herein or by Law.

(g) The payment of the Merger Consideration in accordance with the terms of this Article 3 shall be deemed payment in full satisfaction of all rights and obligations of the Company, Parent or the Surviving Corporation pertaining to the Company Common Stock, Company Share Options and the Restricted Shares.

(h) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented by the record holder to the Surviving Corporation, except as provided in Section 3.2(c), they shall be cancelled and promptly exchanged for the Merger Consideration, less applicable taxes, and any declared but unpaid dividends to which the holder of such Certificate is entitled.

Section 3.3  Exchange of Merger Sub Common Stock Certificate.

Immediately after the Effective Time, upon surrender by the record holder of the certificate, duly endorsed in blank, representing the shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time, the Surviving Corporation shall deliver to such record holder a stock certificate, registered in such holder’s name, representing the number of shares of common stock of the Surviving Corporation to which such record holder is so entitled by virtue of Section 3.1(d). Such certificate will bear a legend restricting the transferability of such shares of the Surviving Corporation except in accordance with applicable federal and state securities Laws.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) Company SEC Documents filed since March 7, 2007 and prior to the date hereof (excluding any disclosures in such Company SEC Documents under the heading “Risk Factors” and any other disclosures of risks and uncertainties that are predictive and forward looking in nature and solely to the extent the relevance of the information disclosed in such Company SEC Documents to the representations and warranties set forth in this Article 4 is readily apparent on its face), or (ii) a separate disclosure schedule (the “Company Disclosure Schedule”) which has been delivered by the Company to Parent immediately prior to the execution of this Agreement and signed by an authorized officer of the Company, each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty reasonably apparent on its face, (to the extent any information disclosed in the Company SEC Documents conflicts with or is otherwise inconsistent with the information disclosed in the Company Disclosure Schedule, the information disclosed in the Company Disclosure Schedule shall control for purposes of qualifying the representations and warranties set forth in this Article 4) the Company hereby represents and warrants to Merger Sub and the Parent as follows:

Section 4.1  Organization and Good Standing.

(a) Each of the Company and its Subsidiaries is a duly organized and validly existing corporation in good standing under the Laws of the state of its incorporation with all requisite power and authority (corporate and other) to own, lease and operate its properties and assets and conduct its business and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified would not have and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has heretofore delivered to Parent accurate and complete copies of (i) all minutes of meetings and actions by written consent of the respective boards of directors, or other governing body, of each of the Company and its Subsidiaries and all committees thereof from January 1, 2004 through December 31, 2006, (ii) all minutes of meetings and actions by written consent of the respective shareholders of each of the Company and its Subsidiaries from January 1, 2004 through December 31, 2006 and (iii) drafts of minutes of meetings of the Board of Directors from January 1, 2007 through March 31, 2007.

Section 4.2  Authorization; Binding Agreement.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company’s corporate powers and have been duly and validly authorized by the Board of Directors and, except for Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and subject to Company Shareholder Approval, constitutes the legal, valid and binding agreement of the

Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at Law) which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

(b) The Board of Directors has unanimously (i) adopted and approved this Agreement and the submission of this Agreement to the Company’s shareholders for approval; (ii) determined that this Agreement and the Merger are advisable and in the best interests of the Company and its shareholders; and (iii) recommended that the Company’s shareholders approve this Agreement and the Merger (the “Board Recommendation”) and none of the aforesaid actions by the Board of Directors in clauses (i) and (ii) has been amended, rescinded or modified except as expressly permitted by Section 6.8 hereof.

Section 4.3  Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 2,000 shares of preferred stock designated as Four and One-Half Percent Preferred Stock and 17,000 shares of preferred stock designated as Five Percent Preferred Stock (collectively, the “Preferred Stock”). As of April 30, 2007, 20,272,951 shares of Company Common Stock (of which 242,583 were Restricted Shares) were outstanding and no additional shares have been issued since such date except in the ordinary course of business consistent with prior practice pursuant to the ESPP or upon exercise of options to purchase Company Common Stock outstanding on such date. As of the date hereof, no shares of Company Common Stock are held in the treasury of the Company, no shares of Company Common Stock are held by Subsidiaries of the Company, and no shares of Preferred Stock are outstanding.

(b) Item 4.3(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Company’s Subsidiaries, together with their respective authorized capital stock and record ownership of all issued and outstanding shares of capital stock of such Subsidiaries. Except as set forth in Item 4.3(b) of the Company Disclosure Schedule or as reflected in “Short-Term Investments” and “Investments” on the Company’s consolidated balance sheet at March 31, 2007, the Company does not have any other Subsidiaries or own or hold, directly or indirectly, any equity, or has not made any investment, in any other Person. All issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized, validly issued, are fully paid and nonassessable and subject to no preemptive rights and are directly or indirectly owned beneficially and of record by the Company. All issued and outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a Subsidiary of the Company free and clear of all liens, pledges, charges, security interests and other encumbrances or other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock) (collectively “Liens”).

(c) Except for: (1) issued and outstanding Company Common Stock referenced in Section 4.3(a)(i), and (2) up to, but not to exceed, 570,000 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Share Options, which have an average exercise price of not less than $15.54, at the time of execution of this Agreement and at Closing, no shares of capital stock or other voting securities of the Company or any of its Subsidiaries (whether or not vested) are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and nonassessable and subject to no preemptive rights. Except for the Company Common Stock, there are no bonds, debentures, notes or other indebtedness or securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or such Subsidiary may vote. Except for the Rights, Company Share Options and the Restricted Shares, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any such Person is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating such Person to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries or any securities of the type described in this Section 4.3(c).

(d) The names of the optionee of each Company Share Option, the date of grant of each Company Share Option, the number of shares subject to each such Company Share Option, the expiration date of each such Company Share Option, and the price at which each such Company Share Option may be exercised under the Company Stock Plans as of April 30, 2007 are set forth in Item 4.3(d) of the Company Disclosure Schedule.

(e) The name of each holder of Restricted Shares, the date of issuance, the number of shares of Restricted Shares and the vesting schedule as of April 30, 2007 are set forth in Item 4.3(e) of the Company Disclosure Schedule.

Section 4.4  Financial Statements; No Undisclosed Material Liabilities.

(a) All consolidated financial statements of the Company and its Subsidiaries (including the notes to such financial statements) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (collectively, the “Financial Statements”) filed pursuant to the Exchange Act (a) complied in all material respects with published rules and regulations of the SEC with respect thereto, (b) are in accordance with the books and records of the Company and its Subsidiaries in all material respects, and (c) present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries and the consolidated results of their operations and their cash flows as of the respective dates and for the respective periods indicated, all in conformity with GAAP applied on a consistent basis through all the periods involved (except, in the case of unaudited interim statements, as indicated in the notes thereto), subject, in the case of unaudited interim statements, to normal year-end audit adjustments.

(b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise that are required by GAAP to be disclosed on a consolidated balance sheet other than (i) those disclosed in the Financial Statements, (ii) liabilities or obligations of a nature arising in the ordinary course of business since March 31, 2007, or (iii) those disclosed in Item 4.4(b) of the Company Disclosure Schedule.

Section 4.5  Absence of Certain Changes or Events.

Except as disclosed in Item 4.5 of the Company Disclosure Schedule, since March 31, 2007, (a) there has not been any Company Material Adverse Change, (b) there has not been any damage, destruction or loss (whether covered by insurance or not) or event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect, (c) there has been no condition, event or occurrence which could reasonably be expected to prevent, materially hinder or materially delay the ability of the Company to consummate the Merger or the transactions contemplated by this Agreement, and (d) neither the Company nor any of its Subsidiaries have: (1) amended or otherwise changed its articles of incorporation or bylaws or other organizational documents, as applicable; (2) declared, sat aside or paid any dividend or other distribution or payment in cash, stock or property in respect of any of its shares of its capital stock (other than regular quarterly dividends by the Company in an amount not greater than $0.12 per share of Company Common Stock); (3) issued, granted, sold, pledged or transferred or agreed or proposed to issue, grant, sell, pledge or transfer any shares of its capital stock, stock options, warrants, securities or rights of any kind or rights to acquire any such shares, securities or rights, other than Company Share Options and Restricted Shares issued pursuant to Company Benefit Plans to employees of the Company in the ordinary course of business consistent with past practice; (4) split, combined or reclassified any capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or substitution for shares of capital stock; (5) repurchased, redeemed or otherwise acquired any shares of the capital stock of the Company or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any of its Subsidiaries; (6) adopted or amended (except as may be required by Law) any Company Benefit Plan or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee; (7) increased the compensation or fringe benefits of any director, employee or former director or employee or paid any benefit not required by any Company Benefit Plan, other than increases in compensation for employees of the Company and its Subsidiaries and arrangements for new employees that are in the ordinary course of business and consistent with past practice (in terms of frequency, timing and amount) and, with respect to employees other than officers and directors, isolated merit salary increases or bonuses not in the context of any broad-based plan or program; or (8) granted or committed to grant to any employee, officer, shareholder, director, consultant or agent of the Company or any of its Subsidiaries any new or modified severance, change of control, termination, retention or similar arrangement or increase or accelerate any benefits payable under its severance, retention or termination pay policies in effect on the date hereof other than in the ordinary course of business consistent with past practice (in terms of frequency, timing and amount).

Section 4.6  SEC Reports and Other Documents.

(a) Since January 1, 2004, the Company has timely filed or furnished, as the case may be, all Company SEC Documents required to be filed or furnished, as applicable, by it with the SEC and all such Company SEC Documents complied as to form in all material respects with the applicable requirements of Law. Each Company SEC Document did not on the date of submission of such reports (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Company’s knowledge, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review.

(b) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder such Act (the “Sarbanes-Oxley Act”) or the Exchange Act, and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.7  Governmental Consents and Approvals.

Except as set forth in Item 4.7 of the Company Disclosure Schedule, no consent, waiver, approval, notification, license or authorization of or designation, declaration or filing with any Governmental Entity is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) filings of the Articles of Merger in the State of North Carolina in accordance with the NCBCA, (b) filings required under the HSR Act, (c) the filing of the Proxy Statement and an amendment to the Company’s Registration Statement on Form 8-A with respect to the Rights Plan Amendment with the SEC in accordance with the Exchange Act and such current reports on Form 8-K under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (d) approvals of and filings with the FCC, the NCUC, the GPSC, and the SCPUC as described on Item 7.1(d) of the Company Disclosure Schedule, and (e) such other consents, waivers, approvals, licenses or authorizations, the failure of which to be obtained will not have and would not reasonably be expected to have a Company Material Adverse Effect or will not materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby or otherwise materially interfere with or delay the consummation of the transactions contemplated hereby.

Section 4.8  No Violation.

The execution and delivery of this Agreement, the filing by the Company of Articles of Merger in connection with the Merger in the State of North Carolina in accordance with the NCBCA, the consummation by the Company of the transactions contemplated hereby, or compliance by the Company with any of the provisions hereof, will not:

(a) violate or conflict with any provision of the articles of incorporation or bylaws of the Company or any comparable charter or organizational documents of its Subsidiaries;

(b) subject to obtaining the approvals and making the filings described in Section 4.7 hereof, cause the Company or any of its Subsidiaries to violate or breach (i) any Law or any judgment, decree, or order of any Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or (ii) the award of any arbitrator or panel of arbitrators; or

(c) except as set forth in Item 4.8(c) of the Company Disclosure Schedule, with or without notice or lapse of time, or both, violate, or be in conflict with, or constitute a breach or default under, or permit the termination of, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a benefit under, or, except as contemplated by this Agreement, require the consent of any Person under, or result in the creation of any Lien upon any property of the Company or any of its Subsidiaries under, any agreement, indenture, lease, instrument, permit, concession, franchise, license, understanding or undertaking applicable to the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries (or their respective properties) may be bound, which, in the case of clauses (b) and (c), individually or in the aggregate would have and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.9  Legal Proceedings.

Except as set forth in Item 4.9 of the Company Disclosure Schedule, there is no legal action, suit, complaint, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries or any of their respective properties, assets, business, or Governmental Approvals before any Governmental Entity or arbitrator of competent jurisdiction, which, individually or in the aggregate, could reasonably be expected (a) to have a Company Material Adverse Effect, (b) to materially and adversely affect the ability of the Company to carry out the Merger or the transactions contemplated by this Agreement, or (c) to delay, materially interfere with, prevent or otherwise make unduly burdensome, the Merger or the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any nature of any Governmental Entity or arbitrator outstanding or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries having or which would be reasonably expected to have any such effect. Neither the Company nor any of its Subsidiaries have received any written notice of any condemnation or eminent domain proceeding affecting any owned or leased real property, and, to the knowledge of the Company, no such action or proceeding has been threatened.

Section 4.10  Governmental Authorizations; Compliance with Law.

(a) The Company and its Subsidiaries possess from the appropriate Governmental Entity, whether federal, state or local, all licenses, permits, authorizations, approvals, franchises, filings, authorizations and rights (“Government Approvals”) that are necessary for the Company and its Subsidiaries to own, lease, and operate their properties and assets or engage in the respective businesses currently conducted by them, except in those instances in which failure to possess Government Approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect or materially interfere with or delay the transactions contemplated hereby. The Company and its Subsidiaries are in compliance with all applicable federal, state and local Laws, individually or in the aggregate, except where the failure to so comply, has not had or would not reasonably be expected to result in a Company Material Adverse Effect.

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, to the Company’s independent registered accounting firm and the audit committee of the Board of Directors (A) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which by definition have more than a remote chance to materially adversely affect the Company’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting for the quarter ended March 31, 2007. The Company has made available to Parent a summary of any such disclosures made by management to the accounting firm or audit committee for the year ended December 31, 2006.

(c) Neither the Company nor any of its Subsidiaries is in violation of any requirement of applicable Law related to privacy, data protection or the collection and use of personal information gathered or used by the Company and its Subsidiaries applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except for conflicts, violations and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11  Brokers and Finders.

Except as set forth in Item 4.11 of the Company Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or its Subsidiaries.

Section 4.12  Fairness Opinion and Approval by the Board of Directors.

On or prior to the date hereof, the Board of Directors unanimously approved the terms of this Agreement in accordance with applicable Law and the Company’s articles of incorporation (including without limitation Article 12 thereof) and bylaws and received an opinion from Raymond James & Associates, Inc. as of the date hereof, that, from a financial point of view, the consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair to them, a true and complete copy of such written opinion has been or will promptly be delivered to the Parent following its receipt by the Board of Directors. Such opinion has not been withdrawn, revoked, or otherwise modified as of the date of this Agreement. The Company has delivered a complete and accurate copy of such opinion to Parent (which such opinion shall be included in the Proxy Statement delivered to the Company’s shareholders).

Section 4.13  Taxes.

(a) All Returns (as hereinafter defined) required to be filed by or with respect to the Company and its Subsidiaries have been filed on a timely basis, except where the failure to file such Returns would not individually or in the aggregate have and would not reasonably be expected to have a Company Material Adverse Effect. All such Returns were correct and complete in all material respects. There are no material deficiencies for Taxes that have been asserted or assessed against the Company or its Subsidiaries that remain unpaid. The Company and its Subsidiaries have paid or made adequate provision in all material respects in the Financial Statements (other than reserves for deferred income Taxes established to reflect differences between book basis and Tax basis of assets and liabilities) for the payment of all Taxes due and owing by the Company and its Subsidiaries, whether or not shown on any Return. The term “Tax” or “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, franchise, sales, use, withholding, employment, property alternative or add-on minimum, environmental (including Taxes under Section 59A of the Code) or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto. The term “Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Item 4.13(b) of the Company Disclosure Schedule lists all Returns that are currently the subject of audit. Except as set forth on Item 4.13(b) of the Company Disclosure Schedule neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period on the assessment of any material Taxes, which period (after giving effect to such extension or waiver) has not expired. Neither the Company nor any of its Subsidiaries has granted a power of attorney with respect to any matter relating to any material Tax. No claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that it is or may be subject to Tax in that jurisdiction.

(c) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid by the Company or such Subsidiary in connection with amounts paid or owing to any employee, independent contractor, shareholder, partner, or other third party.

(d) Except as disclosed in Item 4.13(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement, contract, arrangement or plan that could obligate it to make any payments that will not be deductible under Section 280G of the Code or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code. No director, officer or employee of the Company or any of its Subsidiaries is entitled to receive any additional payment from the Company, any of its Subsidiaries or any other Person in the event that the excise Tax required by Section 4999(a) of the Code, any Tax imposed under Section 409A of the Code or any other Tax is imposed on such individual.

(e) No material claim for unpaid Taxes has become a Lien (other than a Permitted Lien) of any kind against the property or assets of the Company or any of its Subsidiaries.

(f) None of the Returns filed by or on behalf of the Company or any Subsidiary of the Company contains or will contain a disclosure statement under Sections 6662 and 6662A of the Code or any similar provisions of Law.

(g) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among the Company and any of its Subsidiaries, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Return (other than a group the common parent of which is the Company) or (B) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(h) Neither the Company nor any of its Subsidiaries: (A) has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(i) No excess loss account (within the meaning of Treasury Regulation 1.1502-19) exists with respect to the Company or any Subsidiary of the Company.

Section 4.14  Employee Benefits and Labor Matters.

(a) Item 4.14(a) of the Company Disclosure Schedule lists all employee benefit plans, programs, arrangements, funds, policies, practices, or contracts and samples of representative employment agreements with respect to which, through which, or under which the Company or any of its Subsidiaries has any material liability to provide benefits or compensation to or on behalf of employees, former employees, or independent contractors of the Company or any of its Subsidiaries, whether formal or informal, whether or not written, including any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), and any stock purchase, stock option, severance, employment, change in control, fringe benefit, collective bargaining, bonus, incentive, or deferred compensation arrangement (collectively, the “Company Benefit Plans”). The Company has made available to the Parent a true and complete copy of the following documents, if applicable, with respect to each Company Benefit Plan: (i) all documents setting forth the terms of the Company Benefit Plan, or if there are no such documents evidencing the Company Benefit Plan, a full description of the Company Benefit Plan, (ii) the ERISA summary plan description and any other written summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan, (iii) the annual report (Form 5500 series), required under ERISA or the Code, filed for the most recent plan year and most recent financial statements or periodic accounting of related plan assets with respect to each Company Benefit Plan, and (iv) the most recent favorable determination letter, opinion, or ruling from the Internal Revenue Service for each Company Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income Tax.

(b) Each Company Benefit Plan has at all times been maintained, by its terms and in operation in all material respects, in accordance with the Code, ERISA, and other applicable Law. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and any related trust that is intended to be tax-exempt under Section 501(a) of the Code, has received a favorable determination letter from the Internal Revenue Service to the effect that such plan is qualified under the Code and such trust is tax-exempt, and any such determination letter remains in effect and has not been revoked. The Company is not aware of any reason why any such determination should be revoked or not reissued. All contributions required to be made prior to Closing under the terms of each Company Benefit Plan, the Code, ERISA, or other applicable Law have been or will be timely made, and adequate reserves have been provided for by the Company with respect to all accrued benefits attributable to service on or prior to the Closing.

(c) Except as disclosed in Item 4.14(c) of the Company Disclosure Schedule, each Company Benefit Plan may be amended or terminated at any time without any obligation or liability other than for benefits accrued prior to such amendment or termination, or as required to be vested pursuant to applicable Law as a result of such amendment or termination. There are no actions, audits, suits, or claims which are pending or, to the knowledge of the Company threatened, against any Company Benefit Plan, except claims for benefits made in the ordinary course of the operation of such plans that, if adversely determined, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any material liability, Tax, or penalty whatsoever to any Person whomsoever as a result of the Company or any of its Subsidiaries engaging in a prohibited transaction under ERISA or the Code. To the knowledge of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any trade or business (whether or not incorporated) which together with the Company is treated as a single employer under Section 414(b), (c), (m), or (o) of the Code (“Company ERISA Affiliate”), to any material liability, Tax, or penalty imposed by ERISA, the Code, or other applicable Law.

(d) Except as disclosed in Item 4.14(d) of the Company Disclosure Schedule, neither the Company nor any Company ERISA Affiliate maintains, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any plan subject to Title IV of ERISA (a “Title IV Plan”). No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Title IV Plan Company Benefit Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, and no event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Company Benefit Plan. Neither the Company nor any Company ERISA Affiliate thereof has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any Title IV Plan or (B) any liability under Section 4971 of the Code that in either case could become a liability of Parent or any of its Affiliates after the Effective Time. None of the Company or any of the Company ERISA Affiliates make contributions or has any obligation to make contributions to any multiemployer plan (as defined in Section 3(37) of ERISA).

(e) Neither the Company nor any of its Subsidiaries is a party to or is bound by any labor or collective bargaining agreement, and, as of the date of this Agreement and to the knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries.

(f) There are no strikes, work slowdowns, work stoppages, lockouts, arbitrations, grievances, unfair labor practice charges or complaints pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any such strikes, slowdowns, work stoppages, lockouts, arbitrations, grievances, unfair labor practice charges or complaints within the past three years, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters and has not engaged in any unfair labor practices or similar prohibited practices except in each case for any instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g) Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) sponsored, maintained or participated in by the Company or any of its Subsidiaries (or to which the Company or any of its Subsidiaries is (or was) a party) at any time since January 1, 2005 has been operated and administered since January 1, 2005, in all material respects, in good faith compliance with Section 409A of the Code and any guidance issued by the United States Treasury Department or the IRS thereunder (including IRS Notice 2005-1 and the proposed Treasury regulations issued on September 29, 2005), to the extent applicable to such plan.

Section 4.15  Environmental Matters.

(a) Except as disclosed on Item 4.15(a) of the Company Disclosure Schedule and those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, (ii) there is no notice of violation in writing, investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has received any written notice of, or entered into, any order, settlement, judgment, injunction or decree (or, to the knowledge of the Company, has agreed to perform or entered into any contractual obligation with a reasonable likelihood of requiring a material payment) involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws; and (iv) to the knowledge of the Company, no Hazardous Materials have been released at, on, above, under or from any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, nor to the knowledge of the Company are there any conditions or circumstances at any properties currently or formerly owned, leased or operated by the Company that have or would reasonably be expected to give rise to material liability for the Company or any of its Subsidiaries under any Environmental Law.

(b) To the knowledge of the Company, copies of all material environmental and health and safety reports or assessments or other material communications or documentation concerning environmental, health and safety matters in the Company’s possession, as of the date hereof, relating to the Company and any of its Subsidiaries and any real property owned, operated or leased by the Company or any of its Subsidiaries, have been made available to the Parent prior to the date hereof, to the extent any of the issues identified in any such reports, assessments or other communications or documentation would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(c) For purposes of this Agreement, “Environmental Laws” shall mean all applicable Laws relating to (i) the protection or remediation of the environment, including soil and subsurface soil, surface water, groundwater, drinking water, indoor and ambient air, and natural resources, (ii) human health and safety as affected by exposure to Hazardous Materials, or (iii) the presence, use, management, assessment, remediation, transportation, treatment, storage, disposal or recycling of any Hazardous Materials.

(d) For purposes of this Agreement, “Hazardous Materials” shall mean any material, substance, or waste defined or regulated as hazardous, toxic, a pollutant, a contaminant or words of similar meaning, including petroleum and petroleum byproducts and any fraction thereof, asbestos and asbestos containing material, mold of the concentrations and levels that would reasonably be likely to adversely affect human health, radon or polychlorinated biphenyls, in non-utility owned electrical equipment.

Section 4.16  Required Vote; Dissenters’ Rights.

The affirmative vote of a majority of the shares of Company Common Stock is the only vote of the holders of any class or series of the Company’s securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby (the “Company Shareholder Approval”). No shareholder of the Company or any of its Subsidiaries shall be entitled to perfect dissenters’, appraisal or similar rights in connection with the Merger and the transactions contemplated hereby.

Section 4.17  State Takeover Statutes.

No state takeover statute or similar statute or regulation of the State of North Carolina (and, to the knowledge of the Company after due inquiry, of any other state or jurisdiction), applies or purports to apply to this Agreement, the Merger, or any of the other transactions contemplated hereby. No provision of the articles of incorporation, by-laws or other governing instruments of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Merger Sub or its Affiliates to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company or any of its Subsidiaries that may be acquired or controlled by Merger Sub or its Affiliates or permit any shareholder to acquire securities of the Company on a basis not available to Merger Sub in the event that Merger Sub were to acquire securities of the Company. The Board of Directors has duly, validly and unanimously approved and taken all corporate action required to be taken for the consummation of the transactions contemplated by this Agreement.

Section 4.18  Material Contracts.

The Company has filed each agreement, understanding or undertaking that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

Item 4.18 of the Company Disclosure Schedule sets forth a true and complete list, and the Company has made available to Parent true and complete copies, of:

(a) other than Governmental Approvals held by the Company and any of its Subsidiaries imposing geographical limitations on operations, each agreement, understanding or undertaking to which the Company or any of its Subsidiaries is a party that restricts in any material respect the ability of the Company or any of its Subsidiaries to compete in any business or with any Person in any geographical area;

(b) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $100,000, is outstanding or may be incurred, other than any such agreement between or among the Company and its wholly owned Subsidiaries;

(c) except for purchase and sales orders entered into the ordinary course of business, each agreement, understanding or undertaking to which the Company or any of its Subsidiaries is a party for the future acquisition or disposition by the Company or any of its Subsidiaries of properties or assets that, in each case, have a fair market value or purchase price of more than $500,000;

(d) each partnership, joint venture or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company and its Subsidiaries;

(e) other than contracts and plans disclosed in Item 4.14(a) of the Company Disclosure Schedule, any contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(f) other than those agreements, understandings or undertakings set forth on Item 4.8(c) of the Company Disclosure Schedule, any agreement, understanding or undertaking which could prevent or materially delay the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; and

(g) any agreement, contract or binding commitment with a video content provider requiring fixed payments after the date hereof under any such agreement exceeding $250,000 per year or which is not terminable without penalty upon less than 12 months’ notice.

Each agreement, understanding or undertaking of the type described in the first paragraph of this Section 4.18 and in clauses (a) through (g) above, and each lease agreement for any material leased real property, is referred to herein as a “Material Contract”. Neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, presently in default in any respect under any Material Contract, except for those defaults which could not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect; and there has not occurred and is presently existing any event that with the lapse of time or the giving of notice or both would constitute such a material default. Each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of the other parties thereto, and is in full force and effect, except for such failures to be valid, binding and legally enforceable or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.19  Information in Proxy Statement.

The Definitive Proxy Statement (or any amendment thereof or supplement thereto), on the date mailed to the Company’s shareholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by the Parent or Merger Sub for inclusion in the Definitive Proxy Statement. The Definitive Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 4.20  Properties.

(a) Except with respect to Permitted Liens, each of the Company and its Subsidiaries have good and sufficient, valid and marketable title to its owned real property free and clear of all Liens that, individually or in the aggregate, would have or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Item 4.20(a) of the Company Disclosure Schedule, there are no outstanding contracts for the purchase or sale of any material real property of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries hold good and valid leasehold title to leased real property they occupy, free of all Liens except for Permitted Liens. Other than such exceptions which as would not have and would not reasonably be expected to have a Company Material Adverse Effect, all real property leases of the Company or any of its Subsidiaries are in full force and effect and grant in all respects the leasehold estates or rights of occupancy or use they purport to grant. There are no existing defaults (either on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto) under any such real property lease and no event has occurred and is presently existing which, with notice or the lapse of time, or both, would constitute a default (either on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto) under any of such real property leases, except for any of the foregoing which, individually or in the aggregate, would not have and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Item 4.20(b) of the Company Disclosure Schedule, the consummation of the Merger will not result in the occurrence of a default under any material real property leases of the Company or any of its Subsidiaries (whether pursuant to a “change in control” provision in the real property leases or otherwise).

(c) The Company and each of its Subsidiaries owns or has the lawful right to use all assets, properties, operating rights, easements, contracts, leases, and other instruments necessary to operate their respective businesses as presently conducted in all material respects.

Section 4.21  Rights Agreement.

The Company has taken all necessary action to render the Rights Plan inapplicable to any transaction between Parent and the Company (including their respective Subsidiaries), including execution of the Rights Plan Amendment which provides that the entering into of this Agreement and the consummation of the transactions contemplated hereby, do not and will not, (a) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (b) result in the ability of any Person to exercise any Rights under the Rights Plan, (c) enable or require the Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or (d) enable the Company to exchange any Rights for shares of Company Common Stock pursuant to the Rights Plan. No Distribution Date (as defined in the Rights Plan) or similar event has occurred or will occur by reason of (i) the adoption, approval, execution or delivery of this Agreement, (ii) the public announcement of such adoption, approval, execution or delivery or (iii) the consummation of the transactions contemplated hereby and thereby. The Rights Plan, as so amended, has not been further amended or modified. Copies of the Rights Plan Amendment have been previously provided to Parent.

Section 4.22  Intellectual Property Matters.

(a) Item 4.22(a) of the Company Disclosure Schedule sets forth a true and complete list of all registered trademarks and servicemarks Intellectual Property (as defined below) registrations and applications for registration of trademarks and servicemarks owned by the Company or its Subsidiaries (such Intellectual Property, “Company Registered IP”). All Company Registered IP is valid, enforceable, in full force and effect and has not been abandoned or canceled, and no claims are pending or, to the knowledge of the Company, have been threatened challenging the validity of Company Registered IP or the Company’s and its Subsidiaries’ ownership thereof.

(b) Except for those matters which, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted by it, (ii) to the knowledge of the Company, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property, (iii) to the knowledge of the Company, no Person is challenging or infringing upon or otherwise violating any Intellectual Property owned or licensed by the Company or its Subsidiaries and (iv) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property owned or licensed by the Company or its Subsidiaries and no Intellectual Property owned or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For the purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, slogans, certification marks, trade dress, Internet domain names, e-mail domain names and other indications of origin, the goodwill associated with the foregoing and the registrations in any jurisdiction in the United States or any other jurisdiction throughout the world of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas and improvements thereto, whether patentable or not and whether reduced or not reduced to practice, in any such jurisdiction; patents, applications for patents (including divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any such jurisdiction; know-how, trade secrets and confidential information and rights in any such jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any such jurisdiction; and registrations or applications for registration of copyrights in any such jurisdiction, and any renewals or extensions thereof.

Section 4.23  Communications Regulatory Matters.

(a) Item 4.23 of the Company Disclosure Schedule sets forth a complete and accurate list of all Governmental Approvals issued by the FCC, the NCUC, the GPSC and the SCPUC held by the Company and its Subsidiaries required for the Company and its Subsidiaries to operate their business in the ordinary course (the “Company Licenses”). Item 4.23 of the Company Disclosure Schedule also identifies the type of such license or approval and the entity holding such license or approval and specifically identifying the license that is used in the operation of the business and such that are subject to the First Amended and Restated Joint Operating Agreement, dated September 28, 2000, with AT&T (as successor-in-interest to BellSouth Personal Communications, LLC).

(b) Each Company License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (ii) any pending regulatory proceeding (other than those affecting the telecommunications industry generally) or judicial review before a Governmental Authority, unless such pending regulatory proceedings or judicial review would have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and the Company Subsidiaries have no knowledge of any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except where the failure to be renewed has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The licensee of each Company License is in compliance with each Company License and has fulfilled and performed all of its material obligations with respect thereto, including all reports, notifications and applications required by the Communications Act of 1934, as amended, or the FCC rules or similar rules, regulations, policies, instructions and orders of the NCUC, the GPSC and the SCPUC and the payment of all regulatory fees, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.24  Affiliate Transactions.

Except as disclosed in the Company SEC Documents, there are no transactions or contracts of the type that would be required to be disclosed by the Company under Item 404 of Regulation S-K.

Section 4.25  Swap Agreements.

Other than the Company Stock Plans, neither the Company nor any of its Subsidiaries is party to any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

Section 4.26  CTC Long Distance Services, LLC.

At March 31, 2007, CTC Long Distance Services, LLC had a net book value of not more than $5,000,000.

Section 4.27  No Other Representations or Warranties.

Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Parent or any of its Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND THE PARENT

Merger Sub and the Parent hereby represent and warrant to the Company as follows:

Section 5.1  Organization and Good Standing.

Each of Merger Sub and the Parent is a duly organized and validly existing corporation in good standing under the Laws of the state of its incorporation. Each of Merger Sub and the Parent has heretofore delivered to the Company accurate and complete copies of its articles or certificate of incorporation and bylaws as currently in effect. The Parent and Merger Sub are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the nature of the business conducted by them or the character or location of their properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2  Authorization; Binding Agreement.

The Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the transactions contemplated hereby are within Parent and Merger Sub’s corporate powers, have been duly and validly authorized by its respective board of directors, and this Agreement has been adopted by the shareholders of Merger Sub in accordance with the NCBCA and its articles of incorporation and bylaws. No other corporate proceedings on the part of Merger Sub or the Parent are necessary to authorize this Agreement, the Merger and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and Merger Sub and constitutes a legal, valid and binding agreement of Merger Sub and the Parent, enforceable against the Parent and Merger Sub in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to or limiting creditors, rights generally, and (b) general principles of equity (whether considered in an action in equity or at Law) which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

Section 5.3  Capitalization.

The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock of which 100 are issued and outstanding on the date hereof and are beneficially owned by the Parent. All of the shares of Merger Sub Common Stock outstanding at the Effective Time (i) will have been duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) will be beneficially owned by the Parent. Merger Sub has not granted any outstanding option, warrant, subscription or other right, or entered into any agreement or commitment which either (a) obligates Merger Sub to issue, sell, repurchase or transfer any shares of the capital stock of Merger Sub or (b) restricts the transfer of, or otherwise encumbers, shares of Merger Sub Common Stock. Merger Sub has no treasury stock.

Section 5.4  No Violation.

Neither the execution and delivery of this Agreement, the filing of the Articles of Merger nor the consummation by Merger Sub and the Parent of the transactions contemplated hereby, nor compliance by the Parent or Merger Sub with any of the provisions hereof, will:

(a) violate or conflict with any provision of the charter documents or bylaws of Merger Sub or the Parent;

(b) subject to obtaining the approvals and making the filings described in Section 5.5 hereof, violate or breach any statute or Law or any judgment, decree or order of any Governmental Entity applicable to Merger Sub or the Parent or any of their properties; or

(c) with or without notice or lapse of time, or both, violate, or be in conflict with, or constitute a breach or default under, or permit the termination of, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or except as contemplated by this Agreement, require the consent of any Person under, or result in the creation of any Lien upon any property of Merger Sub or the Parent under, any agreement, indenture, lease or instrument, permit, concession, franchise, license or understanding or undertaking applicable to Merger Sub or the Parent to which Merger Sub or the Parent is a party or by which Merger Sub or the Parent (or its properties) may be bound, which in the aggregate would have or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5  Governmental and Other Consents and Approvals.

No consent, waiver, approval, notification, license or authorization of or designation, declaration or filing with any Governmental Entity is required in connection with the execution or delivery by the Parent and Merger Sub of this Agreement or the consummation by the Parent or Merger Sub of the transactions contemplated hereby, other than (a) filings of the Articles of Merger in the State of North Carolina in accordance with the NCBCA, (b) filings required under the HSR Act, (c) filings required under the Exchange Act, (d) approvals of and filings with the FCC, the NCUC, the GPSC and the SCPUC, and (e) such other consents, waivers, approvals, licenses or authorizations, the failure of which to be obtained will not have and would not reasonably be expected to have a Parent Material Adverse Effect or will not materially and adversely affect the ability of the Parent or Merger Sub to consummate the transactions contemplated hereby or otherwise materially interfere with or delay the consummation of the transactions contemplated hereby.

Section 5.6  Proxy.

The information furnished to the Company by Merger Sub and the Parent specifically for inclusion in the Definitive Proxy Statement or any amendment or supplement thereto, or specifically for inclusion in any other documents filed with the SEC by the Company in connection with the Merger, shall, with respect to the Definitive Proxy Statement at the time the Definitive Proxy Statement is mailed and at the time of the Special Meeting, and, with respect to any other documents, at the time of filing with the SEC and at the time of such Special Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.7  Financing.

(a) The Parent has, as of the date of this Agreement, and will have, as of the Closing, sufficient funds available to pay all amounts payable by the Parent or Merger Sub pursuant to this Agreement and has no reason to believe that such funds will not be available to the Parent and Merger Sub on a timely basis to pay all amounts payable by either of them pursuant to this Agreement (the “Financing”).

(b) In connection with the consummation of the transactions contemplated hereby and the incurrence of any indebtedness, if any, by the Parent or any of its Affiliates therewith, the Parent does not intend that the Company and the Subsidiaries would incur, and does not believe that the Company and the Subsidiaries will incur, debts that would be beyond the ability of the Company and the Subsidiaries to pay as such debts as they mature.

Section 5.8  Brokers and Finders.

Other than Stephens Inc., neither the Parent nor Merger Sub has engaged any broker, finder or investment banker which engagement would require the payment of any brokerage, finder’s or other fees by the Company in connection with the transactions contemplated hereby.

Section 5.9  No Prior Activities.

Merger Sub has not incurred, and will not incur, directly or through any Subsidiary, any liabilities or obligations, except those incurred in connection with its organization or with the negotiation of this Agreement and the Financing. Except as contemplated by this Agreement, Merger Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person or entity, or become subject to or bound by any obligation or undertaking.

Section 5.10  Legal Matters.

There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of Merger Sub or the Parent, threatened against or affecting Merger Sub or the Parent or any of its properties, assets, business, or Governmental Approvals before any Governmental Entity or arbitrator, which, individually or in the aggregate, could reasonably be expected (a) to have a Parent Material Adverse Effect or (b) to materially and adversely affect the ability of Merger Sub or the Parent to carry out, or prevent or make unduly burdensome, the Merger or the transactions contemplated by this Agreement.

Section 5.11  No Other Representations or Warranties.

Except for the representations and warranties made by the Parent and Merger Sub in this Article 5, neither the Parent, Merger Sub nor any other Person makes any representation or warranty with respect to the Parent, Merger

Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing.

ARTICLE 6

ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER

Section 6.1  Shareholders’ Approval.

Except as expressly permitted by Section 6.8, the Company shall take all actions reasonably necessary in accordance with applicable Law and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as soon as reasonably practicable after the date hereof for the purpose of obtaining the Company Shareholder Approval (the “Special Meeting”). The Company may not adjourn or postpone the Special Meeting if there are sufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting and the Company believes such shares will be voted in number sufficient to approve and adopt this Agreement and the Merger. Except as expressly permitted by Section 6.8, the Company shall, through the Board of Directors, include the Board Recommendation in the Preliminary Proxy Statement and the Definitive Proxy Statement. The Company shall use its reasonable best efforts, except as expressly permitted by Section 6.8, to obtain the Company Shareholder Approval. The Company’s obligation to call, give notice of and hold the Special Meeting in accordance with this Section 6.1 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any withdrawal or modification of the Board Recommendation.

Section 6.2  Proxy Materials.

In connection with the Special Meeting and as soon as reasonably practicable following the date hereof, the Company shall prepare and file a preliminary proxy statement relating to the transactions contemplated by this Agreement and the Merger (the “Preliminary Proxy Statement”) with the SEC and shall use its reasonable best efforts (a) to respond to the comments of the SEC, (b) to cause the Preliminary Proxy Statement to be cleared by the SEC as soon after such filing as reasonably practicable, and (c) to cause a definitive proxy statement to be mailed to the Company’s shareholders (the “Definitive Proxy Statement” and collectively with the Preliminary Proxy Statement, the “Proxy Statement”) all as soon as reasonably practicable; provided, that prior to the filing of each of the Preliminary Proxy Statement and the Definitive Proxy Statement, the Company shall consult with Parent with respect to such filings and shall afford Parent reasonable opportunity to comment thereon. Parent shall provide the Company with any information for inclusion in the Preliminary Proxy Statement and the Definitive Proxy Statement which may be required under applicable Law and which is reasonably requested by the Company. The Company shall promptly provide to Parent copies of, consult with Parent regarding and afford Parent a reasonable opportunity to comment on, written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and shall promptly advise Parent of the substance of any material oral SEC comments. The Proxy Statement shall comply as to form in all material respects with the Securities Act and the Exchange Act, respectively.

Section 6.3  Termination of Company Share Option Plans; Treatment of Other Equity Compensation Awards

(a) As of the Effective Time, each option to purchase shares of Company Common Stock (“Company Share Options”) granted under any stock option plans or other equity-related compensation plans of the Company (the “Company Stock Plans”) or otherwise granted by the Company, which, in each case, is outstanding immediately prior to the Effective Time (whether vested or unvested, exercisable or not exercisable), shall be deemed canceled by the Company and shall cease to exist and the former holder thereof shall cease to have any rights with respect thereto except that the former holder thereof shall be entitled to receive promptly following the Effective Time from the Parent, in consideration for such cancellation, an amount (less withholdings required by Applicable Law and without interest) equal to the product of (i) the excess, if any, of (A) the per share Merger Consideration over (B) the exercise price per each share of Company Common Stock subject to such Company Share Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Share Option. In the event that the exercise price of any Company Share Option is equal to or greater than the per share Merger Consideration, such

Common Share Option shall be cancelled without payment therefor and have no further force or effect. The procedures for cancellation and payment with respect to such Company Share Options shall be as set forth in this Section 6.3(a) or, to the degree unstated, shall be as the Parent shall reasonably determine. As of the Effective Time, the Company Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled.

(b) Each share of Company Common Stock granted pursuant to any Company Stock Plan or otherwise granted by the Company subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall become fully vested, transferable and free of any other restrictions as of the Effective Time and, at the Effective Time, each such Restricted Share will be treated the same as, and have the same rights and be subject to the same conditions (including the conditions set forth in Section 3.2) hereunder as, each share of Company Common Stock as provided in Section 3.2. The procedures for cancellation of any Certificates representing the Restricted Shares and payment of the Merger Consideration with respect thereto shall be as set forth in this Section 6.3(b) or, to the degree unstated, shall be as the Parent shall reasonably determine.

(c) The “Offering Period” (as defined in the ESPP) that started on April 1, 2007 under the ESPP may continue through June 30, 2007 or, if earlier, the end of the last business day before the Effective Time; provided, (i) no person shall be allowed to elect to increase his or her payroll deductions or other contributions to purchase company Common Stock for such Offering Period after the date hereof; (ii) the Company shall not commence any new Offering Periods under the ESPP on or after the date hereof; and (iii) if any whole shares of Company Common Stock purchased in such Offering Period by a participant have not been issued before the Effective Time to such participant, in lieu of the issuance of such shares, the Surviving Corporation shall pay such participant, immediately after the Effective Time, a cash payment determined by multiplying (x) such number of whole shares by (y) the Merger Consideration, plus a cash payment equal to the balance, if any, in his or her account in the ESPP after the purchase of such whole shares of Company Common Stock, less any withholding taxes as described in Section 3.1(a) and without interest. Effective as of the Effective Time, the ESPP shall be terminated.

(d) Prior to the Effective Time, the Company shall take all actions necessary in order to effectuate the provisions of this Section 6.3.

Section 6.4  Reasonable Best Efforts; Consents; Other Filings.

(a) Upon the terms and subject to the conditions herein provided, each Party hereto shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, all appropriate action and to do, or cause to be done and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws and regulations and their respective articles of incorporation and bylaws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement. Such actions shall include using reasonable best efforts to (i) defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including Governmental Entities), challenging this Agreement, or the consummation of the transactions contemplated thereby or hereby and (ii) effect all necessary registrations and filings.

(b) Without limiting the generality of the foregoing, each Party hereto shall (i) make the filings required of it or any of its Affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) in connection with this Agreement and the transactions contemplated hereby as promptly as practicable following the date of this Agreement, but in any event, not later than fifteen (15) days following the date hereof, (and each such filing shall request early termination of the waiting period imposed by the HSR Act), (ii) comply at the earliest practicable date and after consultation with the other Parties hereto with any request for additional information or documentary material received by it or any of its Affiliates from the FTC, the Antitrust Division of the Department of Justice (the “Antitrust Division”) or any other Governmental Entity, (iii) cooperate with one another in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by the FTC, the Antitrust Division or any other Governmental Entity and (iv) cause the waiting periods under the HSR Act or any other foreign antitrust merger control authority to terminate or expire at the earliest possible date. Each Party hereto shall promptly inform the other Parties of any material communication made to, or received by such Party from, the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated hereby. The filing fees under the HSR Act shall be borne by the Parent.

(c) The Company and its Subsidiaries shall have primary responsibility, with the assistance and cooperation of the Parent, for obtaining all authorizations, consents, orders and approvals with respect to the Company Licenses; provided that the Parent shall have a reasonable opportunity to review and comment on any such materials prior to filing and, provided further that the Company and Parent will have joint responsibility with respect to the joint applications required for the transfer of control of the Company Licenses. Each of Parent and the Company will use reasonable best efforts (subject to, and in accordance with, applicable Law) to ensure that all necessary applications in connection with transfer of control of the Company Licenses as set forth on Item 7.1(d), are filed within fifteen (15) Business Days of the date hereof (except that transfer of control notifications that do not require affirmative approval may be filed within 20 Business Days after the date hereof) and to respond as promptly as practicable to any additional requests for information received from the FCC, the NCUC, the GPSC, the SCPSC, the City of Concord, North Carolina and any other Governmental Entity.

(d) Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts: (i) to obtain the authorizations, consents, orders and approvals referred to in Sections 6.4(b) and 6.4(c) and any other licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state, and local Governmental Entities and parties to contracts with the Company or any of its Subsidiaries as are required in connection with the consummation of the transactions contemplated hereby; provided that the Company will not be permitted and the Parent will not be required to agree to any term, condition or restriction or to amend any Company License in order to obtain any such authorizations, consents, orders or approvals if such term, condition or restriction or amendment (1) would have or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, (2) would prevent Parent from consummating the transactions contemplated by this Agreement on the material terms set forth in this Agreement, or (3) would revise the Franchise Agreement between CTC Video Services, LLC and the City of Concord, dated May 11, 2006, to require the Surviving Corporation or any Subsidiary or their respective Affiliates to increase its build-out requirement or to increase any other commitments in any material respect, (ii) to effect, in addition to filings referred to in Sections 6.4(a), 6.4(b) and 6.4(c), all necessary registrations and filings required in connection with the consummation of the transactions contemplated hereby; (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Entities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby (the Company shall not be permitted to agree to any settlement of such litigation without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned, or delayed); and (iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

(e) Neither the Parent nor Merger Sub shall enter into or agree to any transaction that would materially adversely affect their ability to fulfill their obligations under this Agreement.

(f) Within ten (10) Business Days of the execution of this Agreement, the Company shall deliver to Parent accurate and complete copies of its and its Subsidiaries’ articles of incorporation, bylaws and other organizational documents, as applicable, as in effect on the date hereof.

(g) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, take or cause to be taken all actions necessary to cause all Company Licenses held by the Company to be transferred to and assumed by WaveTel NC License Corporation or such other Subsidiary of the Company (whether in existence as of the date hereof or formed hereafter) as designated in writing by the Company to Parent and approved by Parent (in the exercise of its sole discretion) prior to the effectiveness of such transfer and the Company shall, and shall cause its Subsidiaries to, execute or cause to be executed by the appropriate entities, conveyancing, assumption and such other instruments, in such forms as shall be reasonably acceptable to Parent, and take such actions as reasonable requested by Parent in each case necessary to effect such transfer.

Section 6.5  Financing.

At the cost and expense of the Parent, the Company shall use reasonable best efforts to cooperate and assist the Parent with respect to the Financing (as defined in Section 5.7).

Section 6.6  Conduct of Business by the Company Pending the Merger.

The Company covenants and agrees that, from the date hereof to immediately prior to the Effective Time or earlier termination of this Agreement as provided herein, unless the Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) and except as expressly contemplated by this Agreement:

(a) The Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the ordinary course of business consistent in all material respects with past practice and in compliance with applicable Law and use commercially reasonable efforts to preserve intact in all material respects their current business organizations, goodwill, rights and franchises, keep available the services of their current officers and employees (except for terminations of employees in the ordinary course of business) and preserve their relationships with others having significant business dealings with them;

(b) The Company shall not and will not permit any Subsidiary to (i) amend or otherwise change its articles of incorporation or bylaws or other organizational documents, as applicable, (ii) amend the terms of any security of the Company or its Subsidiaries, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of any of its shares of capital stock; except that the Company may declare and pay regular quarterly cash dividends in an amount not greater than $0.12 per share of Company Common Stock per quarter on payment and record dates consistent with past practice and any Subsidiary of the Company may pay dividends to the Company or a wholly owned Subsidiary of the Company;

(c) Neither the Company nor any of its Subsidiaries shall (i) except as set forth in Section 6.3(c) (other than the issuance of shares of Company Common Stock upon the exercise of Company Share Options outstanding on the date hereof in accordance with their terms in existence as of the date of this Agreement), issue, grant, sell, pledge or transfer or agree or propose to issue, grant, sell, pledge or transfer any shares of capital stock, stock options, warrants, securities or rights of any kind or rights to acquire any such shares, securities or rights of the Company, any of its Subsidiaries or any successor thereto or (ii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(d) Neither the Company nor any of its Subsidiaries shall incur, assume or guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of any other Person or enter into any material lease (whether such lease is an operating or capital lease), except for (i) intercompany loans and advances, and (ii) Indebtedness incurred pursuant to any customer contract or vendor contract entered into in the ordinary course of business consistent with past practice;

(e) Each of the Company and its Subsidiaries shall use commercially reasonable best efforts to keep in place its current insurance policies which are material (either individually or in the aggregate) to the conduct of their business;

(f) Neither the Company nor any of its Subsidiaries shall make any material Tax election, change any material Tax election already made, file any amended Tax Returns or settle or compromise any material federal, state, local or foreign income Tax liability;

(g) Neither the Company nor any of its Subsidiaries shall make any change in its accounting principles or methods except insofar as may be required by a change in GAAP or change the independent public accountants of the Company and its Subsidiaries;

(h) Neither the Company nor any of its Subsidiaries shall: (x) split, combine or reclassify any capital stock of the Company or any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or substitution for shares of capital stock of the Company or any Subsidiary; (y) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any of its Subsidiaries;

(i) Neither the Company nor any of its Subsidiaries shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

(j) Neither the Company nor any of its Subsidiaries shall make any loans (or other lending arrangement), advances or capital contributions to, or investments in, any other Person, except for (i) intercompany loans, advances, contributions to the Company or wholly owned Subsidiaries of the Company, (ii) investments of less than $500,000 individually and $1,000,000 in the aggregate and (iii) short-term investments, in each case made in the ordinary course of business consistent with past practice;

(k) Except as set forth in Item 6.6(k) of the Company Disclosure Schedule, the Company will not, and will not permit any Subsidiary of the Company to, and will not agree to, and will not permit any Subsidiary to agree to, sell, lease, license, mortgage, pledge, assign, swap, grant a right to use, transfer or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than any such properties or assets the fair market value of which do not exceed $250,000 individually and $1,000,000 in the aggregate on terms no less favorable to the Company or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis, except sales of inventory and receivables in the ordinary course of business consistent with past practice;

(l) Neither the Company nor any of its Subsidiaries shall (x) pay, discharge or satisfy any material claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, or (ii) claims settled or compromised to the extent expressly permitted by Section 6.6(o), or (y) waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

(m) Neither the Company nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(n) Neither the Company nor any of its Subsidiaries shall enter into any collective bargaining agreement or other agreement with any labor organization, union or association;

(o) Neither the Company nor any of its Subsidiaries shall settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the settlement is limited solely to monetary payment and the release of claims and the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $100,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $250,000;

(p) Neither the Company nor any of its Subsidiaries shall adopt or amend (except as may be required by Law) any Company Benefit Plan or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or increase the compensation or fringe benefits of or loan or advance money or other property to any director, employee or former director or employee or pay any benefit not required by any Company Benefit Plan, other than increases in compensation for employees of the Company and its Subsidiaries and arrangements for new employees as expressly permitted by Section 6.6(q);

(q) Neither the Company nor any of its Subsidiaries shall directly or indirectly (1) grant or commit to grant to any employee, officer, shareholder, director, consultant or agent of the Company or any of its

Subsidiaries any new or modified severance, change of control, termination, retention or similar arrangement or increase or accelerate any benefits payable under its severance, retention or termination pay policies in effect on the date hereof, (2) increase or commit to increase the compensation of any officer or director of the Company or any of its Subsidiaries, or pay or commit to or pay any bonus, profit sharing or other similar payment to any officer or director of the Company or any of its Subsidiaries, (3) increase or commit to increase the compensation of any employee (other than officers and directors) of the Company or any of its Subsidiaries, or pay or commit to or pay any bonus, profit sharing or other similar payment to such Persons, in each case other than (i) merit increases consistent with past practice (in terms of frequency, timing and amount) or (ii) with respect to employees other than officers and directors, isolated merit salary increases or bonuses not in the context of any broad-based plan or program, or (4) take any action reasonably within its control to materially increase or decrease the total number of employees of the Company and its Subsidiaries in any functioning department of the Company and its Subsidiaries;

(r) Neither the Company nor any of its Subsidiaries shall make any capital expenditures, other than (i) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), (ii) substantially in accordance with the Company’s capital expenditures plan made available to Parent in writing prior to the date of this Agreement, and (iii) additional expenses up to $6,000,000 for the switch-out of Nokia equipment as expressly required by the First Amended and Restated Joint Operating Agreement, dated September 28, 2000, with AT&T (as successor-in-interest to BellSouth Personal Communications, LLC);

(s) Neither the Company nor any of its Subsidiaries shall (i) other than in the ordinary course of business consistent with past practice or as expressly permitted by this Agreement, terminate, renew, amend or modify in any material respect, or fail to enforce any material provision of, any Material Contract or (ii) enter into any Material Contract not in the ordinary course of business consistent with past practice and not terminable by the Company or the Company Subsidiary party thereto without penalty on notice of ninety (90) days or less;

(t) Except as required in connection with the transactions contemplated hereby, in connection with the applications for additional video franchises through the North Carolina Secretary of State or as required by applicable Law with respect to CTC’s participation in NECA Tariff #5, neither the Company nor any of its Subsidiaries shall take any action that will create a requirement to make a filing, registration or application with, or seek the waiver, consent or approval of, the FCC, any State public service or public utilities commission or any other Governmental Entity other than in the ordinary course of business consistent with past practice, or discontinue or withdraw any authorized service or voluntarily relinquish any Company License or institute any proceeding with respect to, or otherwise materially change, amend, or supplement any of its tariffs on file with the FCC or any State public service or public utilities commission, except as required by applicable Law;

(u) Except as expressly permitted by Section 6.8, the Company will not, and will not permit any Subsidiary of the Company to, approve or authorize any action to be submitted to the shareholders of the Company for approval that is intended or would reasonably be expected to, prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement;

(v) Neither the Company nor any of its Subsidiaries shall cause or knowingly permit any act, event or change which would reasonably be expected to have a Company Material Adverse Effect;

(w) Except for continuing to develop its video services business, neither the Company nor any of its Subsidiaries shall enter into any new line of business;

(x) Except for continuing to develop its video services business, neither the Company nor any of its Subsidiaries shall make any material change in the present operation, function or components of the network or operations of the Company or its Subsidiaries;

(y) Neither the Company nor any of its Subsidiaries shall effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any Subsidiary, without notifying the Parent or its Affiliates in advance and without complying with the notice requirements and other provisions of WARN;

(z) Neither the Company nor any of its Subsidiaries shall take any action or authorize the taking of any action that would directly or indirectly increase in any material respects the value, as reflected in the Financial Statements, of the assets of CTC Long Distance Services, LLC or CTC Video Services, LLC other than in the ordinary course of business consistent with past practice or otherwise as permitted by Section 6.6(r);

(aa) Neither the Company nor any of its Subsidiaries shall enter into or amend any agreement or arrangement of the type that would be required to be disclosed by the Company under Item 404 of Regulation S-K; and

(bb) Neither the Company nor any of its Subsidiaries shall authorize any, or commit or agree to do any of the things described in clauses (a) through (aa) or anything which (i) would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect as of the date hereof and as of the Effective Time, as if made on such date, except to the extent such representations and warranties expressly relate to a specific date (in which case such representations and warranties shall be true and correct as of such date) or (ii) except as expressly permitted in Section 6.8, would otherwise be reasonably likely to result in any of the conditions set forth in Sections 7.1 and 7.3 not being satisfied.

Section 6.7  Access to the Company’s Books and Records.

Upon reasonable notice, the Company shall afford the Parent and its representatives and representatives of all prospective sources of Financing reasonable access during normal business hours to its and its Subsidiaries’ officers, employees, accountants, consultants, representatives, plants, properties, contracts, commitments, books, records (including Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws, and shall use all reasonable best efforts to cause its representatives to furnish promptly to the Parent and its representatives such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries’ respective businesses and properties as Parent or its duly authorized representatives, as the case may be, may reasonably request; provided, however the Company may restrict the foregoing access to the extent that any Law requires the Company or any such Subsidiary to restrict access to any properties or information. The Company shall furnish to Parent (i) unaudited interim consolidated statements of operations of the Company and its Subsidiaries prepared on a basis consistent with past periods, in each case, as soon as practicable following the end of each fiscal month, but in any event no later than thirty (30) days following the end of such fiscal month and (ii) all statistical and financial reports regularly provided to management in the ordinary course of business consistent with past practice (in terms of frequency, timing and level of information), promptly following the time such reports are made available to Company management. Unless and until the Company otherwise agrees, the Parent will obtain appropriate undertakings from the representatives of all prospective sources of Financing to hold in confidence all confidential information and not use any confidential information except in connection with the transactions contemplated hereby and the Financing, all in accordance with that certain letter agreement dated April 4, 2007 by and between Parent and the Company, the terms of which are incorporated herein by reference (the “Confidentiality Agreement”). The Parties acknowledge that the Confidentiality Agreement shall remain in full force and effect until the Closing. No information obtained in any investigation pursuant to this Section 6.7 shall be deemed to modify any representation or warranty in Article 4.

Section 6.8  No Solicitation.

(a) The Company and its Subsidiaries shall not, nor shall they authorize or permit any of their respective directors, officers or employees to, and shall direct their respective investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”) retained by them not to, directly or indirectly through another Person, (i) take any action to solicit, initiate, induce or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, lead to or facilitate any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or afford access to the properties, books or records of the Company or any Subsidiary of the Company, or otherwise cooperate in any way with, any Person relating to or in connection with an Acquisition Proposal or otherwise knowingly facilitate any effort or attempt by any Person to make or implement an

Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Acquisition Proposal, (iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar document, agreement or commitment relating to, any Acquisition Proposal, (v) waive, amend, modify or grant any release under any standstill or similar agreement or confidentiality agreement relating to an Acquisition Proposal (other than the Confidentiality Agreement) to which the Company or any of its Subsidiaries is a party, or (vi) take any action to render the Rights issued pursuant to the term of the Rights Plan inapplicable to an Acquisition Proposal or the transactions contemplated thereby. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Subsidiary of the Company or any Representative of the Company or any Subsidiary of the Company shall be a breach of this Section 6.8(a) by the Company. The Company shall immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished.

Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Acquisition Proposal that the Board of Directors determines in good faith (after consultation with its outside counsel and its financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 6.8(a), the Company may, subject to prior compliance with Section 6.8(c), (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not materially more favorable to such Person than the confidentiality provisions of the Confidentiality Agreement, provided that all such information has previously been provided to the Parent and Merger Sub or is provided to the Parent and Merger Sub prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, if and only to the extent that (1) prior to taking such actions outlined in (x) and (y) above, the Company’s Board of Directors determines in good faith (after taking into account advice of outside counsel) that it is required to do so in order for the Board of Directors to comply with its fiduciary obligations to the Company’s shareholders under applicable Law, and (2) prior to providing any information to any Person or entering into discussions or negotiations with any Person, the Company’s Board of Directors notifies Parent promptly of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any Subsidiary of the Company or any of their respective Representatives indicating, in connection with such notice, the material terms and conditions of the Acquisition Proposal and the identity of the Person making such Acquisition Proposal. The Company agrees that it shall keep Parent reasonably informed, on a current basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Parent promptly of any determination by the Company’s Board of Directors that a Superior Proposal has been made. The Company and its Subsidiaries will immediately cease and cause their respective Representatives to cease any and all existing activities, discussions or negotiations regarding an Acquisition Proposal made prior to the date hereof, or which could reasonably be expected to lead to a Acquisition Proposal, with any parties previously contacted; provided that the Company may inform such parties that this Agreement has been entered into.

For purposes of this Agreement:

The term “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to: (A) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of either the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, reorganization or similar transaction involving the Company or any Subsidiary pursuant to which any Person or the shareholders of any Person would own 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement, or (D) any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors determines in its good faith judgment by resolution duly adopted (after consultation with its outside counsel and its financial advisor) to be more favorable to the shareholders of the Company from a financial point of view than the terms set forth in this Agreement (as the same may be amended or supplemented by Parent from time to time) and which the Board of Directors determines is reasonably capable of being consummated on the terms so proposed (taking into account all the terms and conditions of such proposal, all financial, legal, regulatory and other aspects of such proposal and this Agreement).

(b) The Board of Directors shall not (i) (A) withdraw (or amend or modify in a manner adverse to the Parent or Merger Sub), or publicly propose or resolve to withdraw (or amend or modify in a manner adverse to the Parent or Merger Sub), the adoption or recommendation by the Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) adopt or recommend, or propose publicly to adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement expressly permitted by in Section 6.8(a)) (an “Acquisition Agreement”).

Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to prior compliance with Section 6.8(c), the Board of Directors may (x) make a Company Adverse Recommendation Change or (y) cause the Company to terminate this Agreement pursuant to Section 8.1(g) if:

(1) an unsolicited Acquisition Proposal that the Board of Directors reasonably determines (after consultation with outside counsel and its financial advisors) constitutes a Superior Proposal was made after the date hereof and not withdrawn;

(2) the Board of Directors determines in good faith (after taking into account advice of outside counsel) that, in light of such Superior Proposal, the making of a Company Adverse Recommendation Change or termination this Agreement is required in order for the Board of Directors to comply with its fiduciary obligations to the Company’s shareholders under applicable Law;

(3) neither the Company, its Subsidiaries nor any of their respective Representatives shall have violated any of the restrictions set forth in Section 6.8 in any material respect;

(4) the Company delivers written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Board of Directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period), and after the fifth Business Day following delivery of the Notice of Superior Proposal to Parent the Board of Directors continues to determine in good faith that the Company Acquisition Proposal constitutes a Company Superior Proposal; and

(5) in the event of termination of this Agreement (A) the Company pays to Parent the amount specified in Section 8.6 at or prior to such termination and (B) the Company enters into an Acquisition Agreement to effect the Superior Proposal concurrent with such termination.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.8, the Company shall promptly advise the Parent and Merger Sub in writing of any Acquisition Proposal or any request for material nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person related to or in connection with an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, identifying the material terms and conditions of any such Acquisition Proposal or request (including any material changes thereto) and the identity of the Person making any such Acquisition Proposal or request. The Company shall keep the Parent and Merger Sub informed in all material respects of the status and details (including any material change to the terms thereof) of any Acquisition Proposal.

(d) Nothing contained in this Section 6.8 shall prohibit the Company from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14a-9 under the Exchange Act or (y) making any disclosure to the shareholders of the Company that is required by applicable Law, if, in each case, in the good faith judgment of the Board of Directors, with the advice of outside counsel, making such disclosure to the Company’s shareholders is required under applicable Law or under the rules of the NASDAQ National Stock Market System (“NASDAQ”); provided, however, that in no event shall the Company or its Board of Directors take, or agree or resolve to take, any action prohibited by Section 6.8(b) (it being understood that any accurate disclosure of factual information to the shareholders of the Company that is required to be made to such shareholders under applicable federal securities Laws shall not be considered a modification prohibited by clause (i)(A) of Section 6.8(b)).

Section 6.9  Indemnification and Insurance.

(a) For six years after the Effective Time, the Surviving Corporation and the Parent shall jointly and severally indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company and its Subsidiaries (each an “Indemnified Party”) against all reasonable costs and expenses (including reasonable attorney’s fees in accordance with this Section 6.9(a)), judgments, fines, losses, claims, damages, liabilities and settlement amounts relating to actions or omissions arising out of the Indemnified Party’s being a director, officer, fiduciary, employee or agent of the Company or one of its Subsidiaries at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under applicable Law, whether or not the Surviving Corporation is insured against any such matter. In the event of any such claim, action, suit, arbitration, proceeding or investigation (“Action”): (i) the Surviving Corporation shall pay, as incurred, the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, in advance of the final disposition of any such Action to the fullest extent permitted under applicable Law upon receipt of an undertaking to repay such amounts in the event it is determined that such person is not entitled to be indemnified under applicable Law, and (ii) the Surviving Corporation will provide reasonable cooperation in the defense of any such Action; provided, however, the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and provided further, that the Surviving Corporation shall not be obligated pursuant to this Section 6.9(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in a single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interest between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group (which counsel shall be reasonably acceptable to the Surviving Corporation). In the event of any Action, any Indemnified Party wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided, that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure). The Surviving Corporation and the Parent agree that the articles of incorporation of the Surviving Corporation will contain a provision to the effect that, to the fullest extent provided by the NCBCA, no former director of the Company shall be personally liable to the Company, its shareholders or otherwise for monetary damages for breaches of his or her duty as a director. Notwithstanding the foregoing, nothing contained in this Section 6.9 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer or director of the Surviving Corporation under North Carolina law, assuming for such purposes that the Surviving Corporation’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide for the maximum indemnification permitted by Law. The Parent shall cause the Surviving Corporation to maintain and the Surviving Corporation shall maintain in effect for a period of six (6) years after the Effective Time, directors’ and officers’ liability insurance with respect to matters occurring prior to the Effective Time covering the Indemnified Parties which insurance shall contain terms and conditions no less advantageous in any material respect to the Indemnified Parties than are contained in the Company’s directors’ and officers’ liability insurance polic y in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation or Parent be required to expend an amount in excess of $600,000 for such insurance, and, if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall use its reasonable best efforts to obtain a policy that in the reasonable opinion of Parent is the best available for such amount. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or, at the Parent’s option, the Parent shall assume the obligations set forth in this Section 6.9(a).

(b) The Board of Directors, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act of Company Common Stock, Restricted Shares, and of Company Share Options, in each case pursuant to the transactions contemplated hereby is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

Section 6.10  Payment of Expenses; Delisting.

(a) At Closing, all reasonable expenses of counsel to and the accountants for the Company shall be paid by the Surviving Corporation subject to receipt by Parent of invoices setting forth such expenses in reasonable detail.

(b) The Parent shall cause the Company Common Stock to be de-listed from the Nasdaq Global Market and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 6.11  Employee Benefits.

(a) During the period commencing with the Effective Time and ending on the first anniversary of the Effective Time, the Parent, Merger Sub and the Company agree that all employees and officers of the Company and its Subsidiaries who continue in employment with the Surviving Corporation or its Subsidiaries shall receive (i) the salary or wage level and bonus opportunity, to the extent applicable, not materially less favorable in the aggregate than that in effect on the date of this Agreement and disclosed to the Parent prior to the date hereof, and (ii) benefits, perquisites and other terms and conditions of employment that are not materially less favorable in the aggregate than the benefits, perquisites and other terms and conditions that they were entitled to receive on the date of this Agreement and listed in Item 4.14(a) of the Company Disclosure Schedule; provided that this Section 6.11(a) shall not be deemed to be a guarantee of employment to any employee or officer of the Company or its Subsidiaries or to impose any obligation on the Surviving Corporation or its Subsidiaries to continue the employment of any Person; provided, further, that until the first anniversary of the Effective Time, the Parent, Merger Sub and the Company agree to honor and keep in effect all severance (other than with respect to the Company’s Change in Control Severance Programs for Director Level Employees and Essential Personnel, which shall not be amended until the second anniversary of the Effective Time) and retention plans, practices and policies that are applicable to employees and officers of the Company and its Subsidiaries as of the date of this Agreement, the terms and conditions of which are set forth in reasonable detail on Item 6.11(a) of the Company Disclosure Schedule; and provided, further, that nothing contained in this Section 6.11, whether express or implied, shall be deemed to create an obligation of Parent or any of its Subsidiaries to pay or otherwise issue equity awards to any employee or officer of the Company or otherwise create a right for such individuals to receive equity awards from Parent or any of its Subsidiaries.

(b) Subject to Section 6.11(a), from and after the Effective Time, the Parent, Merger Sub and the Company shall continue to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee and officer of the Company and its Subsidiaries, and each former employee and officer of the Company and its Subsidiaries, as of the Effective Time arising under the terms of, or in connection with, any Company Benefit Plan in effect on the date hereof in accordance with the terms thereof; provided that nothing set forth in this Section 6.11 shall be deemed to limit or otherwise impair Parent’s ability to amend or terminate any Company Benefit Plan at any time without any obligation or liability, other than for benefits accrued prior to such amendment or termination or as required to be vested pursuant to applicable Law as a result of such amendment or termination.

(c) If the Closing occurs during the performance measurement period for the 2006-2007 long-term or 2007 annual incentive compensation program maintained by the Company and its Subsidiaries, or after the expiration of any such performance measurement period but prior to the payment of the incentive award for such period, the Parent, Merger Sub and the Company shall pay incentive awards under such programs in accordance with the following terms:

(i) The incentive award shall be paid solely in cash within two and one-half months after the originally scheduled expiration date for the performance measurement period.

(ii) The incentive award shall be equal to the greater of (A) the amount determined under the program based on the Company’s actual performance for the performance measurement period or (B) the amount of the target incentive award. For purposes of determining actual performance attainment level for the performance measurement period, the performance measurement date shall be the calendar month end closest to the Effective Time; provided, however that (i) the performance measurement date for the calculation of performance metrics based upon shareholder return shall be May 25, 2007 and (ii) the calculation of performance metrics based upon the Company’s earnings before interest, taxes and amortization, and operating cash flow shall be normalized to exclude direct, incremental expenses associated with the transactions contemplated by this Agreement and, provided, further, that the actual performance through such performance measurement date shall be compared to the budget or long-term objective through such date. Notwithstanding the foregoing, the performance measurement date for the calculation of performance metrics based upon video customer statistics shall be the calendar month end closest to the date hereof.

(iii) If an employee is terminated without “cause” or resigns with “good reason” (as such terms are defined in the severance agreement or program applicable to the employee), the employee will receive an incentive award (at the same time as other active employees are paid) prorated for the portion of the performance measurement period that such employee was in active service with the Company and its Subsidiaries.

(d) The Parent and its Affiliates shall recognize the service of employees with the Company and its Subsidiaries prior to the Closing as service with Parent and its Affiliates in connection with any 401(k) savings plan and welfare benefit plan or policy (including vacations and severance policies) maintained by Parent or one of its Affiliates which is made available following the Effective Time by Parent or one of its Affiliates for purposes of satisfying or determining any waiting period, vesting, eligibility or benefit entitlement (but excluding benefit accruals thereunder); provided that nothing in this Section 6.11(d) shall create a right for any employee or officer of the Company and its Subsidiaries to participate in or receive benefits under any of Parent or any of its Subsidiaries’ severance and retention plans, practices and policies until Parent’s obligation to honor the Company’s severance and retention plans, practices and policies pursuant to Section 6.11(a) has expired.

(e) The Parent and its Affiliates shall use commercially reasonable efforts to (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to employees of the Company and its Subsidiaries under any group health plan (as defined in Section 4980B of the Code) which is made available to such employees following the Effective Time by Parent or one of its Affiliates, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employees participated immediately prior to the Effective Time and (ii) provide credit to employees of the Company and its Subsidiaries for any co-payments, deductibles and out-of-pocket expenses paid by such employees under any group health plan (as defined in Section 4980B of the Code) of the Company and its Subsidiaries during the portion of the relevant plan year including the Effective Time for purposes of any applicable co-payments, deductibles and out-of-pocket expense requirements under any such group health plan of Parent or any of its Affiliates.

(f) The provisions of this Section 6.11 shall not operate to require Parent to duplicate any payments or benefits payable pursuant to any compensation or benefits plans, policies, programs, agreements or other arrangements of the Company and its Subsidiaries.

ARTICLE 7

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions unless waived in accordance with Section 8.4:

(a) The Company Shareholder Approval shall have been obtained;

(b) Any applicable waiting period under the HSR Act shall have expired or early termination shall have been granted;

(c) There shall be no injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction in effect prohibiting the consummation of the transactions contemplated by this Agreement as provided herein; and

(d) The material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, Governmental Entities set forth on Item 7.1(d) of the Company Disclosure Schedule shall have been obtained or made.

Section 7.2  Conditions to Obligations of the Company to Effect the Merger.

The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived by the Company:

(a) The representations and warranties of Merger Sub and the Parent set forth in Article 5 of this Agreement and in any certificate delivered by Merger Sub or the Parent pursuant to this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Parent Material Adverse Effect or any similar standard or qualification), shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all qualifications and exceptions contained therein regarding materiality or a Parent Material Adverse Effect or any similar standard or qualification), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, and the Company shall have received a certificate from each of Merger Sub and the Parent signed by its respective President, in its capacity as an officer of Parent or Merger Sub, as applicable, and not in its individual capacity, to that effect; and

(b) Merger Sub and the Parent shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with hereunder by it at or prior to the Effective Time and the Parent shall have received a certificate from each of Merger Sub and the Parent signed by its respective President, in its capacity as an officer of Parent or Merger Sub, as applicable, and not in its individual capacity, to that effect.

Section 7.3  Conditions to Obligations of the Parent and Merger Sub to Effect the Merger.

The obligations of Merger Sub and the Parent to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived by Merger Sub or the Parent:

(a) (i) The representations and warranties of the Company set forth in Article 4 of this Agreement (other than the representations and warranties set forth in Sections 4.2(b), 4.3(a), 4.3(c), 4.4(a), 4.5, 4.12, 4.16, 4.17 and the first and last sentences of Section 4.3(b)) and in any certificate delivered by the Company pursuant to this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Company Material Adverse Effect or any similar standard or qualification), shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of that time (except for representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all qualifications and exceptions contained therein regarding materiality or a Company Material Adverse Effect or any similar standard or qualification), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties contained in Sections 4.2(b), 4.3(a), 4.3(c), 4.4(a), 4.5, 4.12, 4.16, 4.17 and the first and last sentences of Section 4.3(b) shall be true and correct in all respects when made and as of the Effective Time, and (iii) the Parent shall have received a certificate of the Company signed by the Chairman, President, the Chief Financial Officer or a Vice President of the Company, in his/her capacity as an officer of the Company and not in effect that the conditions set forth in this Section 7.3(a) have been satisfied;

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with hereunder by it at or prior to the Effective Time and the Parent shall have received a certificate, dated as of the Effective Time, of the Company signed by the Chairman, President, the Chief Financial Officer or a Vice President of the Company, in his/her capacity as an officer of the Company and not in his/her individual capacity to that effect;

(c) No applicable Law shall have been adopted, promulgated or issued prohibiting the consummation of the transactions contemplated by this Agreement as provided herein; and

(d) Each of the approvals set forth on Item 7.1(d) of the Company Disclosure Schedule shall have been obtained and become final and non-appealable (except in the case of FCC approvals, no finality of approval shall be required), or any applicable waiting period shall have expired, in each case without the imposition of any condition that Parent would not be required to agree to pursuant to Section 6.4(d).

ARTICLE 8

TERMINATION; NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS; WAIVER AND AMENDMENT

Section 8.1  Termination.

This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by:

(a) Mutual written consent of the parties hereto, which consent shall be effected by action of the Board of Directors of each such party;

(b) The Parent, by giving written notice to the Company at any time prior to the Effective Time if the Closing shall not have occurred on or before December 31, 2007 (the “Termination Date”) by reason of the failure of any condition precedent under Section 7.1 or 7.3 hereof (unless the failure results primarily from the Parent breaching any of its representations, warranties, or covenants contained in this Agreement);

(c) The Company, by giving written notice to Parent at any time prior to the Effective Time if the Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under Sections 7.1 or 7.2 hereof (unless the failure results primarily from the Company breaching any of its representation, warranty, or covenant contained in this Agreement);

(d) The Company, if a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 7.2 not to be satisfied, and such condition shall be incapable of being satisfied by the Termination Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination;

(e) The Parent, if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 7.3 not to be satisfied and such condition shall be incapable of being satisfied by the Termination Date, provided that the Parent shall have given Company written notice, delivered at least thirty (30) days prior to such termination, stating the Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination;

(f) The Parent if: (i) the Board of Directors shall have failed to include in the Proxy Statement the Board Recommendation or a Company Adverse Recommendation Change shall otherwise have occurred; (ii) the Company fails to file the Preliminary Proxy Statement within seventy-five (75) days after the date hereof; or (iii) the Company fails to call and hold the Special Meeting within sixty (60) days after the Preliminary Proxy Statement is cleared by the SEC;

(g) The Company, in accordance with the terms and subject to the conditions of Section 6.8(b);

(h) The Company or the Parent, by written notice to the other, if upon a vote at the Special Meeting (including any postponement or adjournment thereof), the Company Shareholder Approval shall not have been obtained;

(i) The Parent, if applicable Law shall have been adopted, promulgated or issued prohibiting the consummation of the transactions contemplated by this Agreement as provided herein; or

(j) The Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement as provided herein and such order, decree, ruling or other action shall have become final and nonappealable.

Any action to be taken to terminate this Agreement under this Section 8.1 shall be taken by, or pursuant to authority granted by, the boards of directors of the Company or the Parent, as applicable.

Section 8.2  Non-Survival of Representations, Warranties and Covenants.

The respective representations and warranties of the Company and the Parent contained herein or in any certificate delivered pursuant hereto shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter neither Surviving Corporation nor the Company or the Parent shall be under any liability whatsoever with respect to any such representation or warranty. No officer, director or employee of any Party shall be under any liability whatsoever with respect to any representation or warranty, except for liability arising from fraud. This Section 8.2 shall have no effect upon any other covenant or agreement of the Parties hereto, whether to be performed before or after the consummation of the Merger. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.

Section 8.3  Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto; provided, however, that after the Company Shareholder Approval is obtained, no amendment shall be made that by Law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval.

Section 8.4  Waiver.

At any time prior to the Effective Time, whether before or after the Special Meeting, any Party hereto, by action taken by its board of directors or a committee thereof, may (i) extend the time for the performance of any of the obligations or other acts of any other Party hereto or (ii) subject to the proviso contained in Section 8.3, waive compliance with any of the agreements of any other Party or with any conditions (other than those appearing in Section 7.1(a) and (b)) to its own obligations. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer, and, in the case of the Company, authorized by the Board of Directors. Notwithstanding the foregoing, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 8.5  Effect of Termination.

In the event of the termination of this Agreement under Section 8.1, this Agreement shall thereafter become void and have no effect and no Party hereto shall have any liability to any other Party hereto or its shareholders or directors or officers in respect thereof, except that (i) the confidentiality provisions of Section 6.7 and the Confidentiality Agreement, and Section 8.5, Section 8.6 and Article 9 shall survive any such termination if such obligations arose at or before the time of such termination and (ii) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach by such party of this Agreement.

Section 8.6  Certain Payments.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(g) or by the Parent pursuant to Section 8.1(f), the Company shall pay the Parent a termination fee of $19,000,000 (the “Company Breakup Fee”).

(b) In the event that (i) at any time after the date of this Agreement an Acquisition Proposal shall have been made known to the shareholders of the Company or publicly disclosed; (ii) this Agreement is terminated by the Parent or the Company pursuant to Sections 8.1(e), or 8.1(h); and (iii) within twelve (12) months after this termination, the Company or any of its Subsidiaries enters into an agreement in respect of any Acquisition Proposal or a transaction pursuant to which any Acquisition Proposal is consummated, then the Company shall pay to the Parent the Company Breakup Fee. Solely for purposes of this Section 8.6(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.8, except that all references to “15%” shall be changed to “35%.”

(c) The payment of the Company Breakup Fee by the Company to the Parent as set forth in Section 8.6(a) or Section 8.6(b) above shall represent the sole and exclusive remedy at Law or in equity to which the Parent and its officers, directors, representatives and Affiliates shall be entitled in the event this Agreement shall be terminated in the circumstances contemplated therein. Such payment shall be made without duplication. Accordingly, the Parent shall not be entitled to the Company Breakup Fee in more than one instance.

(d) Payment of the Company Breakup Fee shall be made on the same date the event triggering such payment occurs and shall be made by wire transfer of immediately available funds to an account designated in writing to the Company by the Parent.

(e) By agreeing to the liquidated damages provided for in this Section 8.6 the Company hereto acknowledges that (i) such liquidated damages are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and (ii) such liquidated damages are necessary because actual damages arising from the loss of opportunity would not be determinable with any degree of certainty. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE 9

GENERAL AGREEMENTS

Section 9.1  Notice.

All notices, requests and other communications to any Party shall be in writing (including telecopy or similar writing) and shall be given,

(a) If to Parent:

Windstream Corporation
4001 Rodney Parham Road
Little Rock, AR 72212
Attention: Chief Financial Officer
Facsimile: 501-748-7400

with a copy to:

Windstream Corporation
4001 Rodney Parham Road
Little Rock, AR 72212
Attention: General Counsel
Facsimile: 501-748-7400

(b) If to the Company, to:

CT Communications, Inc.
1000 Progress Place, NE
Concord, North Carolina 28025
Attention: David H. Armistead, General Counsel
Facsimile No. (704)722-2558

with copies to:

Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202
Attention: Stephen D. Hope
Facsimile No. (704) 378-2036

or to such other address or telecopier number as such Party may hereafter specify for the purpose of notice to the other Parties. Any such notice, request or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a Business Day or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following Business Day); provided that if notice or other communication is given by telecopy, such notice or communication shall also be given by certified mail or by overnight courier.

Section 9.2  Entire Agreement.

This Agreement (including the schedules, documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 9.3  Parties in Interest.

Except for the provisions of Section 6.9, this Agreement is not intended to and shall not confer upon any Person other than the Parties hereto any rights, benefits or remedies hereunder.

Section 9.4  Publicity.

The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parent and the Company. Thereafter, neither the Company nor the Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other transactions contemplated thereby or hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (i) as may be required by Law or by any applicable listing agreement with a national securities exchange or The Nasdaq Global Market as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party) and (ii) each of the Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by the Parent and the Company (or individually, if approved by the other Party).

Section 9.5  Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6  Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto.

Section 9.7  Governing Law.

This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal Laws of the State of North Carolina, without giving effect to the principles of conflict of laws thereof, except the Laws of the state of incorporation of a Party shall govern its internal corporate affairs.

Section 9.8  Costs and Expenses.

Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 9.9  Counterparts; Effectiveness.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.10  Specific Performance.

The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at Law or equity.

Section 9.11  Assignments.

No Party shall assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any assignment in violation of the foregoing shall be null and void.

Section 9.12  Jurisdiction.

Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court in the State of Delaware or any state court in the State of Delaware and each of the Parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each Party agrees that service of process on it by notice as provided in Section 9.1 shall be deemed effective service of process.

Section 9.13  Severability.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Merger is consummated to the extent possible.

Section 9.14  WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUBSIDIARY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the date first above written.

CT Communications, Inc.,
a North Carolina corporation

By:	/s/ Michael R. Coltrane
Name: Michael R. Coltrane

Title:	Chairman, President

Windstream Marlin, Inc.
a North Carolina corporation

By:	/s/ Jeffery R. Gardner
Name: Jeffery R. Gardner

Title:	President and Chief Executive Officer

Windstream Corporation,
a Delaware corporation

By:	/s/ Jeffery R. Gardner
Name: Jeffery R. Gardner

Title:	President and Chief Executive Officer

Annex B

Raymond James

May 25, 2007

Board of Directors
CT Communications, Inc.
1000 Progress Place NE
Concord, NC 28026-0227

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding common stock, par value $0.00 (the “Common Stock”) of CT Communications, Inc. (“CT Communications”, or the “Company”) of the consideration proposed to be received by such holders in connection with the proposed merger (the “Merger”) of Windstream Marlin, Inc (“Acquisition Sub”), a wholly-owned subsidiary of Windstream Corporation (“Buyer”) with and into the Company pursuant and subject to the draft Agreement and Plan of Merger by and among the Company, Acquisition Sub and Buyer dated as of May 25, 2007 (the “Agreement”). Under, and subject to, the terms of the Agreement, the consideration to be paid by Buyer in exchange for all the outstanding Common Stock of the Company will be $31.50 per share.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the Agreement;

2.	reviewed the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2006 and the Company’s Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2007;

3.	reviewed other Company financial and operating information requested from and/or provided by the Company;

4.	reviewed certain other publicly available information on the Company;

5.	reviewed and discussed with senior management of the Company the historical and anticipated future financial performance of the Company, including the review of forecasts prepared by senior management of the Company;

6.	reviewed the reported price and trading activity for the shares of the Company Common Stock;

7.	compared financial and stock market information for the Company with similar information for other companies with publicly traded securities;

8.	reviewed the financial terms of certain recent business combinations in the telecommunications industry; and

9.	performed other such analyses and studies, and considered such other factors, as Raymond James considered appropriate.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Buyer or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed, with your consent, that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final forms of the Agreement will be substantially similar to the draft provided to us, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver or modification of any material term and any regulatory or third party consent is obtained without limitation or restriction that would be material.

B-1

Board of Directors
CT Communications, Inc.
May 25, 2007

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of May 25, 2007 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Merger to the Shareholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenue, EBITDA, levered free cash flow, and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and the Buyer for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of May 25, 2007, the consideration to be received by the shareholders of the Company pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company’s outstanding Common Stock.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

B-2

FOLD AND DETACH HERE
COMMON STOCK
This Proxy is Solicited on Behalf of the Board of Directors of
CT COMMUNICATIONS, INC.
Special Meeting of Shareholders, _________, 2007
     KNOW ALL MEN BY THESE PRESENT, that the undersigned shareholder of CT COMMUNICATIONS, INC., a North Carolina corporation (the “Company”), hereby constitutes and appoints James E. Hausman, Michael R. Nash and Matthew J. Dowd attorneys and proxies with full power of substitution, for and on behalf of the undersigned to act and vote as indicated below, according to the number of shares of the Company’s Common Stock held of record by the undersigned on _________, 2007, and as fully as the undersigned would be entitled to act and vote if personally present at the Special Meeting of Shareholders to be held at 1000 Progress Place, NE, Concord, North Carolina, at 9:00 a.m., local time, _________, 2007, and any adjournment or postponement thereof (the “Special Meeting”), as follows:

Proposal No. 1	Approve the merger agreement by and among the Company, Windstream Corporation and Winstream Marlin, Inc.
☐ FOR            ☐ AGAINST            ☐ ABSTAIN

Proposal No. 2	The adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.
☐ FOR            ☐ AGAINST            ☐ ABSTAIN

Proposal No. 3	Consider and take action upon any other matters that may properly come before the meeting or any adjournment thereof.

FOLD AND DETACH HERE
     The undersigned hereby ratifies and confirms all that said attorneys and proxies or any of them lawfully do or cause to be done by virtue hereof. A majority of said attorneys and proxies who shall be present and acting as such at the Special Meeting or any adjournment or postponement thereof, or if only one such attorney and proxy be present and acting, then that one, shall have and may exercise all powers hereby conferred.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders, dated _________, 2007, and the proxy materials furnished therewith.

Dated this ___ day of _________, 2007.

___________________________(SEAL)

___________________________(SEAL)

NOTE: Signature should agree with name on stock certificate as printed on this proxy card. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. THANK YOU.